SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Broadcom Corporation
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BROADCOM CORPORATION

5300 California Avenue

Irvine, California 92617-3038

March 30, 2012

Dear Fellow Shareholder:

You are cordially invited to attend our 2012 Annual Meeting of Shareholders, which will be held at Broadcom’s corporate headquarters, 5300 California Avenue, Irvine, California, at 10:00 a.m. local time, on Tuesday, May 15, 2012. The formal meeting notice and proxy statement are attached.

At this year’s Annual Meeting, shareholders will be asked to elect nine directors to serve for the coming year, approve an amendment and restatement of our 1998 Employee Stock Purchase Plan, approve our 2012 Stock Incentive Plan, and ratify the appointment of KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2012.

This year we are again using the Internet as our primary means of furnishing proxy materials to our shareholders. Accordingly, most shareholders will not receive paper copies of our proxy materials. We will instead send our shareholders a notice with instructions for accessing the proxy materials and voting electronically over the Internet or by telephone. The notice also provides information on how shareholders may request paper copies of our proxy materials. We believe electronic delivery of our proxy materials and annual report will help us reduce the environmental impact and costs of printing and distributing paper copies and improve the speed and efficiency by which our shareholders can access these materials.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting and we urge you to vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote electronically over the Internet or by telephone, or if you receive a proxy card or voting instruction form in the mail, by mailing the completed proxy card or voting instruction form. Timely voting by any of these methods will ensure your representation at the Annual Meeting.

We look forward to seeing you on May 15th.

Sincerely,

Scott A. McGregor

President and Chief Executive Officer

BROADCOM CORPORATION

NOTICE OF THE 2012 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 15, 2012

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Shareholders of Broadcom Corporation, a California corporation, will be held at our corporate headquarters, 5300 California Avenue, Irvine, California, at 10:00 a.m. local time, on May 15, 2012, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect the following persons to serve on our Board of Directors until the next annual meeting of shareholders and/or until their successors are duly elected and qualified: Robert J. Finocchio, Jr., Nancy H. Handel, Eddy W. Hartenstein, Maria M. Klawe, Ph.D., John E. Major, Scott A. McGregor, William T. Morrow, Henry Samueli, Ph.D., and Robert E. Switz.

2.	To approve an amendment and restatement of the Broadcom Corporation 1998 Employee Stock Purchase Plan, as previously amended and restated, that would extend the term of the plan through May 15, 2022, and effect various technical revisions and improvements.

3.	To approve the adoption of the Broadcom Corporation 2012 Stock Incentive Plan.

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012.

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

All shareholders of record at the close of business on March 19, 2012 are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof.

We cordially invite all shareholders to attend the Annual Meeting in person. Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. As an alternative to voting in person at the Annual Meeting, you can vote your shares electronically over the Internet or by telephone, or if you receive a proxy card or voting instruction form in the mail, by mailing the completed proxy card or voting instruction form. For detailed information regarding voting instructions, please refer to the section entitled “How do I vote?” on page 2 of the Proxy Statement.

For admission to the Annual Meeting, each shareholder will be asked to present valid picture identification, such as a driver’s license or passport, and proof of ownership of our common stock as of the record date, such as a brokerage statement, proxy card or voting instruction form reflecting stock ownership.

BY ORDER OF THE BOARD OF DIRECTORS

Irvine, California	Arthur Chong
March 30, 2012	Executive Vice President,
General Counsel and Secretary

INTERNET AVAILABILITY OF PROXY MATERIALS

THIS YEAR WE ARE AGAIN USING THE INTERNET AS OUR PRIMARY MEANS OF FURNISHING PROXY MATERIALS TO OUR SHAREHOLDERS. CONSEQUENTLY, MOST SHAREHOLDERS WILL NOT RECEIVE PAPER COPIES OF OUR PROXY MATERIALS. WE WILL INSTEAD SEND OUR SHAREHOLDERS A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS WITH INSTRUCTIONS FOR ACCESSING OVER THE INTERNET THE PROXY MATERIALS, INCLUDING OUR PROXY STATEMENT AND ANNUAL REPORT, AND VOTING ELECTRONICALLY OVER THE INTERNET. THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS ALSO PROVIDES INFORMATION ON HOW SHAREHOLDERS MAY OBTAIN PAPER COPIES OF OUR PROXY MATERIALS IF THEY SO CHOOSE. WE BELIEVE ELECTRONIC DELIVERY OF OUR PROXY MATERIALS AND ANNUAL REPORT WILL HELP BROADCOM REDUCE THE ENVIRONMENTAL IMPACT AND COSTS OF PRINTING AND DISTRIBUTING PAPER COPIES AND IMPROVE THE SPEED AND EFFICIENCY BY WHICH YOU CAN ACCESS THESE MATERIALS. IF YOU PREVIOUSLY ELECTED TO RECEIVE OUR PROXY MATERIALS ELECTRONICALLY, THESE MATERIALS WILL CONTINUE TO BE SENT VIA EMAIL UNLESS YOU CHANGE YOUR ELECTION.

Broadcom®, the pulse logo, Connecting everything® and the Connecting everything logo are among the trademarks of Broadcom Corporation in the United States, certain other countries and/or the EU. Any other trademarks or trade names mentioned are the property of their respective owners.

©2012 Broadcom Corporation. All rights reserved.	This proxy statement is printed on recycled paper.

BROADCOM CORPORATION

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS

MAY 15, 2012

*	These items are not considered proxy solicitation materials and are not deemed filed with the U.S. Securities and Exchange Commission (SEC).

†	Appendices A and B have been filed with the SEC but are not printed as part of the proxy solicitation materials. Any shareholder who wishes to obtain a copy of an appendix may do so free of charge from the SEC’S website at www.sec.gov or from our website at www.broadcom.com/investors or by writing to Investor Relations, Broadcom Corporation, P.O. Box 57013, Irvine, California 92619-7013.

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS

MAY 15, 2012

The enclosed proxy is solicited on behalf of the Board of Directors of Broadcom Corporation, a California corporation, for use at our 2012 Annual Meeting of Shareholders to be held on May 15, 2012 and at any adjournment(s) or postponement(s) thereof, referred to in this proxy statement as the Annual Meeting. The Annual Meeting will be held at 10:00 a.m. local time at Broadcom’s corporate headquarters, 5300 California Avenue, Irvine, California. Directions to attend the meeting can be found on our website at www.broadcom.com/investors. The proxy solicitation materials were first sent on or about March 30, 2012 to all shareholders entitled to vote at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE 2012 SHAREHOLDER MEETING TO BE HELD ON MAY 15, 2012

This proxy statement and our 2011 annual report to shareholders are available on our website address at www.broadcom.com/investors. This website address contains the following documents: the notice of the annual meeting, this proxy statement and a proxy card sample, and the 2011 annual report to shareholders. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At this year’s Annual Meeting, shareholders will be asked to elect nine directors, approve an amendment and restatement of our 1998 Employee Stock Purchase Plan, approve our 2012 Stock Incentive Plan, ratify the appointment of KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2012, and to transact any other business that may properly come before the meeting. The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the preceding notice and are described in more detail in this proxy statement.

Who is entitled to vote?

To be able to vote, you must have been a shareholder on March 19, 2012, the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the record date, 497,908,679 shares of our Class A common stock, par value $0.0001 per share, and 52,635,253 shares of our Class B common stock, par value $0.0001 per share, were issued and outstanding. No shares of our preferred stock, par value $0.0001 per share, were outstanding on the record date. The Class A common stock and the Class B common stock are collectively referred to in this proxy statement as the common stock.

Our stock transfer books will remain open between the record date and the date of the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at our corporate headquarters.

How many votes do I have?

Holders of our common stock will vote at the Annual Meeting as a single class on all matters. Each holder of Class A common stock is entitled to one vote per share held, and each holder of Class B common stock is entitled to ten votes per share held. As a result, a total of 1,024,261,209 votes may be cast on each matter at the Annual Meeting.

What is a quorum?

For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, either in person or by proxy, of holders of shares of our outstanding common stock entitled to vote and representing at least a majority of our outstanding voting power will constitute a quorum for the transaction of business. Accordingly, shares representing 512,130,605 votes must be present in person or by proxy at the Annual Meeting to constitute a quorum. Abstentions and “broker non-votes” will be counted for the purpose of determining whether a quorum is present for the transaction of business.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What is a broker non-vote?

The term broker non-vote refers to shares held by a brokerage firm or other nominee (for the benefit of its client) that are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary authority to vote on that proposal. Brokers and nominees do not have discretionary voting authority on the election of directors, proposals concerning adoption of and modifications to stock incentive plans and on certain non-routine matters, and accordingly may not vote on such matters absent instructions from the beneficial holder. If you hold your shares in “street name” or through a broker it is important that you give your broker your voting instructions.

What vote is required for each item?

For Proposal One, the nine nominees receiving the highest number of affirmative votes of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class, present or represented by proxy and entitled to vote, will be elected as directors to serve until the next annual meeting of shareholders and/or until their successors are duly elected and qualified. The election of directors is not a matter on which a broker or other nominee is empowered to vote and therefore there may be broker non-votes on Proposal One; however, broker non-votes and abstentions will have no effect on the outcome of the election of candidates for director. Should any nominee(s) become unavailable to serve before the Annual Meeting, the proxies will be voted by the proxy holders for such other person(s) as may be designated by our Board of Directors or for such lesser number of nominees as may be prescribed by the Board of Directors. Votes cast for the election of any nominee who has become unavailable will be disregarded.

Approval of Proposals Two, Three and Four requires a vote that satisfies two criteria: (i) the affirmative vote must constitute a majority of the voting power present or represented by proxy and voting, and (ii) the affirmative vote must constitute a majority of the voting power required to constitute the quorum. For purposes of these proposals, abstentions and broker non-votes will not affect the outcome under clause (i), which recognizes only actual votes cast. However, abstentions and broker non-votes will affect the outcome under clause (ii) if the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the voting power required to constitute a quorum. Since proposals concerning adoption of or modifications to stock incentive plans are not matters on which brokers are empowered to vote without instructions, there may be broker non-votes on Proposals Two and Three. In contrast, the ratification of the appointment of the independent registered public accounting firm for 2012 is a matter on which a broker or other nominee generally has discretionary authority to vote. Accordingly, no broker non-votes are expected to exist with respect to Proposal Four.

How do I vote?

If you are a “registered holder,” that is, your shares are registered in your own name through our transfer agent, and you are viewing this proxy over the Internet you may vote electronically over the Internet. For those shareholders who receive a paper proxy in the mail, you may also vote electronically over the Internet or by telephone or by completing and mailing the proxy card provided. The website identified in our Notice of Internet Availability of Proxy Materials provides specific instructions on how to vote electronically over the Internet. Those shareholders who receive a paper proxy by mail, and who elect to vote by mail, should complete and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials.

If your shares are held in “street name,” that is, your shares are held in the name of a brokerage firm, bank or other nominee, you will receive instructions from the brokerage firm, bank or other nominee, as your record holder, that must be followed for your record holder to vote your shares per your instructions. Your broker will be sending you a Notice of Internet Availability of Proxy Materials which contains instructions on how to access the website to vote your shares electronically over the Internet or by telephone. If, however, you have elected to receive paper copies of our proxy materials from your brokerage firm, bank or other nominee, you will receive a voting instruction form. Please complete and return the enclosed voting instruction form in the addressed, postage paid envelope provided.

Shareholders who have previously elected to access our proxy materials and annual report electronically over the Internet will continue to receive an email, referred to in this proxy statement as an email notice, with information on how to access the proxy materials and voting instructions.

Only proxy cards and voting instruction forms that have been signed, dated and timely returned and only shares that have been timely voted electronically or by telephone will be counted in the quorum and voted. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time, Monday, May 14, 2012.

Shareholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

You may also vote your shares in person at the Annual Meeting. If you are a registered holder, you may request a ballot at the Annual Meeting. If your shares are held in street name and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from the record holder (e.g., your broker) and bring it with you to the Annual Meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What if I receive more than one Notice of Internet Availability of Proxy Materials, email notice, proxy card or voting instruction form?

If you receive more than one Notice of Internet Availability of Proxy Materials, email notice, proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please vote your shares held in each account to ensure that all of your shares will be voted.

Who will count the votes and how will my vote(s) be counted?

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

If your proxy is properly submitted, the shares represented thereby will be voted at the Annual Meeting in accordance with your instructions. If you are a registered holder and you do not specify how the shares represented thereby are to be voted, your shares will be voted (i) FOR the election of each of the nine nominees to our Board of Directors listed in the proxy, (ii) FOR the approval of Proposal Two, the amendment and restatement of our 1998 Employee Stock Purchase Plan, (iii) FOR the approval of Proposal Three, the adoption of the 2012 Stock Incentive Plan (iv) FOR the approval of Proposal Four, ratification of KPMG LLP as our independent registered public accounting firm, and (v) in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) of the Annual Meeting, as well as any procedural matters. If your shares are held in street name and you do not specify how the shares represented thereby are to be voted, your broker may exercise its discretionary authority to vote on Proposal Four.

Can I change my vote after I have voted?

If your shares are registered in your name, you may revoke or change your vote at any time before the Annual Meeting by voting again electronically over the Internet or telephone, or by filing a notice of revocation or another proxy card with a later date with our Secretary at Broadcom Corporation, P.O. Box 55005, Irvine, California 92619-5005. If you are a registered shareholder and attend the Annual Meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted. If your shares are held in street name, you should contact the record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting; please note that if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder.

How and when may I submit a shareholder proposal for the 2013 Annual Meeting of Shareholders?

In the event that a shareholder desires to have a proposal considered for presentation at the 2013 Annual Meeting of Shareholders, and included in our proxy statement and form of proxy card used in connection with that meeting, the proposal must be forwarded in writing to our Secretary so that it is received no later than November 30, 2012. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the Exchange Act.

Our bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for shareholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice in writing to our Secretary not less than sixty days and not more than ninety days prior to the first anniversary of the date on which the notice of the prior year’s annual meeting of shareholders was first mailed. To be timely for the 2013 Annual Meeting of Shareholders, a shareholder’s notice must be received by our Secretary between December 30, 2012 and January 29, 2013. The notice must comply with all of the requirements set forth in our bylaws.

The proxy solicited by our Board of Directors for the 2013 Annual Meeting of Shareholders will confer discretionary authority to vote on (i) any nominee or proposal presented by a shareholder at the meeting for which Broadcom has not been properly provided with notice between December 30, 2012 and January 29, 2013, and (ii) any proposal made in accordance with our bylaw provisions, if the 2013 proxy statement briefly describes the nature of the matter and how management’s proxy holders intend to vote on it, provided that the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act.

To forward any shareholder proposals or notices of proposals or to receive a copy of our bylaws write to the Secretary at Broadcom Corporation, P.O. Box 55005, Irvine, California 92619-5005.

Who will bear the cost of soliciting proxies?

We will bear the entire cost of the solicitation of proxies for the Annual Meeting, including the preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy card and any additional solicitation materials furnished to shareholders. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. We may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies may be supplemented by solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers or employees, and we will reimburse any reasonable expenses incurred for that purpose. No additional compensation will be paid to those individuals for any such services.

CORPORATE GOVERNANCE AND BOARD MATTERS

Our Board of Directors, referred to in this proxy statement as the Board, currently consists of ten members: Robert J. Finocchio, Jr., Nancy H. Handel, Eddy W. Hartenstein, Maria M. Klawe, Ph.D., John E. Major (Chairman of the Board), Scott A. McGregor, William T. Morrow, Henry Samueli, Ph.D., John A.C. Swainson and Robert E. Switz. Mr. Swainson will not be standing for re-election at the Annual Meeting.

The Board believes that good corporate governance is paramount to ensure that Broadcom is managed for the long-term benefit of our shareholders. The Board and management have undertaken a comprehensive and continuous effort to regularly review and enhance our governance policies and practices. In conducting this review, we look to suggestions by various authorities on corporate governance, the practices of other public companies, the provisions of applicable corporate governance-related legislation, various new and proposed rules of the Securities and Exchange Commission, referred to in this proxy statement as the SEC, and the listing standards of The NASDAQ Stock Market®, referred to in this proxy statement as NASDAQ.

Our Board has Corporate Governance Guidelines that guide its actions with respect to, among other things, the composition of the Board and its decision-making processes, Board meetings and the involvement of management, the Board’s standing committees and procedures for appointing members of the committees, and its performance evaluation for our Chief Executive Officer. In addition, the Board has adopted a Code of Ethics and Corporate Conduct, referred to in this proxy statement as the Code of Ethics, and a Conflicts of Interest Policy that applies to all of our employees, directors and officers. The Code of Ethics, as applied to our principal executive officer, principal financial officer and principal accounting officer, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and is our “code of conduct” within the meaning of the listing standards of NASDAQ. You may view our Code of Ethics and our Corporate Governance Guidelines on our website at www.broadcom.com/investors or request copies of these documents, which will be provided free of charge, by writing to Investor Relations, Broadcom Corporation, P.O. Box 57013, Irvine, California 92619-7013. We intend to disclose any future amendments to certain provisions of our Code of Ethics, and any waivers of provisions of the Code of Ethics required to be disclosed under the rules of the SEC or listing standards of NASDAQ, at the same location on our website.

Director Independence

Our Corporate Governance Guidelines provide that a majority of the Board and all members of the Audit, Compensation and Nominating & Corporate Governance Committees of the Board will be independent. On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with Broadcom in which a director or executive officer, or any member of his or her immediate family, has a direct or indirect interest. Following completion of these questionnaires, the Board, with the assistance of the Nominating & Corporate Governance Committee, makes an annual determination as to the independence of each director using the current standards for “independence” established by NASDAQ, additional criteria set forth in our Corporate Governance Guidelines, and consideration of any other material relationship a director may have with Broadcom.

In February 2012 the Board determined that all of its then current directors and all of its nominees for election at the Annual Meeting are independent under these standards, except for Mr. McGregor, who serves full-time as our President and Chief Executive Officer, Dr. Samueli, who serves full-time as our Chief Technical Officer and beneficially owns more than 5% of our common stock, and Mr. Swainson who, in February 2012 became President of the Software Group for Dell Inc., which is a customer of Broadcom. In making its independence determinations, with respect to Mr. Finocchio, the Board considered his directorship at Echelon Corporation, one of our customers, and reviewed the amounts paid by Echelon to Broadcom since 2009, and concluded that Mr. Finocchio does not have a material direct or indirect interest in the relationship, and that the relationship did not compromise the independence of Mr. Finocchio. In making its independence determinations, with respect to Dr. Klawe, the Board considered a small grant made by the Broadcom Foundation in 2011 to Harvey Mudd College, where Dr. Klawe serves as president, and concluded that Dr. Klawe did not have a material direct or indirect interest in the grant.

Board Leadership Structure

Our governance documents provide the Board with flexibility to select the appropriate leadership structure depending on then current circumstances. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of our shareholders. Pursuant to our Corporate Governance Guidelines, if the Board appoints a Chairman that is an independent director, the Chairman also serves as our “Lead Independent Director.” If the Chairman is not an independent director, one of the independent directors is designated by a majority of the independent directors to be the Lead Independent Director, with the responsibilities set forth below. Generally, service as Lead Independent Director is limited to a term not to exceed five consecutive years.

Mr. Major has served with distinction as our independent Chairman of the Board and our Lead Independent Director since May 2008. He has played an instrumental role in leading the Board during a period of significant Company growth, challenges and management transition. The Board benefits from Mr. Major’s leadership experience as a technology industry veteran, significant public company board experience and intimate familiarity with our history and business. The Board believes its leadership structure would be further strengthened by re-appointing Dr. Samueli to serve as Chairman and having Mr. Major continuing to serve as Lead Independent Director. Dr. Samueli, our co-Founder, served as Chairman of the Board from May 2003 until May 2008 and prior to that, as Co-Chairman of the Board. The Board believes re-appointing Dr. Samueli to the role of Chairman will be valuable to both the Board and the shareholders in light of various considerations, including his advanced engineering and leadership experience, which includes more than 30 years in the fields of communications systems and digital signal processing, his recognized status as a pioneer, leader and visionary within the semiconductor industry, his unique and deep understanding of Broadcom’s operations, and his instrumental role in driving Broadcom’s growth from a start-up enterprise to a Fortune 500® company.

Following the Annual Meeting the Board intends, based on the recommendation of the Nominating & Corporate Governance Committee, to re-appoint Dr. Samueli to serve as the Chairman of the Board and Mr. Major to continue to serve as our Lead Independent Director. The Board believes that this future leadership structure, when combined with our sound corporate governance practices, will enhance the Board’s guidance and effectiveness. It is the Board’s belief that Dr. Samueli’s role as Chairman, together with Mr. Major’s role as Lead Independent Director, will provide an appropriate balance between strong leadership, appropriate safeguards and oversight by non-employee directors.

Under our Bylaws, the Chairman of the Board presides over meetings of the Board and shareholders and exercises and performs certain other powers and duties designated in the Bylaws and as may be assigned by the Board. Pursuant to our Corporate Governance Guidelines, the Lead Independent Director is responsible for:

•

Assessing the quality, quantity, and timeliness of the flow of information from management that is necessary for the independent directors to effectively and responsibly perform their duties, and although management is responsible for the preparation of materials for the Board, the Lead Independent Director may specifically request the inclusion of certain material;

•

Confirming that the Nominating & Corporate Governance Committee oversees compliance with and implementation of our corporate governance policies and confirming that the Chair of the Nominating & Corporate Governance Committee oversees the process to recommend revisions to our corporate governance policies;

•

Coordinating and moderating executive sessions of the Board’s independent directors, and acting as principal liaison between the independent directors and our Chief Executive Officer, or if different from the Lead Independent Director, the Chairman of the Board on sensitive issues; and

•	If desired, making recommendations regarding the composition and chairpersons of Board committees.

Board Involvement in Risk Oversight and Risk Assessment of Compensation Practices

Our Board oversees an enterprise-wide approach to risk management. While our Board has the ultimate oversight responsibility for the risk management process, various committees of the Board participate in the risk oversight process. Under the supervision of our Audit Committee, we have established an enterprise risk management framework to identify, evaluate and manage risks on a company-wide basis consistent with our business strategy. Under this framework, specified risk owners within Broadcom identify and assess the risks in their areas of responsibility, define and implement mitigation plans, as appropriate, and monitor the effectiveness of the plans implemented to reduce risk. The risk owners report to a Risk Committee, a management committee that also evaluates the risks and the effectiveness of the mitigation plans. The Risk Committee reports to the Audit Committee and our senior management team. The Audit Committee also makes independent inquiry of our independent registered public accounting firm and of our Chief Financial Officer regarding our significant risks and exposures, and the steps taken to minimize the same. Our Board of Directors is advised by the Audit Committee and management of significant risks and management’s response via periodic updates.

In setting compensation, the Compensation Committee strives to create incentives that encourage an appropriate level of risk-taking behavior consistent with our business strategy. In early 2012 the Compensation Committee reviewed the compensation programs for our executive officers as well as for our other employees to determine whether those programs encourage excess risk taking that would create a material risk to our economic viability. Based on that review, the Committee concluded that our compensation programs do not create risks that could be reasonably likely to have a material adverse effect on us. In reaching this conclusion, the Compensation Committee considered the following material characteristics of our compensation programs that discourage excessive or unnecessary risk taking:

•

Our compensation programs appropriately balance short- and long-term incentives, with approximately 40% of targeted total direct compensation (consisting of base salary, annual cash incentives and equity awards) for employees at or above the director level, provided in equity and focused on long-term performance and only approximately 19% of total direct compensation provided in the form of annual cash incentives.

•

The performance objectives under our company-wide annual cash incentive plan are balanced. The 2011 financial metrics for funding our company-wide bonus pool were based on relative rate of revenue growth and non-GAAP product operating margin, which were each equally weighted at 40%. The Compensation Committee had authority over the remaining 20% of the total target bonus pool to fund that component based on our strategic goals and accomplishments during the year.

•

Qualitative factors beyond quantitative financial metrics are a key consideration in the determination of individual cash incentive awards. Based on the funding of the total bonus pool, each participant is budgeted a percentage of his or her target bonus opportunity. Bonuses can be awarded over or under the budgeted amounts based on an assessment of the performance and contributions of the participant’s group and his/her area of responsibility at year end.

•	Maximum payouts under our cash incentive plan are capped.

•

We provide a balanced mix of equity awards for executive officers. Pursuant to equity award guidelines adopted in 2010, employees below the Executive Vice President level receive equity compensation solely in the form of restricted stock unit awards, referred to in this proxy statement as RSUs, which are less subject to stock price volatility. In 2011, our executive officers began receiving equity awards in the form of time-based RSUs and, in lieu of stock options, performance-based RSUs (referred to as Performance RSUs or PRSUs).

•	The financial opportunity in our long-term incentive program is best realized through long-term appreciation of our stock price, which mitigates excessive short-term risk-taking.

Shareholder Communications with the Board

The Board has implemented a process by which shareholders may send written communications directly to the attention of the Board or any individual Board member. The Lead Independent Director, with the assistance of our internal Legal Department, is primarily responsible for monitoring communications from shareholders and providing copies of such communications to the other directors as the Lead Independent Director considers appropriate. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Lead Independent Director considers important for the directors to consider. Shareholders who wish to communicate with the Board may write to Lead Independent Director, Broadcom Corporation, P.O. Box 55005, Irvine, California 92619-5005.

Board Committees and Meetings

The Board held eleven meetings during 2011. Each director, other than Joan Amble, who did not stand for re-election at our 2011 Annual Meeting of Shareholders, attended 75% or more of the aggregate number of (i) meetings of the Board and (ii) meetings of those committees of the Board on which he or she served during the time he or she was a director in 2011. Members of the Board and its committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during 2011. Additionally, the independent directors met in executive session regularly without the presence of management. The Lead Independent Director, currently Mr. Major, presides over executive sessions of the independent directors.

We typically schedule a Board meeting in conjunction with our annual meeting of shareholders and expect that all of our directors will attend the annual meeting, absent a valid reason. All nine nominees who were elected to serve as directors at the 2011 Annual Meeting of Shareholders attended the shareholder meeting.

The Board has established three standing committees: the Audit Committee, the Compensation Committee, and the Nominating & Corporate Governance Committee. Each committee has a written charter that is reviewed annually and revised as appropriate. A copy of each committee’s current charter is available on our website at www.broadcom.com/investors. The current chairs and members of the committees are identified in the following table:

The Board committees are reviewed annually at the Board meeting that follows the Annual Meeting and the composition and/or chairs of one or more committees may change at that time.

Audit Committee.    The Board has determined that each member of the Audit Committee is “independent” under the current NASDAQ listing standards and satisfies the other requirements under NASDAQ listing standards and SEC rules regarding audit committee membership. The Board has also determined that each current member of the Audit Committee (i) qualifies as an “audit committee financial expert” under applicable SEC rules and regulations governing the composition of the Audit Committee and (ii) satisfies the “financial sophistication” requirements of the NASDAQ listing standards. The Committee held ten meetings during 2011. Mr. Swainson served on the Audit Committee from May 5, 2011 until February 16, 2012.

The Audit Committee assists the Board in fulfilling its oversight responsibility by overseeing (i) the conduct of our accounting and financial reporting process and the integrity of the financial statements that will be provided to shareholders and others; (ii) the functioning of our systems of internal accounting and financial reporting controls; (iii) the portions of our Code of Ethics that relate to the integrity of accounting and financial reporting; and (iv) our risk management process. The Audit Committee is also responsible for engaging and determining the compensation of our independent registered public accounting firm and overseeing its performance, qualifications and independence and its conduct of the annual independent audit of the financial statements and our internal accounting and reporting controls, and its engagement for all other services. The Audit Committee’s procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting and financial controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing practices, may be found on our website at www.broadcom.com/investors.

The Audit Committee meets in executive session with our independent registered public accounting firm, and the independent registered public accounting firm has unrestricted access and reports directly to the Committee. The Audit Committee has selected KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012, and the Board is recommending that the shareholders ratify that appointment at the Annual Meeting.

Compensation Committee.    The Board has determined that each member of the Compensation Committee is “independent” under the current NASDAQ listing standards and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the Internal Revenue Code, and is a non-employee director within the meaning of Section 16 of the Exchange Act. The Committee held eight meetings during 2011.

Scope and Authority of Compensation Committee.    Among other responsibilities set forth in its charter, the Compensation Committee determines the compensation to be provided to our Chief Executive Officer and other executive officers, including, among other things, annual salaries and bonuses, RSUs, PRSUs, other stock-based awards, stock options, and other compensation arrangements. In addition, the Compensation Committee reviews the philosophy and policies behind, and any material risks created by, our overall compensation including the salary, bonus and equity compensation arrangements for all other employees. The Compensation Committee has the exclusive authority to administer and grant RSUs, PRSUs, stock options and stock appreciation rights, and to make direct stock issuances and other stock-based awards under the Discretionary Grant and Stock Issuance Programs of our 1998 Stock Incentive Plan, as amended and restated, referred to in this proxy statement as our 1998 Stock Incentive Plan, and of our 2012 Stock Incentive Plan (if approved by our shareholders), with respect to executive officers and to all other eligible employees.

Role of Officers and Compensation Consultants in Recommending Compensation.    The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of our Human Resources and Legal Departments. Compensation Committee meetings are regularly attended by our Chief Executive Officer, our Chief Financial Officer, our Executive Vice President, Human Resources, our General Counsel, and other employees with functional responsibilities related to the Committee’s work. Under its charter, the Compensation Committee has the authority to retain outside counsel or other advisors. Pursuant to that authority, the Compensation Committee retained Radford, an Aon Hewitt Consulting Company, as its independent compensation consultant for 2010 — 2012. During 2011 Broadcom did not engage Radford for any additional services beyond its work performed for the Compensation Committee, other than consulting services to analyze our equity program, compensation mix and equity grant guidelines, each as they apply to non-executive employees. The fees associated with these non-executive compensation consulting services did not exceed $120,000. Radford has performed similar non-executive compensation consulting services for 2012, which services and the fees associated therewith (which are less than $120,000) have been pre-approved by the Compensation Committee.

During 2011, management engaged affiliates of Aon Corporation, Radford’s parent company, as a provider of director & officer liability insurance and other insurance brokerage services. The amount of director and officer liability coverage was approved by the Board. In total, fees paid to Aon during 2011 for services not related to Radford’s work with our Compensation Committee were approximately $500,000.

The Human Resources Department supports the Compensation Committee in its duties and, together with the Chief Executive Officer, may be given authority to carry out certain administrative duties regarding our compensation programs. In 2011 Radford worked with our Human Resources Department (at the request of the Compensation Committee) to compile and acquire compensation surveys for review by the Compensation Committee and to compare compensation paid to our executive officers with compensation paid for comparable positions at companies included in the surveys. Our Human Resources Department also compiles annual compensation data for each executive officer. Our Chief Executive Officer annually reviews the compensation of each of our other executive officers, measuring their compensation levels against individual performance objectives developed annually by him and the respective executive officer. The conclusions reached and recommendations based on this review, including with respect to salary adjustments and annual equity awards, are presented by our Chief Executive Officer to the Compensation Committee. The Compensation Committee reviews these materials and recommendations and has full authority to exercise its judgment in determining the final compensation payable to each executive officer. The Compensation Committee members typically meet in executive session to consider compensation awards for executives and in other appropriate circumstances.

Additional information concerning the compensation policies and objectives established by the Compensation Committee and the respective roles of our Chief Executive Officer and the compensation consultant in assisting with the determination of compensation for each of the executive officers named in the Summary Compensation Table, referred to in this proxy statement as our named executive officers, is included under the heading “Executive Compensation and Other Information — Compensation Discussion and Analysis.”

Timing of Equity Awards.    Equity awards, together with cash bonuses and salary increases, are typically made on an annual basis to continuing employees after a review of the prior year’s performance of each employee. Such equity awards are made subject to guidelines that have been approved by the Compensation Committee in advance. The Compensation Committee has adopted a policy on timing of equity awards to officers and other employees. The policy requires that any stock option grants made to employees in connection with the annual review process will be granted at a Compensation Committee meeting held on a date that the trading window is open and that is at least two business days following our public release of annual financial results; however, beginning in 2011, the Committee has not granted and currently plans to no longer grant stock options, other than in connection with acquisitions. Awards of RSUs to employees in connection with the annual review process will be made at the next regularly scheduled quarterly date for the grant of RSUs.

Equity Award Processes and Procedures.    The Compensation Committee has the following equity award processes and procedures applicable to all equity awards:

•

If there are proposed equity awards for consideration, the Compensation Committee will generally meet within the first three weeks of February, May, August and November to consider the proposed awards. The Compensation Committee refrains from using unanimous written consents to approve equity awards.

•

In December 2010, the Committee adopted new equity award guidelines pursuant to which equity awards are based upon dollar value rather than number of shares granted. In December 2011, the Committee slightly revised its policy which had provided that the number of shares that will be recommended for each grant will be determined based on the average closing price of our Class A common stock during the preceding month. The revised policy provides that the number of shares that will be recommended for each grant will be determined based on the closing price of our Class A common stock three trading days after our most recent quarterly earnings report, unless the subject awards are being proposed more than two months following the last earnings report in which case the average of the last five trading days during the preceding month would be used.

•

Before each meeting, the Compensation Committee receives a report detailing proposed new hire, patent incentive and other equity awards. The report lists (i) the proposed grants by employee name and position, (ii) the dollar value of RSUs and/or options proposed to be granted and the estimated number of shares associated with that dollar value, (iii) proposed vesting schedules, and (iv) whether the grant is within the equity award guidelines set by the Compensation Committee.

•	Each meeting is attended by an in-house attorney who records minutes of the meeting.

•

The Compensation Committee reviews the pre-circulated list of proposed grants presented to it and considers and acts upon the proposals. At or prior to the meeting, the Committee receives a final calculation of the number of shares associated with the dollar value of each proposed equity grant, determined as set forth above. If the equity awards are approved, the grant date is the date of such approval or a date following the day of approval. Employees are notified promptly of the awards granted to them.

•	Annual equity awards made to continuing employees are made in connection with our annual employee reviews as described above.

Nominating & Corporate Governance Committee.    The Board has determined that each member of the Nominating & Corporate Governance Committee is “independent” under the current NASDAQ listing standards. The Committee held four meetings during 2011.

The Nominating & Corporate Governance Committee assists the Board in overseeing the implementation and monitoring the effectiveness of our Corporate Governance Guidelines, Code of Ethics and Conflicts of Interest Policy and in developing and recommending to the Board modifications and/or additions to those and other corporate policies. The Committee reviews our overall corporate governance as well as Board policies and procedures and recommends improvements as needed. The Committee is also responsible for the review and approval of related party transactions.

Additionally, the Committee periodically reviews the compensation payable to non-employee directors and administers the selection process for nominees for appointment or election to the Board. The Committee determines the required selection criteria and qualifications of director nominees based upon our needs at the time candidates are considered and recommends candidates to be nominated for appointment or election to the Board.

Criteria for Director Nominees and Board Diversity.    The Board believes that it should be composed of directors with diverse, complementary backgrounds, and that directors should, at a minimum, exhibit proven leadership capabilities and experience at a high level of responsibility within their chosen fields and have the ability to quickly grasp complex principles of business, finance, and wired and wireless communications technologies. Directors should possess the highest personal and professional ethics, integrity and values and should be committed to representing the long-term interests of our shareholders.

When considering a candidate for director, the Committee takes into account a number of factors, including the following:

•	Independence from management;

•	Depth of understanding of technology, manufacturing, sales and marketing, finance and/or other elements directly relevant to our business;

•	Education and professional background;

•	Judgment, skill, integrity and reputation;

•	Existing commitments to other businesses as a director, executive or owner;

•	Personal conflicts of interest, if any;

•	The size and composition of our existing Board; and

•	Diversity of skills, backgrounds, experiences, and other qualifications, to meet Broadcom’s ongoing needs.

In general, candidates who hold or who have held an established executive-level position in a high technology company are preferred. The Board’s consideration of diversity as a criteria for director nominations is primarily focused on evaluating a nominee’s expected contribution to the diversity of skills, background, experiences and perspectives, given the then existing composition of the Board as a whole.

Prior to nominating a sitting director for re-election at an annual meeting of shareholders, in addition to the factors described above, the Committee will consider the director’s past attendance at, and participation in, meetings of the Board and its committees and the director’s formal and informal contributions to the work of the Board and its committees. The Committee will also consider feedback received during the annual Board, committee and individual director assessment process. The Committee specifically considers each director nominee’s experiences and skills relevant to service on our Board.

When seeking candidates for director, the Committee may solicit suggestions from incumbent directors, management, shareholders and others. Additionally, the Committee has in the past used and may continue to use the services of third party search firms to assist in the identification and analysis of appropriate candidates. After conducting an initial evaluation of a prospective candidate, the Committee will interview that candidate if it believes the candidate might be suitable. The Committee may also ask the candidate to meet with other members of the Board and with management. If the Committee believes a candidate would be a valuable addition to the Board, it may recommend to the Board that candidate’s appointment or election.

Shareholder Recommendations for Nominations to the Board of Directors.    The Committee will consider candidates for director recommended by any shareholder that is the beneficial owner of shares representing more than one percent (1%) of the then outstanding shares of common stock of Broadcom and that has beneficially owned those shares for at least one year. The Committee will evaluate such recommendations applying its regular nominee criteria and considering the additional information set forth below. Eligible shareholders wishing to recommend a candidate for nomination as a director are requested to send the recommendation in writing to Chair, Nominating & Corporate Governance Committee, Broadcom Corporation, P.O. Box 55005, Irvine, California 92619-5005. Prior to making such a recommendation, shareholders are requested to contact the Chair of the Committee to obtain a list of backgrounds that the Committee would consider for potential director nominees, given the Board’s then current composition. A shareholder recommendation must contain the following information:

•

Documentation supporting that the writer is a shareholder of Broadcom and has been a beneficial owner of shares representing more than one percent (1%) of our then outstanding shares of common stock for at least one year, and a statement that the writer is recommending a candidate for nomination as a director;

•

A resume of the candidate’s business experience and educational background that also includes the candidate’s name, business and residence addresses, and principal occupation or employment and an explanation of how the candidate’s background and qualifications are directly relevant to our business;

•	The number of shares of our common stock beneficially owned by the candidate;

•

A statement detailing any relationship, arrangement or understanding, formal or informal, between or among the candidate, any affiliate of the candidate, and any customer, supplier or competitor of Broadcom, or any other relationship, arrangement or understanding that might affect the independence of the candidate as a member of the Board or jeopardize the independent standing of our independent registered public accounting firm;

•

Detailed information describing any relationship, arrangement or understanding, formal or informal, between or among the proposing shareholder, the candidate, and any affiliate of the proposing shareholder and the candidate;

•	Any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director; and

•	A signed consent of the candidate to serve as a director, if nominated and elected.

In connection with its evaluation of director candidates, the Committee may request additional information from the candidate or the recommending shareholder and may request an interview with the candidate. The Committee has discretion to decide which individuals, if any, to recommend for nomination as directors.

No candidates for director nominations were submitted to the Nominating & Corporate Governance Committee by any shareholder in connection with the election of directors at the Annual Meeting. Any shareholder that desires to recommend a candidate for nomination to the Board to be considered for election at our 2013 Annual Meeting of Shareholders is strongly encouraged to do so no later than November 30, 2012, the date that annual meeting proposals meeting the requirements of Rule 14a-8 promulgated under the Exchange Act are due. See “Information about the Annual Meeting and Voting.”

Compensation of Non-Employee Directors

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. We do not provide any perquisites to our non-employee Board members. In setting the compensation of non-employee directors, we consider the significant amount of time that the Board members expend in fulfilling their duties to Broadcom as well as the experience level we require to serve on the Board. The Board, through its Nominating & Corporate Governance Committee, annually reviews the compensation arrangements and compensation policies for non-employee Board members. In 2011 the Nominating & Corporate Governance Committee reviewed market data compiled by Radford to assist in assessing total non- employee director compensation. Pursuant to our Corporate Governance Guidelines, in recommending non-employee director compensation the Nominating & Corporate Governance Committee is guided by three goals: (i) compensation should fairly pay directors for work required in a company of our size and scope; (ii) compensation should align directors’ interests with the long-term interests of our shareholders; and (iii) the structure of the compensation should be clearly disclosed to our shareholders.

Cash Compensation

Each non-employee director receives an annual cash retainer fee of $75,000. The following additional annual cash retainer fees are also paid: (i) the Chair of the Audit Committee receives $25,000; (ii) the Chair of the Compensation Committee receives $15,000; (iii) the Chair of the Nominating & Corporate Governance Committee receives $10,000; and (iv) the Lead Independent Director receives $20,000. The retainer fees are paid in quarterly installments in arrears, and are prorated as appropriate based upon the dates and capacities in which each individual non-employee director serves.

There are no cash fees payable for attendance at Board or committee meetings.

Equity Compensation

Under the Director Automatic Grant Program of our 1998 Stock Incentive Plan, and which will continue under the 2012 Stock Incentive Plan (if approved by our shareholders), since June 2008 each new and continuing non-employee director automatically receives RSUs that cover shares of our Class A common stock in accordance with the following specified parameters:

•

Annual Award.    On the date of each annual meeting of shareholders, each individual who continues to serve as a non-employee director after that annual meeting will automatically be granted RSUs covering the number of shares of our Class A common stock (rounded up to the next whole share) determined by dividing the dollar sum of $300,000 by the closing price per share of our Class A common stock on such date. There is no limit on the number of such annual RSUs any one non-employee director may receive over his or her period of Board service.

•

Initial Grant.    Each individual who commences service as a non-employee director upon his or her election to the Board at an annual meeting of shareholders will automatically be granted RSUs covering the number of shares of our Class A common stock (rounded up to the next whole share) determined by dividing the dollar sum of $300,000 by the closing price per share of our Class A common stock on such date. Each individual who is first elected or appointed as a non-employee director other than at an annual meeting of shareholders will, on the date he or she commences service as a non-employee director, automatically be granted a RSU award covering that number of shares of our Class A common stock determined first by multiplying the

$300,000 annual dollar amount by a fraction, the numerator of which is the number of months (including any partial month, expressed as a fraction) that will elapse between the date he or she commences service as a non-employee director and the first May 5th following such commencement date and the denominator of which is 12 months, and then dividing that pro-rated dollar amount by the closing price per share of our Class A common stock on such commencement date.

Each RSU award vests in a series of one or more successive equal quarterly installments over the period measured from the date the award is made and ending no later than the next succeeding 5th day of May. The quarterly vesting dates occur on the 5th day of February, May, August and November each year, with the first such quarterly vesting date to be at least 30 days after the grant date of the equity awards and the final vesting date to be the earlier of (i) the last quarterly vesting date determined for such equity award in accordance with the foregoing specified schedule or (ii) the day immediately prior to the date of the first annual meeting of shareholders following the grant date. A non-employee director will not vest in any additional RSUs following his or her cessation of Board service, unless such cessation of Board service should occur by reason of his or her death or disability, in which case all outstanding unvested RSUs will immediately vest. The RSUs will also vest in full on an accelerated basis upon the occurrence of certain changes in control during the period of Board service. As the RSUs vest in one or more installments, the shares of Class A common stock underlying those vested units will be promptly issued without the payment of any cash consideration, and will not be subject to any restrictions, other than under any applicable securities laws. However, the Compensation Committee may allow one or more non-employee directors to defer, in accordance with the applicable deferral election requirements in effect under Section 409A of the Internal Revenue Code and the Treasury Regulations issued thereunder, the issuance of the underlying shares beyond the applicable vesting date to a designated date or until cessation of Board service or an earlier change in control event.

Compensation of Employee Directors

Mr. McGregor and Dr. Samueli were compensated as full-time employees and did not receive any additional compensation for their respective service as a Board member during 2011. Information regarding the compensation awarded to Mr. McGregor is included in the Summary Compensation Table in this proxy statement.

Non-Employee Director Compensation Table

The following table summarizes the compensation of our non-employee directors for the year ended December 31, 2011:

Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Total
Joan L. Amble(4)	$25,755	$0	$25,755
Robert J. Finocchio, Jr.(5)	1,019	108,633	109,652
Nancy H. Handel	100,000	298,063	398,063
Eddy W. Hartenstein	75,000	298,063	373,063
Maria M. Klawe, Ph.D.(6)	49,245	298,063	347,308
John E. Major	110,000	298,063	408,063
William T. Morrow	75,000	298,063	373,063
John A.C. Swainson	75,000	298,063	373,063
Robert E. Switz	85,000	298,063	383,063

(1)

For a description of the annual non-employee director retainer fees and retainer fees for chair positions and for service as Lead Independent Director, see the disclosure above under “Cash Compensation.”

(2)

The dollar value of RSUs shown represents the grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic, or FASB ASC, Topic 718, on the basis of the fair market value of the underlying shares of our Class A common stock on the respective grant dates and without any adjustment for estimated forfeitures. Each RSU entitles the director to receive one share of our Class A common stock at the time of vesting without the payment of an exercise price or other cash consideration.

The actual value that a director will realize on each RSU award will depend on the price per share of our Class A common stock at the time shares underlying the RSUs are sold. There can be no assurance that the actual value realized by a director will be at or near the grant date fair value of the RSUs awarded. Furthermore, because the fair value of our Class A common stock reflects payment of a quarterly dividend, the fair value of the RSU grants as shown in the table is less than $300,000.

On May 5, 2011, the date of the 2011 Annual Meeting of Shareholders, each of the following non-employee directors received an RSU award under the Director Automatic Grant Program covering 8,863 shares of our Class A common stock: Ms. Handel, Dr. Klawe and Messrs. Hartenstein, Major, Morrow, Swainson and Switz. Mr. Finocchio, who commenced service as a director on December 26, 2011, received an RSU award under the Director Automatic Grant Program covering 3,654 shares of our Class A common stock. The per share grant date fair value of the RSUs awarded May 5, 2011 was $33.63 and the per share grant date fair value of the RSUs awarded December 26, 2011 was $29.73. For the vesting schedule in effect for such RSUs, please see “Compensation of Non-Employee Directors — Equity Compensation” above.

(3)

In 2007 and prior years our non-employee directors received a combination of stock options and RSU awards. The following table shows, as of December 31, 2011, the total number of shares of our Class A common stock subject to RSUs and option awards (vested and unvested) outstanding for each non-employee director:

Director	Total RSU Awards Outstanding	Total Option Awards Outstanding
Robert J. Finocchio, Jr.	3,654	0
Nancy H. Handel	4,432	95,000
Eddy W. Hartenstein	4,432	0
Maria M. Klawe, Ph.D.	4,432	0
John E. Major	4,432	53,750
William T. Morrow	4,432	0
John A.C. Swainson	4,432	0
Robert E. Switz	4,432	10,000

(4)	Ms. Amble served as a director until our 2011 Annual Meeting of Shareholders on May 5, 2011.

(5)	Mr. Finocchio commenced service as a director on December 26, 2011.

(6)	Dr. Klawe commenced service as a director on May 5, 2011.

Director Share Ownership Policy

In March 2008 the Board approved an amendment to the share ownership policy for members of the Board. Under the revised policy, as of December 31, 2011 directors are required to own shares of Broadcom stock equal in value to at least four times the annual cash retainer paid to non-employee directors, measured using the closing price of our Class A common stock as of the last trading day of the previous year.(1) The shares taken into account under this policy are limited to actual outstanding shares of our common stock, and no credit is given for stock options or RSUs. Any director who is not in compliance with the policy has until the end of the year to so comply. A director who joins the Board after December 31, 2010 will have until the end of the second full calendar year following his or her first appointment or election to the Board, as applicable, to become compliant with the policy. All of our current directors are in compliance with this policy by virtue of having attained the requisite ownership level or are on track to being compliant within the applicable time period.

(1)    The annual cash retainer paid to non-employee Board members does not include additional cash retainers paid to the chairs of the Board’s committees, and to the Lead Independent Director.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF DIRECTORS

General

At the 2011 Annual Meeting of Shareholders nine nominees were elected by our shareholders to hold office until the next annual meeting of shareholders. In December 2011, in accordance with the provisions of our Bylaws, the Board increased the fixed number of directors on the Board from nine to ten and elected Robert J. Finocchio, Jr. to the Board. Mr. Finocchio is standing for election by the shareholders at the Annual Meeting for the first time. He was first identified to the Nominating & Corporate Governance Committee as a potential candidate based on a recommendation of an executive search firm. Mr. Swainson will not be standing for re-election at the Annual Meeting. As a result, the Board has reduced the fixed number of directors on the Board from ten to nine directors effective immediately prior to the commencement of the Annual Meeting. Accordingly, nine directors are to be elected to our Board at the Annual Meeting, to hold office until the next annual meeting of shareholders and/or until their successors are duly elected and qualified, except in the case of their earlier death, resignation or removal. Proxies cannot be voted for a greater number of persons than the nominees named (nine). Each of the nominees listed below has been nominated by our existing Board upon the recommendation of its Nominating & Corporate Governance Committee.

The following table sets forth certain information as of March 19, 2012 concerning the nominees for director:

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of each of the nine nominees named above. Each of the nominees has consented to be named and to serve if elected. Should any nominee become unavailable to serve for any reason, the proxies will be voted by the proxy holders for such other person or persons as may be designated by our Board or for such lesser number of nominees as may be prescribed by the Board.

Following is a description of the business experience, qualifications, skills and educational background of each of the nominees for director, including their business experience during the past five years:

Robert J. Finocchio, Jr. had been a director since December 2011. Mr. Finocchio is chair of the Board of Trustees at Santa Clara University and has been a Dean’s Executive Professor at the University’s Leavey School of Business since September 2000. From July 1997 to September 2000, he served as Chairman of Informix Corporation and from July 1997 to July 1999, he served as its Chief Executive Officer and President where he led the reconstruction and return to growth and profitability of the enterprise database software company. From December 1988 to May 1997, Mr. Finocchio held several positions at 3Com Corporation, including President of 3Com Systems, Executive Vice President of Network Systems Operations and Executive Vice President of Field Operations. Prior to 3Com, from December 1978 to June 1987, he held various executive positions in sales and service at ROLM Corporation and IBM Corporation, which acquired ROLM in 1984. Mr. Finocchio also was Vice President of ROLM Systems Marketing for IBM. Mr. Finocchio holds a B.S. in Economics from Santa Clara University and an M.B.A. from Harvard Business School where he was a Baker Scholar.

Mr. Finocchio brings more than 30 years of operating experience in software, Internet and infrastructure markets to the Board. His extensive operational experience and industry knowledge in the network infrastructure markets in particular make him a valuable contributor to our Board of Directors. Having served as Chief Executive Officer and President of Informix Corporation, Mr. Finocchio offers significant leadership skills, management experience and business perspective. In addition, such extensive public company leadership experience positions him well as a member of the Board’s Audit Committee. Given his expertise in finance and accounting, Mr. Finocchio has been determined to be an Audit Committee financial expert by our Board. Mr. Finocchio also brings considerable directorial and governance experience to the Board having held numerous director positions, including serving on the boards of directors of Altera Corporation, Sun Microsystems, Inc. and Informix Corporation as Chairman. Further, Mr. Finocchio currently serves on the board of directors of Echelon Corporation.

Public Company Directorships During the Past Five Years

•	Echelon Corporation (energy control networking solutions provider) — 1999 to present

•	Altera Corporation (semiconductor company) — January 2002 to December 2011

•	Sun Microsystems, Inc. (network computing infrastructure solutions company) — 2006 to January 2010

Nancy H. Handel has been a director since November 2005. Ms. Handel was the Senior Vice President, Chief Financial Officer of Applied Materials, Inc., a supplier of equipment and services to the global semiconductor, flat panel and solar industries, from October 2004 through November 2006. From November 2006 to January 2007, Ms. Handel served as Senior Vice President, Finance at Applied Materials and assisted in the transition with their new chief financial officer. She retired from Applied Materials in January 2007. From 1985 to October 2004 she served in various key financial leadership positions at Applied Materials, including four years as Deputy Chief Financial Officer, Corporate Controller and Principal Accounting Officer, and 13 years as Treasurer. Ms. Handel played a significant role in managing Applied Materials’ success on a global basis. At Applied Materials, Ms. Handel provided direction on operations finance and public reporting, major financial transactions, such as global acquisitions and divestitures and capital markets activity, as well as major financial processes in the company, including establishing the financial risk management committee and providing leadership for various restructurings and ERP related business process engineering. Ms. Handel set the “tone at the top” for a high integrity management culture and exercised broad responsibility for Sarbanes-Oxley compliance. In 2006, Ms. Handel was named one of the “Best CFOs in America” by Institutional Investor magazine and Applied Materials was named among the “100 Best Corporate Citizens” by Business Ethics magazine. Prior to joining Applied Materials, Ms. Handel held various financial management positions with Raychem Corporation, an electronics manufacturer, Crown Zellerbach Corporation, a paper manufacturing company, and two private early stage companies. She received a B.S. in Economics from Purdue University and an M.B.A. from The Ohio State University, and is a graduate of the Stanford Executive Program.

Ms. Handel has more than two decades of financial experience in key leadership roles at Applied Materials, including two years as Chief Financial Officer and four years as Deputy Chief Financial Officer, Corporate Controller and Principal Accounting Officer and 13 years as Treasurer. Her financial experience combined with her understanding of the global semiconductor industry, provides Ms. Handel with the knowledge, skills and perspective necessary to lead our Audit Committee and provide important insights to our Board. Ms. Handel’s positions have provided her with a wealth of knowledge in dealing with financial, accounting and compliance matters. Given her expertise in finance and accounting, Ms. Handel has been determined to be an Audit Committee financial expert by our Board. Her work experience, education and training help her understand the complexities of operating a public company. Ms. Handel also brings directorial and governance experience to the Board having served on the board of directors of the Trizetto Group, the board of the private company Santur and various non-profit organizations.

Public Company Directorships During the Past Five Years

•	Trizetto Group (healthcare technology solutions provider) — April 2007 to August 2008

Eddy W. Hartenstein has been a director since June 2008. Mr. Hartenstein has been Publisher and Chief Executive Officer of the Los Angeles Times, which is owned by the Tribune Company, since August 2008. In addition, Mr. Hartenstein served as Co-President of the Tribune Company from October 2010 to May 2011 and as President and Chief Executive Officer since May 2011. In December 2008 the Tribune Company filed for Chapter 11 bankruptcy protection. From December 2005 through May 2008, Mr. Hartenstein served as Chairman, President and Chief Executive Officer of HD Partners Acquisition Corporation, a special purpose acquisition company, formed to acquire operating businesses in the media, entertainment or telecommunications industries, which dissolved and distributed assets to its investors in May 2008. Mr. Hartenstein was Vice Chairman and a member of the board of directors of The DIRECTV Group, Inc. (formerly Hughes Electronics Corporation), a television service provider, from December 2003 until his retirement in December 2004. He served as Chairman and Chief Executive Officer of DIRECTV, Inc. from late 2001 through 2004 and as President of DIRECTV, Inc. from its inception in 1990 to 2001. Under Mr. Hartenstein’s leadership DIRECTV became one of the largest multi-channel television providers growing from zero to more than 13.5 million customers in ten years. Previously, Mr. Hartenstein served in various capacities for Hughes Communications, Inc., a provider of satellite-based communications, Equatorial Communications Services Company, a provider of telephony and data distribution services, and NASA’s Jet Propulsion Laboratory, the lead U.S. center for robotic exploration of the solar system. Mr. Hartenstein is a Member of the National Academy of Engineering, was inducted into the Broadcasting and Cable Hall of Fame in 2002, received an Emmy® Award for lifetime achievement from the National Academy of Television Arts and Sciences in 2007, and was inducted into the Consumer Electronics Hall of Fame in 2008. Mr. Hartenstein received B.S. degrees in Aerospace Engineering and Mathematics from California State Polytechnic University, Pomona, and an M.S. in Applied Mechanics from the California Institute of Technology.

Mr. Hartenstein’s leadership and passion in forming the direct broadcast satellite business has provided him with a unique understanding of new market creation. Mr. Hartenstein’s business acumen and drive for innovation, as evidenced by his tenure at DIRECTV, combined with his knowledge of the consumer marketplace, make him a valuable contributor to our Board. Serving as Publisher and Chief Executive Officer of the Los Angeles Times and having served as Chairman and Chief Executive Officer of DIRECTV, Inc., Mr. Hartenstein offers a wealth of management experience and business understanding and front-line exposure to many of the issues facing public companies. Mr. Hartenstein’s engineering and science background also provides important insights to our Board and an understanding of Broadcom’s operations. Mr. Hartenstein also brings considerable directorial and governance experience to the Board currently serving on the boards of directors of SanDisk Corporation and SIRIUS XM Radio Inc., where he serves as Chairman of the Board. Previously, he served as Vice Chairman and Chairman of the board of directors of The DIRECTV Group, Inc.

Public Company Directorships During the Past Five Years

•	SanDisk Corporation (supplier of flash memory devices) — November 2005 to present

•	SIRIUS XM Radio Inc. (satellite radio service company, formerly known as XM Satellite Radio, Inc.) — April 2005 to present

Maria M. Klawe, Ph.D, has been a director since 2011. Since 2006, Dr. Klawe has been President of Harvey Mudd College, a private liberal arts college in Claremont, California that focuses on engineering, science, and mathematics. From 2003 to 2006, Dr. Klawe served as Dean of Engineering and a Professor of Computer Science at Princeton University, and from 1998 to 2002 she has held several positions at the University of British Columbia, including Dean of Science, Vice President of Student and Academic Services, and head of the Department of Computer Science. Dr. Klawe has also worked at IBM Research in California, the University of Toronto, and Oakland University. She received her doctorate and Bachelor of Science degrees in mathematics from the University of Alberta.

Dr. Klawe has made significant research contributions in several areas of mathematics and computer science including functional analysis, discrete mathematics, theoretical computer science, and the design and use of interactive-multimedia for mathematics education. Her current research interests include discrete mathematics, serious games and assistive technologies. As a leading figure in the advancement of the role of women in science and engineering, Dr. Klawe was the first woman to serve on the board of the Computing Research Association and she co-founded CRA-W, the highly acclaimed Committee on the Status of Women in Computing Research. She has served on the board of the Anita Borg Institute for Women and Technology since its inception and as chair from 2003 to 2008. From 1997 to 2002 she was the IBM-NSERC Chair for Women in Science and Engineering for British Columbia and the Yukon where she led several research studies and projects related to increasing the participation of women in computing. Dr. Klawe is a past president of the Association of Computing Machinery (ACM), a trustee of the Mathematical Sciences Research Institute at Berkeley, and a member of the board of Math for America. She is a fellow of the ACM and the Canadian Information Processing Society and the recipient of numerous awards including the Computing Research Association’s Nico Habermann Award. Dr. Klawe holds several honorary doctorate degrees in the areas of science and mathematics.

Dr. Klawe is a valuable contributor to our Board as a distinguished academic leader in the field of computer science and mathematics. Given the critical importance of scientific and engineering innovation to our business, her understanding of scientific research and the STEM talent pipeline provides valuable insight to our Board and our management. As a leader at a number of renowned colleges and universities, Dr. Klawe has a deep understanding of the management and operations of large organizations. In addition, Dr. Klawe brings valuable public company directorial experience, having served on the board of directors of Microsoft Corporation since 2009, where she is a member of the antitrust compliance and compensation committees. Her experience with Microsoft and her research work in serious games and assistive technologies also provide added perspective on the uses and users of our technology.

Public Company Directorships During the Past Five Years

•	Microsoft Corporation (software and services company) — March 2009 to present

John E. Major has been a director since January 2003. In May 2008 Mr. Major was elected Chairman of the Board and Lead Independent Director. In January 2003 he founded MTSG, a strategic consulting and investment company of which he serves as President. From April 2004 to October 2006, Mr. Major served as Chief Executive Officer of Apacheta Corporation, a privately-held mobile, wireless software company whose products are used to manage retail inventory, service and deliveries. From August 2000 until January 2003, Mr. Major was Chairman and Chief Executive Officer of Novatel Wireless, Inc., a wireless data access solutions company. Previously Mr. Major was Chairman and Chief Executive Officer of Wireless Knowledge, a joint venture of Qualcomm Incorporated and Microsoft Corporation that developed a unique solution to allow all Internet-enabled devices, including cell phones, to access critical corporate information such as email, contacts and calendar entries in a convenient and secure manner. Prior to joining Wireless Knowledge, Mr. Major served as corporate executive vice president of Qualcomm and president of its Wireless Infrastructure Division where he managed the high growth rate and global expansion of the company’s infrastructure business. Under his leadership, the division achieved a leading position in open interface, wireless systems and developed a new line of extremely compact base stations. Prior to that, for approximately 18 years, he held various executive and leadership positions at Motorola, Inc., the most recent of which was Senior

Vice President and Chief Technology Officer, where he directed a broad range of research initiatives and led Motorola’s efforts to develop world-class excellence in software. Mr. Major received a B.S. in Mechanical and Aerospace Engineering from the University of Rochester, an M.S. in Mechanical Engineering from the University of Illinois, an M.B.A. from Northwestern University and a J.D. from Loyola University. Mr. Major holds ten U.S. patents.

Mr. Major is a past chairman of the Telecommunications Industry Association (TIA) and the Electronic Industries Association (EIA). He serves on the University of California President’s Board on Science and Innovation, the Dean’s Advisory Committee of the University of Rochester Hajim School of Engineering and Applied Science and as Chairman of the University of Illinois at Chicago-Engineering School Advisory Board. Mr. Major also serves as Chairman of the Board of CommNexus, a nonprofit telecom industry group and the La Jolla Institute for Allergy and Immunology.

Mr. Major’s distinguished career and successes in a range of areas, including his senior management leadership at both large and startup technology companies, as well as his drive for innovation, as evidenced by his achievements at Wireless Knowledge, Qualcomm and Motorola, make Mr. Major a valuable contributor to our Board of Directors. Mr. Major also brings considerable directorial, financial and governance experience to the Board, currently serving on the boards of directors and several board committees of Lennox International, Inc., Littelfuse Inc. and ORBCOMM Inc.

Public Company Directorships During the Past Five Years

•	Lennox International, Inc. (provider of climate control solutions) — April 1993 to present

•	Littelfuse Inc. (provider of circuit protection solutions) — December 1991 to present

•	ORBCOMM Inc. (global satellite data communications company) — April 2007 to present

Scott A. McGregor has served as our President and Chief Executive Officer and as a director since January 2005. In this role, Mr. McGregor is responsible for guiding the strategic direction of the company, business development and day-to-day operations. He also serves as a director and officer of certain Broadcom subsidiaries. Under Mr. McGregor’s leadership as CEO, Broadcom has experienced tremendous growth, successfully ventured into new markets, transitioned to smaller geometry process technologies, and improved its corporate image through increased financial management, increased transparency and decreased dilution related to equity programs. During Mr. McGregor’s tenure as CEO, Broadcom has grown its revenues from $2.40 billion in 2004 to $7.39 billion in 2011, its staff from approximately 3,370 to approximately 9,590, its geographic footprint from 13 countries to 26 and its patent portfolio from over 4,800 U.S. and foreign patents and applications in 2004 to over 15,900 by the end of 2011.

Mr. McGregor joined Broadcom in January 2005 after serving since September 2001 as President and CEO of the Philips Semiconductors division of the Netherlands-based Royal Philips Electronics. At Philips Mr. McGregor oversaw one of the world’s largest semiconductor suppliers, with 34,000 employees in over 50 countries and nearly US$6 billion in sales in 2004. In addition to his CEO role, he was also a member of the Group Management Committee of Royal Philips Electronics. He joined Philips Semiconductors in February 1998 as head of its Emerging Business unit, focusing on fast growing markets for smart cards, RFID, networking, digital media processing and computing, and leading the group to profitability and nearly US$1 billion in sales. Before joining Philips, from 1990 to 1998 Mr. McGregor served in various senior management positions, most recently as Senior Vice President and General Manager, at Santa Cruz Operation Inc. (SCO), a provider of network computing solutions. From 1985 to 1990 he served in senior positions at Digital Equipment Corporation (now part of HP) where he led the UNIX workstation software group and was one of the architects of the X Window System. Prior to joining Digital Equipment Corporation, he worked at Microsoft, where he was the Director of the Interactive Systems Group and the architect and development team leader of the original version of Microsoft® Windows®. Prior to Microsoft, Mr. McGregor spent over six years in various positions at the Xerox Corporation’s Palo Alto Research Center

(PARC), where he was involved in designing software for the first personal computers employing graphical user interfaces. Mr. McGregor received a B.A. in Psychology and a M.S. in Computer Science and Computer Engineering from Stanford University.

Mr. McGregor’s knowledge of all aspects of the business, combined with his drive for innovation and excellence, and his leadership in successfully growing Broadcom, position him well to serve as our President and Chief Executive Officer and as a director. Mr. McGregor also brings directorial and governance experience to the Board currently serving on the board of Ingram Micro and having served on the board of Progress Software Corporation from 1998 to 2008.

Public Company Directorships During the Past Five Years

•	Progress Software Corporation (software company) — 1998 to 2008

•	Ingram Micro Inc. (IT distributor) — June 2010 to present

William T. Morrow has been a director since June 2008. Mr. Morrow has been Chief Executive Officer of Vodafone Hutchinson Australia, a mobile telecommunications company that operates various brands in Australia, since March 2012. Previously, he was Chief Executive Officer of Clearwire Corporation, a provider of wireless broadband networks in the U.S. and internationally, from March 2009 to March 2011. From July 2007 to September 2008, Mr. Morrow served as President, Chief Executive Officer and director of Pacific Gas & Electric Company, a public utility company and subsidiary of PG&E Corporation and from August 2006 to June 2007, he served as its President and Chief Operating Officer. Prior to Pacific Gas and Electric, he served in a number of senior executive positions at international mobile communications group Vodafone Ltd. and Vodafone Group PLC, including Chief Executive Officer of Vodafone, Europe, from May 2006 to July 2006, and President of Vodafone KK in Japan, from April 2005 through April 2006. Mr. Morrow also served in senior executive positions in Europe and Japan for wireless telecommunications carrier Airtouch International, including a Brussels-based assignment as Chief Technology Officer for AirTouch’s Belgacom Mobile-Proximus. Mr. Morrow is a veteran of the U.S. Navy and a graduate of Condie College, where he received an A.S. degree in Electrical Engineering, and National University in San Diego, California, where he received a B.A. degree in Business Administration.

Mr. Morrow has a distinguished and international career as a telecom executive with a diversified background heading up wireline and wireless communications companies in the U.S., Europe and Japan. His more than 25 years of management experience in the telecommunications industry provides Mr. Morrow with a keen understanding of the operations of Broadcom and an in depth knowledge of our industry. Serving as Chief Executive Officer of Vodafone Hutchinson Australia and having served as Chief Executive Officer of Clearwire Corporation and as President and Chief Executive Officer of Pacific Gas and Electric Company, Mr. Morrow offers a wealth of management experience and business understanding. As Chief Executive Officer of Clearwire Corporation, Mr. Morrow had front-line exposure to many of the issues facing public companies. Mr. Morrow also brings considerable directorial and governance experience to the Board having served on the board of directors, Chair of the Nominating & Corporate Governance Committee, and member of the Compensation Committee of Openwave Systems and on the board of directors of Clearwire Corporation.

Public Company Directorships During the Past Five Years

•	Clearwire Corporation (communications company) — November 2009 to March 2011

•	Openwave Systems, Inc. (software applications and infrastructure company) — July 2007 to December 2010

Henry Samueli, Ph.D. has been a director since May 2011 and is our co-founder and since December 2009 has served as our Chief Technical Officer. The Office of the CTO is responsible for driving the vision of Broadcom’s research and development activities as well as helping coordinate corporate-wide engineering development strategies. Since our inception, Dr. Samueli has been instrumental in leading the direction of our innovations and developing and implementing strategies that secured the company’s position as a major technology innovator and a global leader in semiconductors for wired and wireless communications. Dr. Samueli served as a technology advisor to Broadcom from May 2008 through December 2009. He previously served as a director and as Chief Technical Officer from Broadcom’s inception in 1991 through May 2008, as Chairman of our Board of Directors from May 2003 through May 2008, and as Co-Chairman of the Board from inception until May 2003. He served as Vice President of Research & Development from our inception until March 2003.

Since 1985 Dr. Samueli has been a professor in the Electrical Engineering Department at the University of California, Los Angeles, where he has supervised advanced research programs in broadband communications circuits and digital signal processing, and he has published over 100 technical papers in these areas. Dr. Samueli has been on a leave of absence from UCLA since 1995. Dr. Samueli is also a Distinguished Adjunct Professor in the Electrical Engineering and Computer Science Department at the University of California, Irvine. He was the Chief Scientist and one of the founders of PairGain Technologies, Inc., a telecommunications equipment manufacturer, and he consulted for PairGain from 1988 to 1994. From 1980 until 1985 he was employed in various engineering management positions in the Electronics and Technology Division of TRW, Inc. Dr. Samueli received a B.S., M.S. and Ph.D. in Electrical Engineering from the University of California, Los Angeles. Dr. Samueli is a named inventor in 68 U.S. patents. He is a Fellow of the Institute of Electrical and Electronics Engineers (IEEE), a Fellow of the American Academy of Arts and Sciences, and a Member of the National Academy of Engineering. Election to the National Academy of Engineering is amongst the highest professional distinctions accorded to an engineer.

Dr. Samueli has over 30 years of advanced engineering and leadership experience in the fields of communications systems and digital signal processing and has helped drive Broadcom’s growth from a start-up enterprise to a Fortune 500 company. As our co-founder and having served as our Chief Technical Officer for over 17 years and as our Vice President of Research & Development for over 12 years, Dr. Samueli has a unique and deep understanding of our operations, technologies and industry, which provides invaluable insights to our Board. Serving as an Adjunct Professor in the Electrical Engineering and Computer Science Department at the University of California, Irvine, as a Fellow of the Institute of Electrical and Electronics Engineers (IEEE) and as a Member of the National Academy of Engineering, Dr. Samueli’s network of engineering, technical and university contacts are a valuable source to Broadcom for new innovations and recruiting.

Public Company Directorships During the Past Five Years

Broadcom Corporation — April 19981 to May 2008

Robert E. Switz has been a director since May 2003. From August 2003 until its acquisition by Tyco Electronics in December 2010 Mr. Switz served as President and Chief Executive Officer of ADC Telecommunications, Inc., a supplier of broadband network equipment and software. Mr. Switz played an instrumental role in transforming ADC in recent years, developing and implementing strategies that have secured the company’s position as one of the leading global providers of fiber connectivity and wireless coverage and capacity solutions for communications service providers. From 1994 until August 2003 he served in various senior management positions at ADC, including Chief Financial Officer, Executive Vice President and Senior Vice President. Mr. Switz was appointed a director of ADC in August 2003 and was appointed Chairman of the Board in June 2008. Mr. Switz was President of ADC’s former Broadband Access and Transport Group from November 2000 until April 2001. Throughout his ADC career, Mr. Switz held leadership responsibilities for numerous critical functions including strategic planning, business development, corporate technology, marketing communications, sales operations, and information systems. Prior to joining ADC, Mr. Switz was employed by Burr-Brown Corporation, a manufacturer of precision microelectronics, most recently as Vice President, Chief Financial Officer and Director, Ventures & Systems Business. At Burr-Brown, he had management responsibilities for five start-up ventures and seven European manufacturing and distribution subsidiaries. He also held responsibility for corporate finance, legal, MIS, accounting, purchasing, physical resources, facilities, investor relations and business development. Mr. Switz received a B.S. in Business Administration from

1    Dr. Samueli served on the Board since Broadcom’s founding in 1991. Broadcom held its initial public offering in April 1998.

Quinnipiac University and an M.B.A. from the University of Bridgeport. Mr. Switz received recognition as a Finalist in American Business Awards for Best Executive in 2004 through 2008 and Best Turnaround Executive in 2005 through 2008. In 1999, he was a recipient of the CFO Excellence award from CFO Magazine.

Mr. Switz’s extensive operations, finance and international experience provide him with a keen understanding of Broadcom’s operations and make him a valuable contributor to our Board of Directors. Having served as President and Chief Executive Officer of ADC Telecommunications, Inc., Mr. Switz offers a wealth of management experience and business understanding and front-line exposure to many of the issues facing public companies. Given his expertise in finance and accounting, Mr. Switz has been determined to be an Audit Committee financial expert by our Board. Mr. Switz also brings considerable directorial and governance experience to the Board through his past service on the board of directors of ADC Telecommunications, Inc., and his current service on the boards of directors of Leap Wireless International, Inc., GT Advanced Technologies, Inc. and Micron Technology, Inc., where he serves as Chairman of the Board.

Public Company Directorships During the Past Five Years

•	ADC Telecommunications, Inc. (supplier of broadband network equipment and software) — August 2003 to December 2010

•	Micron Technology, Inc. (semiconductor company) — February 2006 to present

•	Leap Wireless International, Inc. (wireless communications provider) — July 2011 to present

•	GT Advanced Technologies Inc. (supplier of polysilicon production technology) — May 2011 to present

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of the nine nominees listed above. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of each of the nine nominees named above. Should any nominee(s) become unavailable to serve before the Annual Meeting, the proxies will be voted for such other person(s) as may be designated by our Board or for such lesser number of nominees as may be prescribed by the Board. Votes cast for the election of any nominee who has become unavailable will be disregarded.

PROPOSAL TWO:

APPROVAL OF AMENDMENT AND RESTATEMENT OF THE

1998 EMPLOYEE STOCK PURCHASE PLAN

Introduction

At the 2012 Annual Meeting, shareholders are being asked to approve an amendment and restatement of our 1998 Employee Stock Purchase Plan (which was most recently amended and restated on November 11, 2010), referred to in this proxy statement as the 1998 ESPP, that will (i) extend the term of the plan through May 15, 2022, and (ii) effect various technical revisions and improvements. Similar amendments will also be made to the 2007 International Employee Stock Purchase Plan, referred to as the 2007 IESPP, which draws its shares of Class A common stock from the share reserve available under the 1998 ESPP.

The Board adopted the amendment and restatement on February 16, 2012, subject to shareholder approval at the Annual Meeting. The proposed amendment and restatement will help ensure that we will continue to effectively provide eligible employees of Broadcom and our participating affiliates (whether now existing or subsequently established) with the opportunity to purchase shares of Class A common stock at semi-annual intervals through their accumulated periodic payroll deductions.

In the event such shareholder approval is not obtained, then the revisions to the 1998 ESPP affected by this amendment and restatement shall have no force and effect; however, the 1998 ESPP shall continue in effect in accordance with the terms and provisions of the plan in effect immediately prior to this amendment and restatement.

The following is a summary of the principal features of the 1998 ESPP, as amended and restated on February 16, 2012, which is filed with the SEC as Appendix A to this proxy statement. The following summary does not purport to be a complete description of all provisions of the amended and restated 1998 ESPP. Any shareholder who wishes to obtain a copy of the actual plan documents may do so upon written request to Investor Relations, Broadcom Corporation, P.O. Box 57013, Irvine, California 92619-7013, or may access the documents from the SEC’s website at www.sec.gov. The terms and provisions of the 2007 IESPP are substantially similar to those in effect under the amended and restated 1998 ESPP.

Administration

The 1998 ESPP is administered by a committee appointed by the Board, which currently is the Compensation Committee. Such committee, as Plan Administrator, has full authority to adopt administrative rules and procedures and to interpret the provisions of the 1998 ESPP.

The Plan Administrator has the discretionary authority to require that the shares purchased on behalf of each participant be deposited directly into a brokerage account, which we will establish for the participant at a brokerage firm. Deposited shares may not be transferred to another brokerage account until the date those shares are to be sold or otherwise transferred.

Share Reserve

The maximum number of shares of Class A common stock reserved for issuance under the 1998 ESPP and the 2007 IESPP, taken together, is currently limited to 59,264,053 shares. As of March 19, 2012, 38,323,418 shares of Class A common stock had been issued under the combined reserve, and 20,940,635 shares were available for future issuance under the 1998 ESPP and the 2007 IESPP. The number of shares of Class A common stock reserved for issuance in total under the 1998 ESPP and the 2007 IESPP will automatically increase on the first trading day of January each year by an amount equal to 1.25% of the total number of shares of Class A common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will any such annual increase exceed 10,000,000 shares of Class A common stock.

The shares issuable under the 1998 ESPP and the 2007 IESPP may be made available from authorized but unissued shares of our Class A common stock or from shares of Class A common stock repurchased by us, including shares repurchased in the open market.

Changes in Capitalization

In the event any change is made to the outstanding shares of Class A common stock because of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares, spin-off transaction or other change in corporate structure effected without Broadcom’s receipt of consideration or should the value of outstanding shares of our Class A common stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, equitable adjustments will be made to (i) the maximum number and class of securities issuable in total under the 1998 ESPP and the 2007 IESPP, (ii) the maximum number and class of securities by which the shares reserved for issuance in total under the 1998 ESPP and the 2007 IESPP are to increase automatically each year, (iii) the maximum number and class of securities purchasable per participant on any one semi-annual purchase date, (iv) the maximum number and class of securities purchasable in total by all participants in the 1998 ESPP and the 2007 IESPP on any purchase date and (v) the number and class of securities and the price per share in effect under each outstanding purchase right. The adjustments will be made in such manner as the Plan Administrator deems appropriate to prevent the dilution or enlargement of benefits under the 1998 ESPP and the 2007 IESPP and the outstanding purchase rights thereunder, and such adjustments will be final, binding and conclusive.

Offering Periods and Purchase Rights

Shares of Class A common stock will be offered under the 1998 ESPP through a series of successive offering periods, each for a duration of 24 months, unless the Plan Administrator determines that a shorter period, or longer period not to exceed 27 months, should apply with respect to one or more offering periods. The current offering period began May 2, 2011 and is scheduled to end the last business day in April 2013, unless sooner terminated pursuant to the automatic restart feature of the 1998 ESPP described below. The next offering period will commence on the first business day following the end of the current offering period, and subsequent offering periods will commence in the same fashion unless otherwise designated by the Plan Administrator.

At the time an eligible employee elects to join an offering period under the 1998 ESPP, he or she is granted a purchase right to acquire shares of Class A common stock at semi-annual intervals over the remainder of that offering period. The purchase dates occur on the last business days of April and October of each year, and all payroll deductions collected from the participant for the period ending with each such semi-annual purchase date are automatically applied to the purchase of Class A common stock, subject to certain limitations. The next purchase date under the 1998 ESPP will be April 30, 2012.

Automatic Restart

Should the fair market value per share of Class A common stock on any purchase date be less than the fair market value per share on the start date of the offering period, immediately following the purchase of shares of Class A common stock on that purchase date, the offering period will automatically terminate, and a new offering period will begin on the next business day, generally for a duration of 24 months. All participants in the terminated offering will be automatically transferred to the new offering period.

Eligibility and Participation

Any individual who is employed on a basis under which he or she is regularly expected to work for more than 20 hours per week for more than five months per calendar year in our employ or any participating U.S. parent or U.S. subsidiary corporation (including any corporation that subsequently becomes such an entity at any time during the term of the 1998 ESPP) is eligible to participate in the 1998 ESPP. Employees who work on a less frequent schedule may be eligible to participate in the 2007 IESPP based on the requirements of applicable foreign law.

An individual who is an eligible employee on the start date of any offering period may join that offering period at that time or on any subsequent quarterly entry date (the first business day in February, May, August or November of each year) within that offering period. An individual who first becomes an eligible employee after such start date may join the offering period on any quarterly entry date within that offering period on which he or she is an eligible employee. If an individual withdraws from an offering period and then re-enrolls in the same offering period, such participant’s entry date will be the subsequent date on which the individual reenrolls in the offering period.

As of March 19, 2012, approximately 9,942 employees, including ten executive officers, were eligible to participate in the 1998 ESPP and the 2007 IESPP.

Purchase Price

The purchase price of the Class A common stock purchased on behalf of participants in the 1998 ESPP on each semi-annual purchase date will be equal to eighty-five percent (85%) of the lower of (i) the fair market value per share of Class A common stock on the participant’s entry date into the offering period or (ii) the fair market value on the semi-annual purchase date.

The fair market value per share of Class A common stock on any relevant date under the 1998 ESPP will be deemed equal to the closing selling price per share of Class A common stock at the close of regular hours trading on the NASDAQ Global Select Market on that date, as such price is reported on the NASDAQ website (www.nasdaq.com) or otherwise. If there is no closing selling price for our Class A common stock on the date in question, the fair market value will be the closing selling price on the last preceding date for which such quotation exists. On March 19, 2012 the fair market value per share of Class A common stock determined on such basis was $38.78.

Payroll Deductions and Stock Purchases

Subject to the limitations set forth below, each participant may authorize periodic payroll deductions in any multiple of one percent (1%) up to a maximum of fifteen percent (15%) of his or her total eligible cash earnings to be applied to the acquisition of Class A common stock at semi-annual intervals. Accumulated payroll deductions are credited to a participant’s book account under the 1998 ESPP but no interest is paid on such amounts. Accordingly, on each semi-annual purchase date (the last business day in April and October of each year), the accumulated payroll deductions of each participant will automatically be applied to the purchase of whole shares of Class A common stock at the purchase price in effect for the participant for that purchase date. Participants may reduce their rates of payroll deductions by filing a form with the Plan Administrator but generally may not increase their rates of payroll deductions during an offering period.

Special Limitations

The 1998 ESPP imposes certain limitations upon a participant’s right to acquire Class A common stock, including the following limitations:

•

Purchase rights granted to a participant may not permit such individual to purchase more than $25,000 worth of Class A common stock (valued at the time each purchase right is granted) for each calendar year those purchase rights are outstanding at any time.

•

Purchase rights may not be granted to any individual if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase stock representing five percent (5%) or more of the total combined voting power or value of all classes of stock of Broadcom or any of our affiliates.

•	No participant may purchase more than 9,000 shares of Class A common stock on any purchase date.

•	The maximum number of shares of Class A common stock purchasable in total by all participants in the 1998 ESPP and the 2007 IESPP on any purchase date is limited to 4,000,000 shares.

The Plan Administrator will have the discretionary authority, exercisable prior to the start of any offering period, to increase or decrease the limitations to be in effect for the number of shares purchasable per participant or in total by all participants on each purchase date within that offering period.

Termination of Purchase Rights

A participant may withdraw from the 1998 ESPP at any time (either expressly or by reducing payroll deductions to 0%), and his or her accumulated payroll deductions for the offering period in which the withdrawal occurred will be promptly refunded to the participant. Following a participant’s withdrawal, no further payroll deductions will be collected from the participant with respect to the offering period in which such withdrawal occurs unless and until such participant reenrolls in that offering period. A participant may reenroll in the 1998 ESPP effective as of any quarterly entry date in the offering period in which such withdrawal occurred or in any subsequent offering period.

A participant’s purchase right will immediately terminate upon his or her cessation of employment or loss of eligible employee status. Any payroll deductions that the participant may have made for the semi-annual period in which such cessation of employment or loss of eligibility occurs will be refunded and will not be applied to the purchase of Class A common stock.

Shareholder Rights

No participant has any shareholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf and issued by us. Other than in connection with changes to our capitalization as described above, no adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

Assignability

Purchase rights are not assignable or transferable by the participant, and the purchase rights are exercisable only by the participant.

Change in Control or Ownership

In the event we are acquired by merger, sale of all or substantially all of our assets or sale of securities representing more than fifty percent (50%) of the total combined voting power of our outstanding securities, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such acquisition. The purchase price will be equal to eighty-five percent (85%) of the lower of (i) the fair market value per share of Class A common stock on the participant’s entry date into the offering period in which such acquisition occurs or (ii) the fair market value per share of Class A common stock immediately prior to such acquisition. The limitation on the maximum number of shares purchasable in total by all participants on any one purchase date will not be applicable to any purchase date attributable to such an acquisition.

Share Proration

Should the total number of shares of Class A common stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the total number of shares then available for issuance under the 1998 ESPP and the 2007 IESPP, the Plan Administrator will make a prorata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the Class A common stock prorated to such individual, will be refunded.

Amendment and Termination

The 1998 ESPP will terminate upon the earliest of (i) May 15, 2022, if shareholder approval of this Proposal is obtained, (ii) the date on which all shares available for issuance thereunder are sold pursuant to exercised purchase rights or (iii) the date on which all purchase rights are exercised in connection with an acquisition of Broadcom.

The Board may at any time alter, suspend or terminate the 1998 ESPP, except that any amendment will not adversely affect the rights of a participant without such participant’s consent. However, the Board may not, without shareholder approval, (i) increase the number of shares issuable under the 1998 ESPP, (ii) alter the purchase price formula to reduce the purchase price, (iii) modify the requirements for eligibility to participate in the 1998 ESPP or (iv) make any other amendment or revisions to the plan that would require shareholder approval under applicable law.

Plan Benefits

The following table shows, as to the listed individuals and specified groups, the number of shares of Class A common stock purchased under the 1998 ESPP and 2007 IESPP between January 1, 2011 and October 31, 2011, the most recent purchase date, together with the weighted average purchase price paid per share:

Name and Position	Number of Purchased Shares(#)	Weighted Average Purchase Price($)
Scott A. McGregor	612	$29.9115
President and Chief Executive Officer
Eric K. Brandt	612	$29.9115
Executive Vice President and Chief Financial Officer
Daniel A. Marotta	612	$29.9115
Executive Vice President & General Manager, Broadband Communications Group
Rajiv Ramaswami	613	$29.9115
Executive Vice President & General Manager, Infrastructure & Networking Group
Robert A. Rango	613	$29.9115
Executive Vice President & General Manager, Mobile & Wireless Group
All current executive officers as a group (10 persons)	5,521	$29.9118
All employees, including current officers who are not executive officers, as a group	3,712,109	$29.9328

Federal Tax Consequences

The 1998 ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to Broadcom, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the 1998 ESPP or in the event the participant should die while still owning the purchased shares.

If a participant sells or otherwise disposes of the purchased shares within two years after his or her entry date into the offering period in which such shares were acquired or within one year after the actual semi-annual purchase date of those shares, the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and Broadcom will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal in amount to such excess. The participant will also recognize a capital gain to the extent the amount realized upon the sale of the shares exceeds the sum of the aggregate purchase price for those shares and the ordinary income recognized in connection with their acquisition.

If the participant sells or disposes of the purchased shares more than two years after his or her entry date into the offering period in which the shares were acquired and more than one year after the actual semi-annual purchase date of those shares, the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) fifteen percent (15%) of the fair market value of the shares on the participant’s entry date into that offering period; and any additional gain upon the disposition will be taxed as a long-term capital gain. Broadcom will not be entitled to an income tax deduction with respect to such disposition.

If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) fifteen percent (15%) of the fair market value of the shares on his or her entry date into the offering period in which those shares were acquired will constitute ordinary income in the year of death.

Accounting Treatment

Under the accounting standards currently applicable to employee stock purchase plans such as the 1998 ESPP, the fair value of each purchase right granted under the 1998 ESPP or the 2007 IESPP will be charged as stock-based compensation expense to Broadcom’s reported earnings over the offering period to which that purchase right pertains. The fair value of each such purchase right will be determined as of its grant date.

Broadcom must have a sufficient number of shares approved for issuance in total under the 1998 ESPP and the 2007 IESPP at the beginning of each offering period for all purchases made during the offering period. If additional shares need to be authorized during an offering period, this may result in a delayed measurement date for the compensation cost of the purchase rights granted in that offering period and may result in a greater charge to our reported earnings for that offering period. The measurement date for the compensation cost associated with such purchase rights will be delayed until the date the share increase is approved.

Required Vote

The affirmative vote of the holders of common stock representing a majority of the voting power of the outstanding Class A common stock and Class B common stock, voting together as a single class, present or represented by proxy and voting, which shares voting affirmatively must also constitute at least a majority of the voting power required to constitute the quorum, is required for approval of the amendment and restatement of the 1998 ESPP. For the effects of abstentions and broker non-votes on this Proposal see, “Information about the Annual Meeting and Voting — What vote is required for each item?”.

Should such shareholder approval not be obtained, the proposed extension to the term of the 1998 ESPP and the technical revisions to the 1998 ESPP will not be implemented. However, the 1998 ESPP as in effect prior to the amendment and restatement that is the subject of this Proposal will continue to remain in effect, and stock purchases will continue to be made pursuant to the provisions of the 1998 ESPP until the available reserve of Class A common stock under the 1998 ESPP is depleted or until the plan terminates on its currently scheduled April 30, 2018 expiration date.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR this Proposal. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the approval of the amendment and restatement of the 1998 ESPP as provided in Proposal Two.

PROPOSAL THREE:

APPROVAL OF THE 2012 STOCK INCENTIVE PLAN

At the 2012 Annual Meeting, shareholders will be asked to approve the 2012 Stock Incentive Plan, referred to in this proxy statement as the 2012 Plan, which was adopted by the Board on February 16, 2012, subject to shareholder approval.

The 2012 Plan is being submitted to our shareholders to: (i) approve the 2012 Plan, which is attached as Appendix B to this proxy statement; (ii) ensure that certain awards granted under the 2012 Plan that are intended to qualify as “performance-based compensation” under Section 162(m) (referred to as Section 162(m)) of the Internal Revenue Service Code may so qualify; and (iii) comply with the NASDAQ Corporate Governance Standards requiring shareholder approval when an equity compensation plan is established.

The Board of Directors believes the 2012 Plan will promote the interests of Broadcom by providing eligible persons in our service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in Broadcom as an incentive for them to remain in such service.

If approved by shareholders, the 2012 Plan will replace our 1998 Stock Incentive Plan, as amended and restated, once the registration statement filed by us for the shares of our common stock approved for issuance under the 2012 Plan pursuant to this proposal becomes effective. Until that time, any equity awards granted by us would continue to be granted under the 1998 Stock Incentive Plan and, after that time, no further grants would be made under the 1998 Stock Incentive Plan, and equity awards would instead be granted under the 2012 Plan. Subject to the automatic share increase provisions of the 2012 Plan, the maximum number of shares of our Class A common stock reserved for issuance under the 2012 Plan will not exceed 100,000,000. We note that, as of March 19, 2012, approximately 128,500,000 shares of our common stock remained available for issuance under the 1998 Stock Incentive Plan. Although we anticipate that approximately 1,000,000 of those shares will be used in the granting of awards under the 1998 Stock Incentive Plan prior to the date the 2012 Plan becomes effective and the shares approved for issuance under the 2012 plan are registered on a form S-8 filing, following the effectiveness of the 2012 Plan the remaining approximately 127,500,000 shares that have been approved for issuance under the 1998 Stock Incentive Plan will not be used by us. As a result, the approval of the 2012 Plan will result in approximately 27,500,000 fewer shares reserved for issuance and use in our equity compensation program. However, if the 2012 Plan is not approved by shareholders at the Annual Meeting, we may continue to grant awards under the 1998 Stock Incentive Plan.

Generally, Section 162(m) does not permit a tax deduction for compensation in excess of $1 million paid in any calendar year by a publicly held company to its chief executive officer or any of the three other most highly compensated executive officers (other than the principal financial officer). However, certain compensation, including compensation based on the attainment of performance goals, is excluded from this deduction limit if certain criteria are satisfied, including that the material terms pursuant to which the compensation is to be paid is disclosed to and approved by the company’s shareholders. Accordingly, if the 2012 Plan, including the list of performance criteria applicable under the 2012 Plan for awards intended to qualify as performance-based under Section 162(m), is approved by shareholders and other conditions of Section 162(m) are satisfied, certain compensation paid to the above individuals pursuant to the 2012 Plan should not be subject to the deduction limit of Section 162(m).

At the Annual Meeting, our shareholders are being requested to (i) approve the 2012 Plan and (ii) qualify the 2012 Plan for purposes of (A) Section 162(m), including approval of the performance criteria applicable under the 2012 Plan for awards intended to qualify as performance-based compensation under Section 162(m), and (B) NASDAQ shareholder approval rules.

Description of the 2012 Plan

The following is a summary of the principal features of the 2012 Plan, which is filed with the SEC as Appendix B to this proxy statement. The following summary does not purport to be a complete description of all provisions of the 2012 Plan. Any shareholder who wishes to obtain a copy of the actual plan documents may do so upon written request to Investor Relations, Broadcom Corporation, P.O. Box 57013, Irvine, California 92619-7013, or may access the documents from the SEC’s website at www.sec.gov.

Equity Incentive Programs

The 2012 Plan consists of three equity incentive programs: (i) the Discretionary Grant Program, (ii) the Stock Issuance Program, and (iii) the Director Automatic Grant Program for non-employee directors. The principal features of each program are described below.

The Compensation Committee of the Board has the authority to administer the Discretionary Grant and Stock Issuance Programs with respect to option grants, RSUs, stock appreciation rights, direct stock issuances and/or other stock-based awards, referred to in this proposal as Equity Awards, made to executive officers and non-employee directors, and also has the authority to make Equity Awards under those programs to all other eligible individuals. However, any Equity Awards made to members of the Compensation Committee, other than pursuant to the Director Automatic Grant Program, must be authorized and approved by a disinterested majority of the Board. Neither the Compensation Committee nor any other appointed committee will exercise any administrative discretion under the Director Automatic Grant Program. All Equity Awards under such program will be granted in strict compliance with the express provisions of that program.

The term Plan Administrator, as used in this summary, means the Compensation Committee or other committee appointed by the Board, which is authorized to administer the Discretionary Grant and Stock Issuance Programs of the 2012 Plan. The Plan Administrator will, within the scope of its administrative functions under the 2012 Plan, have full power and authority to establish such rules and regulations as it may deem appropriate for the proper administration of the Discretionary Grant and Stock Issuance Programs and to make such determinations under, and issue such interpretations of, the provisions of those programs and any outstanding awards thereunder. Decisions of the Plan Administrator will be final and binding all interested parties.

Share Reserve

Subject to annual automatic share increases (described in the subsequent sentence), the number of shares of our Class A common stock reserved for issuance over the term of the 2012 Plan may not exceed 100,000,000. The number of shares of Class A common stock reserved for issuance under the 2012 Plan automatically increases on the first trading day of January each year by an amount equal to four and one-half percent (4.5%) of the total number of shares of Class A and Class B common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will any such annual increase exceed 45,000,000 shares of Class A common stock.

No participant in the 2012 Plan may be granted Equity Awards for more than 9,000,000 shares of Class A common stock per calendar year. This share-limitation will assure that any deductions to which we would otherwise be entitled upon the exercise of stock options or stock appreciation rights granted under the Discretionary Grant Program with an exercise price per share equal to the fair market value per share of the Class A common stock on the grant date will not be subject to the $1.0 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed under Section 162(m) of the Internal Revenue Code. In addition, shares issued under the Stock Issuance Program may qualify as performance-based compensation that is not subject to the Section 162(m) limitation, if the issuance of those shares is approved by the Plan Administrator and the vesting is tied to the attainment of performance goals based on one or more of the performance criteria described below in the summary description of that program.

The shares of Class A common stock issuable under the 2012 Plan may be drawn from shares of our authorized but unissued shares or from shares reacquired by us, including shares repurchased on the open market.

Shares subject to any outstanding Equity Awards under the 2012 Plan that expire or otherwise terminate before those shares are issued will be available for subsequent award.

Should the exercise price of an option under the 2012 Plan be paid with shares of Class A common stock, the authorized reserve of Class A common stock under the 2012 Plan will be reduced only by the net number of new shares issued under the exercised stock option.

Should shares of Class A common stock otherwise issuable under the 2012 Plan be withheld in satisfaction of the withholding taxes incurred in connection with the issuance, exercise or vesting of an Equity Award, the number of shares of Class A common stock available for issuance under the 2012 Plan will be reduced only by the net number of shares issued pursuant to that Equity Award. The withheld shares will not reduce the share reserve.

Eligibility

Officers, employees, non-employee directors and independent consultants in the service of Broadcom or its parent or subsidiaries, whether now existing or subsequently established, are eligible to participate in the Discretionary Grant and Stock Issuance Programs. Non-employee directors will also participate in the Director Automatic Grant Program.

As of March 19, 2012, ten executive officers, eight non-employee directors and 10,527 other employees were eligible to participate in the 2012 Plan.

Valuation

The fair market value per share of the Class A common stock on any relevant date under the 2012 Plan will be deemed equal to the closing selling price per share of our Class A common stock at the close of regular hours trading on the NASDAQ Global Select Market (or the NASDAQ Global Market) on that date, as such price is reported on the NASDAQ website (www.nasdaq.com) or otherwise. If there is no closing selling price for our Class A common stock on the date in question, the fair market value will be the closing selling price on the last preceding date for which such quotation exists. On March 19, 2012, the fair market value per share of Class A common stock determined on such basis was $38.78.

Discretionary Grant Program

The Plan Administrator has the discretion under the Discretionary Grant Program, subject to the parameters of the 2012 Plan, to determine which eligible individuals are to receive Equity Awards under that program, the time or times when those Equity Awards are to be made, the number of shares subject to each such award, the time or times when each Equity Award is to vest and become exercisable, the maximum term for which the Equity Award is to remain outstanding and the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws.

Stock Options.    Each granted option will have an exercise price per share determined by the Plan Administrator, but in no event will such exercise price be less than one hundred percent (100%) of the fair market value of our common stock on the grant date. No granted option will have a term in excess of ten years, and the option will generally become exercisable in one or more installments over a specified period of service measured from the grant date. However, options may be structured so that they will be immediately exercisable for any or all of the option shares. Any unvested shares acquired under those immediately exercisable options will be subject to repurchase, at the exercise price paid per share, if the optionee ceases service with us prior to vesting in those shares.

Should the optionee cease service with us, he or she will have a limited period of time within which to exercise his or her outstanding options for any shares for which those options are vested and exercisable at the time of such cessation of service. The Plan Administrator will have complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.

If the optionee ceases service with us for any reason other than death, permanent disability or misconduct, and the entire exercise period applicable to the option falls within a market blackout period imposed by us from time to time, the Plan Administrator may permit us to automatically (i) exercise any unexercised portion of the option, on the last business day of the exercise period and (ii) withhold on such day a number of shares subject to the option having a fair market value equal to the aggregate exercise price of the shares with respect to which the option is being exercised and the amount necessary to satisfy any applicable withholding taxes, subject to certain limitations.

Stock Appreciation Rights.    The Plan Administrator has the authority to issue the following two types of stock appreciation rights under the Discretionary Grant Program:

•

Tandem stock appreciation rights, which provide the holders with the right to surrender their options for an appreciation distribution in an amount equal to the excess of (i) the fair market value of the vested shares of Class A common stock subject to the surrendered option over (ii) the aggregate exercise price payable for those shares.

•

Standalone stock appreciation rights, which allow the holders to exercise those rights as to a specific number of shares of Class A common stock and receive in exchange an appreciation distribution in an amount equal to the excess of (i) the fair market value of the shares of Class A common stock as to which those rights are exercised over (ii) the aggregate base price in effect for those shares. The base price per share may not be less than the fair market value per share of the Class A common stock on the date the standalone stock appreciation right is granted, and the right may not have a term in excess of ten years.

Payments with respect to exercised tandem or standalone stock appreciation rights may, at the discretion of the Plan Administrator, be made in cash or in shares of Class A common stock. Upon cessation of service with us, the holder of one or more stock appreciation rights will have a limited period within which to exercise those rights as to any shares as to which those stock appreciation rights are vested and exercisable at the time of such cessation of service. The Plan Administrator will have the discretion to extend the period following the holder’s cessation of service during which his or her outstanding stock appreciation rights may be exercised and/or to accelerate the exercisability or vesting of such stock appreciation rights in whole or in part. Such discretion may be exercised at any time while the stock appreciation rights remain outstanding, whether before or after the holder’s actual cessation of service.

Repricing.    Since the amendment and restatement of the 1998 Incentive Plan in March 2007, and continuing with the adoption of the 2012 Plan, the plans do not permit options or stock appreciation rights to be repriced to a lower exercise price, except in connection with certain changes to our capital structure, as explained in the “General Provisions — Changes in Capitalization” section that appears later in this Proposal.

Stock Issuance Program

Shares of our Class A common stock may be issued under the Stock Issuance Program for such valid consideration under the California Corporations Code as the Plan Administrator deems appropriate, including cash, securities or other property or services. The shares may also be issued as a bonus for past services without any cash outlay required of the recipient. In addition, restricted shares of Class A common stock may be issued that vest in one or more installments over the recipient’s period of service or upon attainment of specified performance objectives. Shares of Class A common stock may also be issued under such program pursuant to RSUs or other stock-based awards that entitle the recipients to receive the shares underlying those awards upon the attainment of designated performance goals, the satisfaction of specified service requirements and/or upon the expiration of a designated deferral period following the vesting of those awards or units, including (without limitation) a deferred distribution date following the termination of the recipient’s service with Broadcom.

The Plan Administrator has the discretion under the Stock Issuance Program, subject to the parameters of the 2012 Plan, to determine which eligible individuals are to receive Equity Awards under such program, the time or times when those Equity Awards are to be made, the number of shares subject to each such Equity Award, the applicable vesting and issuance schedules to be in effect for the Equity Award and the cash consideration (if any)

payable per share. The shares issued pursuant to such Equity Award may be fully vested upon issuance or may vest upon the completion of a designated service period and/or the attainment of pre-established performance goals.

To assure that the compensation attributable to one or more Equity Awards under the Stock Issuance Program will qualify as performance-based compensation that will not be subject to the $1.0 million limitation on the income tax deductibility of the compensation paid per covered executive officer imposed under Section 162(m), the Plan Administrator has the discretionary authority to structure one or more Equity Awards under the Stock Issuance Program so that the shares subject to those particular awards will vest only if certain pre-established corporate performance goals are achieved. Such goals may be based on one or more of the following criteria: (i) return on total shareholder equity; (ii) earnings or net income per share; (iii) net income or operating income; (iv) earnings before interest, taxes, depreciation, amortization and stock-based compensation costs, or operating income before depreciation and amortization; (v) gross profit, sales or revenue targets; (vi) return on assets, capital or investment; (vii) cash flow; (viii) market share; (ix) cost reduction goals; (x) budget comparisons; (xi) implementation or completion of projects or processes strategic or critical to our business operations; (xii) measures of customer satisfaction; (xiii) any combination of, or a specified increase in, any of the foregoing; and (xiv) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance our revenue or profitability or expand our customer base; provided, however, that for purposes of items (ii), (iii), (iv) and (vii) above, the Plan Administrator may, at the time the Equity Awards are made, specify certain adjustments to such items as reported in accordance with generally accepted accounting principles in the U.S., referred to as GAAP. The adjustments will exclude from the calculation of those performance goals one or more of the following: certain charges related to acquisitions, stock-based compensation, employer payroll tax expense on certain stock option exercises, settlement costs, restructuring costs, gains or losses on strategic investments, non-operating gains, certain other non-cash charges, valuation allowance on deferred tax assets, and the related income tax effects, purchases of property and equipment, and any extraordinary non-recurring items as described in FASB ASC Topic 225. In addition, such performance goals may be based upon the attainment of specified levels of Broadcom’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of Broadcom’s business groups or divisions thereof or any parent or subsidiary. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned, and a maximum level of performance at which an award will be fully earned. The Plan Administrator may provide that, if the actual level of attainment for any performance objective is between two specified levels, the amount of the award attributable to that performance objective will be interpolated on a straight-line basis.

The Plan Administrator will have the discretionary authority at any time to accelerate the vesting of any and all shares of restricted stock or other unvested shares outstanding under the Stock Issuance Program. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to shares that were intended at the time of issuance to qualify as performance-based compensation under Internal Revenue Code Section 162(m), except in the event of certain changes in control or ownership or certain involuntary terminations.

Outstanding RSUs or other stock-based awards under the Stock Issuance Program will automatically terminate, and no shares of Class A common stock will actually be issued in satisfaction of those awards, if the performance goals or service requirements established for such awards are not attained unless the Plan Administrator exercises its discretionary authority to issue shares of Class A common stock in satisfaction of one or more outstanding RSUs or other stock-based awards as to which the designated performance goals or service requirements are not attained. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to awards that were intended at the time of issuance to qualify as performance-based compensation under Section 162(m), except in the event of certain changes in control or ownership or certain involuntary terminations.

Director Automatic Grant Program

If the shareholders approve this Proposal, the non-employee directors will receive a series of automatic awards, solely in the form of RSUs covering shares of our Class A common stock, over their period of continued Board service. The awards will be made in strict compliance with the express provisions of such program, and shareholder approval of this Proposal will also constitute pre-approval of the subsequent issuance of the shares subject to those RSUs in accordance with the terms of the program summarized below.

Awards under the Director Automatic Grant Program will be made in accordance with the following specified parameters:

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Annual Award.    On the date of each annual meeting of shareholders, beginning with our 2013 Annual Meeting of Shareholders, each individual who is to continue to serve as a non-employee director after that annual meeting will automatically be granted RSUs covering the number of shares of our Class A common stock (rounded up to the next whole share) determined by dividing the dollar sum of $300,000 by the fair market value per share of our Class A common stock on such date. There will be no limit on the number of such annual RSUs any one non-employee director may receive over his or her period of Board service.

•

Initial Grant.    Each individual who commences service as a non-employee director upon his or her election to the Board at an annual meeting any time after the effective date of the Form S-8 registration filing for the shares of our common stock issuable under the 2012 Plan, referred to as the Registration Date, will automatically be granted RSUs under the 2012 Plan covering the number of shares of our Class A common stock (rounded up to the next whole share) determined by dividing the dollar sum of $300,000 by the fair market value per share of our Class A common stock on such date. Following the Registration Date, each individual who is first elected or appointed as a non-employee director other than at an annual meeting of shareholders will, on the date he or she commences service as a non-employee director, automatically be granted a RSU award covering that number of shares of our Class A common stock determined first by multiplying the $300,000 amount by a fraction, the numerator of which is the number of months (including any partial month, expressed as a fraction) that will elapse between the date he or she commences service as a non-employee director and the first May 5th following such commencement date and the denominator of which is 12 months, and then dividing that pro-rated dollar amount by the fair market value per share of our Class A common stock on such commencement date.

Each RSU award will vest in a series of one or more successive equal quarterly installments over the period measured from the date the award is made and ending no later than next succeeding 5th day of May. The quarterly vesting dates will occur on the 5th day of February, May, August and November each year, with the first such quarterly vesting date to be at least 30 days after the grant date of the equity awards and the final vesting date to be the earlier of (i) the last quarterly vesting date determined for such equity award in accordance with the foregoing specified schedule or (ii) the day immediately prior to the date of the first annual meeting of shareholders following the grant date. A non-employee director will not vest in any additional RSUs following his or her cessation of Board service, unless such cessation of Board service should occur by reason of his or her death or disability, in which case all outstanding unvested RSUs will immediately vest. The RSUs will also vest in full on an accelerated basis upon the occurrence of certain changes in control during the period of Board service. As the RSUs vest in one or more installments, the shares of Class A common stock underlying those vested units will be promptly issued without the payment of any cash consideration, and will not be subject to any restrictions, other than under any applicable securities laws. However, the Plan Administrator may allow one or more non-employee directors to defer, in accordance with the applicable deferral election requirements in effect under Section 409A of the Internal Revenue Code and the Treasury Regulations issued thereunder, the issuance of the underlying shares beyond the applicable vesting date to a designated date or until cessation of Board service or an earlier change in control event.

The remaining terms of each RSU award under the Director Automatic Grant Program will be substantially the same as those in effect for RSUs made to our officers and employees under the Stock Issuance Program.

General Provisions

Acceleration.    In the event that a change in control occurs, each outstanding Equity Award under the Discretionary Grant Program will automatically accelerate in full, unless (i) that award is assumed by the successor corporation or otherwise continued in effect or (ii) the award is replaced with a cash retention program that preserves the spread existing on the unvested shares subject to that Equity Award (the excess of the fair market value of those shares over the exercise or base price in effect for the shares) and provides for the subsequent vesting and payout of that spread in accordance with the same vesting schedule in effect for those shares. In addition, all unvested shares outstanding under the Discretionary Grant and Stock Issuance Programs will immediately vest upon the change in control, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. Any other outstanding Equity Awards under the Stock Issuance Program will vest, and the underlying shares of Class A common stock subject to those awards will become issuable, immediately prior to the change in control, except to the extent those Equity Awards are assumed by the successor corporation or otherwise continued in effect or replaced with a cash retention program similar to the program described in clause (ii) above.

The Plan Administrator has discretion and has in the past structured Equity Awards under the Discretionary Grant and Stock Issuance Programs so that those Equity Awards will vest in full either immediately upon a change in control or in the event the individual’s service with us or the successor entity is terminated (actually or constructively) within a designated period following a change in control transaction, whether or not those Equity Awards are to be assumed or otherwise continued in effect or replaced with a cash retention program. The shares subject to each RSU award made under the Director Automatic Grant Program will immediately vest upon a change in control transaction or in connection with a hostile take-over.

A change in control will be deemed to occur upon (i) a shareholder-approved acquisition of Broadcom by merger or consolidation, (ii) a shareholder-approved sale of all or substantially all of Broadcom’s assets, (iii) the successful completion of a tender or exchange offer for securities possessing more than fifty percent (50%) of the total combined voting power of Broadcom’s outstanding securities, or (iv) an acquisition by any party or group of securities possessing more than fifty percent (50%) of the total combined voting power of Broadcom’s outstanding securities.

The acceleration of vesting in the event of a change in the ownership or control of Broadcom may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of Broadcom.

Shareholder Rights and Option Transferability.    The holder of an option or stock appreciation right will have no shareholder rights with respect to the shares subject to that option or stock appreciation right unless and until such person exercises the option or stock appreciation right and becomes a holder of record of the shares of common stock distributed upon exercise of such award. Incentive options are not assignable or transferable other than by will or the laws of inheritance following the optionee’s death, and during the optionee’s lifetime, may only be exercised by the optionee. However, non-statutory options and stock appreciation rights may be transferred or assigned during the holder’s lifetime, by gift or pursuant to a domestic relations order, to one or more members of the holder’s family or to a trust established for the benefit of the holder and/or one or more such family members or to the holder’s former spouse.

A participant will have certain shareholder rights with respect to the shares of Class A common stock issued to him or her under the Stock Issuance Program, whether or not his or her interest in those shares is vested. Accordingly, the participant will have the right to vote such shares and to receive any regular cash dividends paid on such shares, but will not have the right to transfer such shares prior to vesting. A participant will not have any shareholder rights with respect to the shares of Class A common stock subject to RSUs or other stock-based award until that award vests and the shares of Class A common stock are actually issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of Class A common stock, on outstanding RSUs or other stock-based awards, subject to such terms and conditions as the Plan Administrator may deem appropriate.

Changes in Capitalization.    In the event any change is made to the outstanding shares of Class A common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares, spin-off transaction or other change in corporate structure effected without Broadcom’s receipt of consideration or should the value of outstanding shares of our Class A common stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, equitable adjustments will be made to (i) the maximum number and/or class of securities issuable under the 2012 Plan, (ii) the maximum number and/or class of securities for which any one person may be granted Equity Awards under the 2012 Plan per calendar year, (iii) the class of securities for which RSUs are subsequently to be awarded under the Director Automatic Grant Program to new and continuing non-employee directors, (iv) the number and/or class of securities and the exercise price or base price per share in effect under each outstanding option or stock appreciation right, (v) the number and/or class of securities subject to each outstanding RSU or other stock-based award under the 2012 Plan and the cash consideration (if any) payable per share and (vi) the maximum number and/or class of securities by which the share reserve 2012 Plan is to increase automatically each year. The adjustments will be made in such manner as the Plan Administrator deems appropriate to prevent the dilution or enlargement of benefits under the 2012 Plan and the outstanding Equity Awards thereunder, and such adjustments will be final, binding and conclusive.

Special Tax Election.    In addition to any automatic withholding provision which may apply in connection with certain terminations of employment, the Plan Administrator may annually provide that any or all holders of Equity Awards utilize either or both of the following methods to satisfy all or part of the federal and state income and employment withholding taxes to which they may become subject in connection with the issuance, exercise or vesting of those Equity Awards:

•

Stock Withholding: The election to have Broadcom withhold, from the shares otherwise issuable upon the issuance, exercise or vesting of such Equity Award, a portion of those shares with an aggregate fair market value equal to the percentage of the withholding taxes (not to exceed one hundred percent (100%) of the taxable amount) designated by the holder and make a cash payment equal to such fair market value directly to the appropriate taxing authorities on such individual’s behalf. The shares so withheld will not reduce the number of shares authorized for issuance under the 2012 Plan.

•

Stock Delivery: The election to deliver to Broadcom certain shares of Class A common stock previously acquired by such holder (other than in connection with the issuance, exercise or vesting that triggered the withholding taxes) with an aggregate fair market value equal to the percentage of the withholding taxes (not to exceed one hundred percent (100%) of the taxable amount) designated by the holder. The shares of Class A common stock so delivered will not be added to the shares of Class A common stock authorized for issuance under the 2012 Plan.

Amendment and Termination.    The Board may amend or modify the 2012 Plan at any time, subject to any required shareholder approval. Shareholder approval will be required for any amendment that (i) materially increases the number of shares available for issuance under the 2012 Plan, (ii) materially expands the class of individuals eligible to receive Equity Awards under the 2012 Plan, (iii) materially increases the benefits accruing to optionees and other participants under the 2012 Plan or materially reduces the price at which shares of the Class A common stock may be issued or purchased under the 2012 Plan, (iv) materially extends the term of the 2012 Plan, (v) expands the types of awards available for issuance under the 2012 Plan, or (vi) is otherwise required by applicable law or the requirements of the stock exchange on which the shares of Class A common stock are at the time primarily traded.

The 2012 Plan will serve as the successor to the 1998 Stock Incentive Plan and no further awards will be made under that plan after the Registration Date. Each award outstanding under the 1998 Stock Incentive Plan will continue to be governed solely by the terms of such plan and other documents evidencing such award. Unless sooner terminated by the Board, the 2012 Plan will terminate on the earliest of (i) May 15, 2022, if shareholder approval of this Proposal is obtained, (ii) the date on which all shares available for issuance under the 2012 Plan have been issued as fully-vested shares or (iii) the termination of all outstanding Equity Awards in connection with certain changes in control or ownership. Should the 2012 Plan terminate prior to May 15, 2022, all Equity Awards outstanding at that time will continue in force and effect in accordance with the provisions of the documents evidencing those awards.

New Plan Benefits

As of March 30, 2012, no Equity Awards had been granted, and no shares had been issued, under the 2012 Plan, subject to shareholder approval. Generally, future grants under the 2012 Plan are within the discretion of the Plan Administrator and the benefits of such grants are, therefore, not determinable. However, our non-employee directors may be entitled to RSU grants pursuant to the Director Automatic Grant Program and until such time, any grants made pursuant to the Director Automatic Grant Program will be made under the 1998 Stock Incentive Plan.

Under the Director Automatic Grant Program, on the date of each annual meeting of shareholders, each individual who is to continue to serve as a non-employee director after that annual meeting will automatically be granted RSUs covering the number of shares of our Class A common stock (rounded up to the next whole share) determined by dividing the dollar sum of $300,000 by the fair market value per share of our Class A common stock on such date. In addition, each individual who commences service as a non-employee director upon his or her election to the Board at an annual meeting will automatically be granted RSUs covering the number of shares of our Class A common stock (rounded up to the next whole share) determined by dividing the dollar sum of $300,000 by the fair market value per share of our Class A common stock on such date. Following the Registration Date, each individual who is first elected or appointed as a non-employee director other than at an annual meeting of shareholders will, on the date he or she commences service as a non-employee director, automatically be granted a pro-rated RSU award, as described above, provided that neither annual nor initial RSU grants will be made to non-employee directors under the 2012 Plan until the effective date of the Form S-8 registration filing for the shares of our common stock issuable under the 2012 Plan. Prior to such date, any such grants will be made under the 1998 Stock Incentive Plan.

Federal Income Tax Consequences

The following discussion summarizes income tax consequences of the 2012 Plan under current federal income tax law and is intended for general information only. In addition, the tax consequences described below are subject to the limitations of Section 162(m), as discussed in further detail below. Other federal taxes and foreign, state and local income taxes are not discussed, and may vary depending upon individual circumstances and from locality to locality.

Option Grants.    Options granted under the 2012 Plan may be either incentive stock options, which satisfy the requirements of Section 422 of the Internal Revenue Code, or non-statutory stock options, which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

Incentive Stock Options. No taxable income is recognized by the optionee at the time of the option grant, and, if there is no disqualifying disposition at the time of exercise, no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes equal to the excess of the fair market value of the purchased shares at such time over the exercise price paid for those shares.

The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain dispositions. For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition was granted and more than one year after the date the option was exercised for those shares. If either of these two requirements is not satisfied, a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, the excess of (i) the fair market value of those shares on the exercise date or, if less, the amount realized upon such disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition will be taxable as a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, Broadcom will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal to the amount of ordinary income recognized by the optionee in connection with such disposition. If the optionee makes a qualifying disposition, Broadcom will not be entitled to any income tax deduction.

Non-Statutory Stock Options.    No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will, in general, recognize ordinary income in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and Broadcom will be required to collect certain withholding taxes applicable to such income from the optionee.

Broadcom will be entitled to an income tax deduction equal to the amount of any ordinary income recognized by the optionee with respect to an exercised non-statutory option. The deduction will in general be allowed for the taxable year in which such ordinary income is recognized by the optionee.

If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase in the event of the optionee’s cessation of service prior to vesting in those shares, the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when Broadcom’s repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If a timely Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses. Broadcom will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee in connection with the acquisition or vesting of the purchased shares. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Stock Appreciation Rights.    No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and Broadcom will be required to collect certain withholding taxes applicable to such income from the holder.

Broadcom will be entitled to an income tax deduction equal to the amount of any ordinary income recognized by the holder in connection with the exercise of a stock appreciation right. The deduction will in general be allowed for the taxable year in which such ordinary income is recognized by the holder.

Direct Stock Issuances.    The holder will recognize ordinary income in the year in which shares are actually issued to the holder. The amount of that income will be equal to the fair market value of the shares on the date of issuance less any cash consideration paid for those shares, and Broadcom will be required to collect certain withholding taxes applicable to such income from the holder.

Broadcom will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the holder.

RSUs.    No taxable income is recognized upon receipt of a RSU award. The holder will recognize ordinary income in the year in which the shares subject to that unit are actually issued to the holder. The amount of that income will be equal to the fair market value of the shares on the date of issuance, and Broadcom will be required to collect certain withholding taxes applicable to such income from the holder.

Broadcom will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued. The deduction will in general be allowed for the taxable year in which such ordinary income is recognized by the holder.

Deductibility of Executive Compensation

We anticipate that any compensation deemed paid by us in connection with disqualifying dispositions of incentive stock option shares or the exercise of non-statutory stock options or stock appreciation rights with exercise prices or base prices equal to or greater than the fair market value of the underlying shares on the grant date will qualify as performance-based compensation for purposes of Section 162(m) and will not have to be taken into account for purposes of the $1.0 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers. Accordingly, all compensation deemed paid with respect to those options or stock appreciation rights should remain deductible without limitation under Section 162(m). However, it is possible that one or more options for which revised measurement dates have been determined for financial accounting purposes as a result of the review of our past equity award practices may not qualify as performance-based awards for purposes of Section 162(m). Consequently, the income tax deductions to which we become entitled to upon the exercise of one or more of those options may be subject to the aggregate $1.0 million limit on the deductibility of the non-performance-based compensation paid per named executive officer in a taxable year.

Any compensation deemed paid by Broadcom in connection with shares issued under the Stock Issuance Program will be subject to the $1.0 million limitation on deductibility per covered individual, except to the extent the vesting of those shares is based solely on one or more of the performance milestones specified above in the summary of the terms of the Stock Issuance Program.

Accounting Treatment

Pursuant to the accounting standards established by FASB ASC Topic 718, Broadcom is required to recognize all share-based payments, including grants of stock options, RSUs and employee stock purchase rights, in our financial statements. Accordingly, stock options that are granted to our employees are valued at fair value as of the grant date under an appropriate valuation formula, and that value is charged as stock-based compensation expense against our reported GAAP earnings over the designated service period. For shares issuable pursuant to RSUs awarded under the 2012 Plan, we are required to expense over the applicable service period compensation cost equal to the fair market value of the underlying shares on the date of the award. If any other shares are unvested at the time of their direct issuance, the fair market value of those shares at that time (less any cash consideration paid for those shares) will be charged to our reported earnings ratably over the applicable service period. Such accounting treatment for RSUs and direct stock issuances will be applicable whether vesting is tied to service periods or performance goals. The issuance of a fully-vested stock bonus will result in an immediate charge to our earnings equal to the fair market value of the bonus shares on the issuance date.

Stock options and stock appreciation rights granted to non-employee consultants will result in a direct charge to our reported earnings based on the fair value of the award as measured initially on the grant date and then as re-measured on the vesting date of each installment of the underlying shares. Accordingly, such charge will take into account the appreciation in the fair value of the grant over the period between the grant date and the vesting date of each installment comprising that grant.

Required Vote

The affirmative vote of the holders of common stock representing a majority of the voting power of the outstanding Class A common stock and Class B common stock, voting together as a single class, present or represented by proxy and voting, which shares voting affirmatively must also constitute at least a majority of the voting power required to constitute the quorum, is required for approval of the 2012 Plan. For the effects of abstentions and broker non-votes on this Proposal see, “Information about the Annual Meeting and Voting — What vote is required for each item?”.

Should shareholder approval of the 2012 Plan not be obtained, the 2012 Plan will not be implemented. The 1998 Stock Incentive Plan will, however, continue in effect and we may continue to grant Equity Awards thereunder.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR this Proposal. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the approval of the 2012 Plan as provided in Proposal Three.

PROPOSAL FOUR:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP, our independent registered public accounting firm during 2011, to serve in the same capacity for the year ending December 31, 2012, and has requested the Board to submit this appointment for ratification by our shareholders at the Annual Meeting. KPMG LLP has served as our independent registered public accounting firm since March 13, 2008.

A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

We are asking our shareholders to ratify the selection of KPMG LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the selection of KPMG LLP to our shareholders for ratification because we value our shareholders’ views on the company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders do not ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012, the appointment will be reconsidered by the Audit Committee, but no assurance can be given that the Audit Committee will change Broadcom’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Broadcom and our shareholders.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2012. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the ratification of the appointment of KPMG LLP as provided in this Proposal Four.

AUDIT INFORMATION

Fees Paid to Independent Registered Public Accounting Firm

The following table presents the aggregate fees billed for the indicated services performed by KPMG LLP for 2011 and 2010.

	2011	2010
Audit Fees	$3,316,000	$3,155,000
Audit-Related Fees	45,000	55,000
Tax Fees	692,000	292,000
All Other Fees	0	0

Total Fees	$4,053,000	$3,502,000

Audit Fees.    Audit Fees consist of fees billed for professional services rendered in connection with the audit of our annual consolidated financial statements for 2011 and 2010, statutory audits required internationally, the review of our internal accounting and reporting controls as required under Section 404 of the Sarbanes-Oxley Act, the review of interim consolidated financial statements included in our Quarterly Reports on Form 10-Q for 2011 and 2010, other regulatory filings and certain consultations concerning financial accounting and reporting standards.

Audit-Related Fees.    Audit-Related Fees consist of fees billed for professional services that are reasonably related to the performance of the audit or review of our consolidated financial statements but are not reported under “Audit Fees.” Such services include employee benefit plan audits and European Union prospectus review.

Tax Fees.    Tax Fees billed by KPMG LLP for 2011 and 2010 consist of fees for professional services for tax compliance assistance, including assistance with the preparation of federal, state and international tax returns, audits and related matters. The increase in Tax Fees in 2011 primarily related to tax compliance assistance for acquisitions.

All Other Fees.    There were no fees billed by our principal independent registered public accounting firm for other services in 2011 and 2010.

The Audit Committee determined that all non-audit services provided by KPMG LLP were compatible with maintaining such firm’s audit independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Under its charter, the Audit Committee must pre-approve all engagements of our independent registered public accounting firm unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. In 2003 the Audit Committee adopted a policy requiring the pre-approval of all proposed fees for services to be provided by our independent registered public accounting firm. Any proposed services exceeding pre-approved cost parameters also require specific pre-approval. The Audit Committee has delegated to its Chair and, in her absence, to individual members of the Audit Committee, the authority to evaluate and approve service engagements on behalf of the full Committee in the event a need arises for specific pre-approval between Committee meetings. All services provided by our independent registered public accounting firm during 2011 were pre-approved in accordance with these policies.

OTHER MATTERS FOR CONSIDERATION AT THE ANNUAL MEETING

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting, it is the intention of the proxy holders to vote the shares they represent as the Board may recommend. The proxy holders will vote at their discretion on any procedural matters that may come before the meeting.

OWNERSHIP OF SECURITIES

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 19, 2012 by (i) the named executive officers, (ii) each current director and director nominee and (iii) all of our current directors and executive officers as a group, and (iv) all persons known to us to beneficially own five percent (5%) or more of either class of our common stock. Except as otherwise indicated in the footnotes to the table or for shares of our common stock held in brokerage accounts, which may from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from such accounts, none of the shares reported as beneficially owned are currently pledged as security for any outstanding loan or indebtedness.

	Shares Beneficially Owned(1)				Percentage of Total Voting Power(1)(2)
Beneficial Owner	Class A Common Stock(3)	Class B Common Stock	Class A Percent(2)
2011 Named Executive Officers
Eric K. Brandt	565,325	0	*	%	*	%
Daniel A. Marotta	194,374	0	*		*
Scott A. McGregor	3,636,209	0	*		*
Rajiv Ramaswami	92,732	0	*		*
Robert A. Rango	579,613	0	*		*
Directors Not Listed Above
Robert J. Finocchio, Jr.	8,654	0	*		*
Nancy H. Handel	128,627	0	*		*
Eddy W. Hartenstein	43,625	0	*		*
Maria M. Klawe, Ph.D.	8,863	0	*		*
John E. Major	77,862	0	*		*
William T. Morrow	12,052	0	*		*
Henry Samueli, Ph.D.(4)	151,305	25,945,597	4.98		25.35
John A.C. Swainson	15,023	0	*		*
Robert E. Switz	36,528	0	*		*
All current directors and executive officers as a group (18 persons)	6,925,164	25,945,597	6.21		25.86
5% Holders Not Listed Above
Henry T. Nicholas III, Ph.D.(5)	47,973	26,170,868	5.00		25.56
T. Rowe Price Associates Inc.(6)	46,576,284	0	9.35		4.55
BlackRock, Inc.(7)	28,178,251	0	5.66		2.75

*	Less than one percent.

(1)

Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons listed have sole voting and investment power with respect to all shares of our common stock beneficially owned by them.

(2)

The percentage of shares beneficially owned is based on 497,908,679 shares of Class A common stock outstanding as of March 19, 2012. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days after March 19, 2012 and shares of common stock subject to RSUs that will vest and be issued within 60 days after March 19, 2012 are deemed to be outstanding and beneficially owned by the person holding such options or RSUs for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. On March 19, 2012 there were 52,635,253 shares of Class B common stock outstanding. Each share of Class B common stock is immediately convertible into one share of Class A common stock. Accordingly, for the purpose of computing the percentage of Class A shares beneficially owned by each person who holds Class B common stock, each share of Class B common stock is deemed to have been converted into a share of Class A common stock, but such shares of Class B common stock are not deemed to have been converted into Class A common stock for the purpose of computing the percentage ownership of any other person.

Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share. Holders of common stock vote together as a single class on all matters submitted to a vote of shareholders, except (i) as otherwise required by law; and (ii) in the case of a proposed issuance of additional shares of Class B common stock, which issuance requires the affirmative vote of the holders of the majority of the outstanding shares of Class B common stock voting separately as a class, unless such issuance is approved by at least two-thirds of the members of the Board then in office. For the purpose of computing the percentage of total voting power, each share of Class B common stock is deemed not to have been converted into a share of Class A common stock, and thus represents 10 votes per share.

(3)

Includes (i) Class A common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 19, 2012 and (ii) shares of Class A common stock that will vest and become issuable within 60 days after March 19, 2012 pursuant to RSUs, each as set forth below:

2011 Named Executive Officer	Shares of Class A Common Stock Issuable Upon the Exercise of Stock Options	Shares of Class A Common Stock Issuable Pursuant to RSUs
Eric K. Brandt	455,000	19,562
Daniel A. Marotta	157,292	16,522
Scott A. McGregor	3,108,697	53,156
Rajiv Ramaswami	71,874	12,459
Robert A. Rango	519,339	16,907
Directors Not Listed Above
Robert J. Finocchio, Jr.	0	1,827
Nancy H. Handel	95,000	2,216
Eddy W. Hartenstein	0	2,216
Maria M. Klawe, Ph.D.	0	2,216
John E. Major	53,750	2,216
William T. Morrow	0	2,216
Henry Samueli, Ph.D.	0	17,094
John A.C. Swainson	0	2,216
Robert E. Switz	10,000	2,216
All Current Directors and Executive Officers as a Group	5,671,443	202,452

(4)

Includes the following shares which are deemed indirectly owned by Dr. Samueli: (i) 913,473 shares of Class B common stock owned by HS Management, L.P.; (ii) 15,796,867 shares of Class B common stock held by HS Portfolio L.P.; (iii) 1,215,000 shares of Class B common stock held by H&S Portfolio II, L.P.; and (iv) 122,747 shares of Class A common stock and 8,020,257 shares of Class B common stock held by H&S Investments I, L.P. Dr. Samueli disclaims beneficial ownership of the shares held by HS Management, L.P. and HS Portfolio L.P., except to the extent of his pecuniary interest therein. H&S Ventures LLC is the general partner of HS Management, L.P., HS Portfolio L.P., H&S Portfolio II, L.P and H&S Investments I, L.P. As the indirect owner of H&S Ventures LLC, Dr. Samueli has sole voting and dispositive power over these shares. Also includes 11,464 shares of Class A common stock that are directly held by Dr. Samueli. The address for Dr. Samueli is 5300 California Avenue, Irvine, California 92617-3038. 4,100,000 of the shares held by H&S Investments I, L.P. and 8,000,000 shares held by HS Portfolio L.P. are currently being used as collateral for certain outstanding loans made to those entities.

(5)

Includes the following shares of Class B Common Stock held as of March 19, 2012: (i) 26,168,798 shares of Class B common stock held by the Nicholas Technology Holding Trust and (ii) 2,070 shares of Class B common stock held by Dr. Henry T. Nicholas III as custodian for his children. Information regarding the Class A Common Stock is based on the Schedule 13G/A filed by Dr. Nicholas, Stacey E. Nicholas, the Nicholas Broadcom Trust, Robert G. Magnuson and James R. Parks on February 14, 2012, in which Dr. Nicholas reports sole voting and dispositive power over the shares he holds in the Nicholas Technology Holding Trust and in the shares he holds as custodian for his children. The Schedule 13G/A also reports 47,973 shares of Class A common stock held by the Nicholas Investment Holdings, LLC, as to which Dr. Nicholas reports sole voting and dispositive power over these shares. The principal business address for the filing persons is 15 Enterprise, Suite 550, Aliso Viejo, California 92656.

(6)

The information with respect to the holdings of T. Rowe Price Associates, Inc. (“T. Rowe”) is based solely on the Schedule 13G filed February 10, 2012 by T. Rowe, an investment adviser. T. Rowe has sole power to vote or direct the vote of 16,996,453 shares owned by its clients and sole power to dispose or to direct the disposition of 46,576,284 shares owned by its clients. The address for T. Rowe is 100 E. Pratt Street, Baltimore, Maryland 21202.

(7)

The information with respect to the holdings of BlackRock, Inc. (“BlackRock”) is based solely on the Schedule 13G/A filed February 13, 2012 by BlackRock, as the parent holding company or control person of a number of BlackRock entities. BlackRock has the sole power to vote and dispose of all of such shares. The address for BlackRock is 40 East 52nd Street, New York, NY 10022.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, our executive officers and persons who beneficially own more than ten percent (10%) of our outstanding Class A common stock are subject to the requirements of Section 16(a) of the Exchange Act, which requires them to file reports with the SEC with respect to their ownership and changes in their ownership of the Class A common stock and other derivative Broadcom securities. Based upon (i) the copies of Section 16(a) reports that we received from such persons for their transactions in 2011 in the common stock and their common stock holdings, and (ii) the written representations received from such persons that no annual Form 5 reports were required to be filed by them for 2011, we believe that all reporting requirements under Section 16(a) for such year were met in a timely manner by our directors, executive officers and beneficial owners of greater than ten percent (10%) of our common stock with the exception of certain inadvertent late filings. First, due to an administrative oversight, (i) Forms 4 filed in February 2011 for Messrs. Brandt, Marotta, McGregor, Rango and Ramaswami, and certain of our other executive officers (Arthur Chong, Neil Y. Kim, and Thomas F. Lagatta), and (ii) a Form 3 filed in May 2011 for Dr. Samueli, each related to the grant of certain performance restricted stock units under the our Restricted Stock Units Incentive Award Program, included only the first of three substantially identical awards. As disclosed in our current report on Form 8-K, filed with the SEC on January 21, 2011, at the time of the first award, recipients also became entitled to identical awards in each of the two immediately subsequent calendar years. Those additional awards were reported on amended Forms 4 and an amended Form 3 filed on February 21, 2012. Second, due to an administrative error Dr. Samueli inadvertently failed to timely report the conversion of 200,000 shares of Class B common stock and subsequent sale of 200,000 shares of Class A common stock (through HS Portfolio L.P., H&S Portfolio II L.P. and H&S Investments I L.P.) in July 2011, but subsequently reported such conversions and sales on a Form 4 in December 2011. The Form 144 for such transactions was filed on a timely basis.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2011 with respect to shares of our common stock that may be issued under our existing equity compensation plans. The table does not include information with respect to shares of our common stock subject to outstanding options or other equity awards granted under equity compensation plans or agreements that were assumed by us in connection with our acquisitions of the companies that originally granted those options or awards. However, Footnote 6 to the table sets forth the total number of shares of our common stock issuable upon the exercise or vesting of those assumed options or awards as of December 31, 2011, and the weighted average exercise price of such assumed options. No additional options or other equity awards may be granted under those assumed plans.

		A		B		C
Plan Category	Class of Common Stock	Number of Shares of Common Stock to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Shares of Common Stock Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Shareholders:
1998 Stock Incentive Plan, as amended and restated	Class A	87,192,404	(1)	$27.6662	(2)	111,879,868	(3)
	Class B	0		0		0
1998 Employee Stock Purchase Plan, as amended and restated(4)	Class A	0		0		14,131,847	(3)
Equity Compensation Plans Not Approved by Shareholders(5)	Class A	14,961		$10.6833		0
Total(6)	Class A	87,207,365		$27.6623	(2)	126,011,715	(3)
Total(6)	Class B	0		0		0

(1)

Includes 22,445,711 shares of our Class A common stock subject to RSUs that entitle each holder to one share of Class A common stock for each such unit that vests over the holder’s period of continued service.

(2)

Calculated without taking into account the 22,445,711 shares of Class A common stock subject to outstanding RSUs that become issuable as those units vest, without any cash consideration or other payment required for such shares.

(3)

Both the 1998 Stock Incentive Plan and the 1998 Employee Stock Purchase Plan, as amended and restated, referred to as the 1998 ESPP, contain annual automatic share renewal provisions. Accordingly, the number of shares of Class A common stock reserved for issuance under the 1998 Stock Incentive Plan automatically increases on the first trading day of January each calendar year by an amount equal to 4.5% of the total number of shares of Class A common stock and Class B common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will any such annual increase exceed 45,000,000 shares. The share reserve for the 1998 ESPP will automatically increase on the first trading day of January each calendar year by an amount equal to 1.25% of the total number of shares of Class A common stock and Class B common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will any such annual increase exceed 10,000,000 shares.

(4)

Our 2007 International Employee Stock Purchase Plan, as amended and restated, referred to as the 2007 IESPP, is the international component of our 1998 ESPP for our foreign employees, and draws its shares solely from the reserve of Class A common stock approved under the 1998 ESPP. Because of this common share reserve, which has been approved by our shareholders, we consider our 2007 IESPP to be a shareholder-approved plan even though the plan itself has not been approved by our shareholders.

(5)

Consists solely of the 1999 Special Stock Option Plan, as described below. Options under the 1999 Special Stock Option Plan cannot be granted to directors or executive officers. By resolution adopted February 23, 2005, the Board decided not to grant any additional stock options under the 1999 Special Stock Option Plan.

(6)

The table does not include information with respect to equity compensation plans or agreements that were assumed by us in connection with our acquisitions of the companies that originally established those plans or agreements. As of December 31, 2011, 837,665 shares of Class A common stock were issuable upon exercise of outstanding options, and no shares of Class B common stock were available for future equity awards under those assumed plans. The weighted average exercise price of the outstanding options to acquire shares of Class A common stock under the assumed plans is $12.3310 per share.

The 1999 Special Stock Option Plan

The 1999 Special Stock Option Plan was implemented by the Board in October 1999. The 1999 Special Stock Option Plan is a non-shareholder approved plan under which options have been granted to employees (or any Broadcom parent or subsidiary) who were neither Broadcom executive officers nor directors at the time of grant. The Board originally authorized 1,500,000 shares of Class A common stock for issuance under the 1999 Special Stock Option Plan.

In February 2005 the Board adopted a resolution to reduce the share reserve under the 1999 Special Stock Option Plan to the number of shares needed to cover the then currently outstanding options under that plan. Accordingly, no additional stock option grants are to be made under the 1999 Special Stock Option Plan, and to the extent any of the currently outstanding options under the plan terminate or expire unexercised, the shares of Class A common stock subject to those options will not be available for reissuance under the 1999 Special Stock Option Plan. The plan administrator is authorized to make revisions or modifications to the terms and provisions (including the exercise price) of any option currently outstanding under the 1999 Special Stock Option Plan as it may deem appropriate from time to time, and such revisions or modifications will not be deemed to constitute the termination or expiration of those options and the grant of new options for purposes of the foregoing prohibition against future option grants under the 1999 Special Stock Option Plan.

Existing option grants under the 1999 Special Stock Option Plan may have an exercise price per share greater than, equal to or less than the fair market value per share of Class A common stock on the grant date. No option granted under the 1999 Special Stock Option Plan has a term in excess of ten years, and each will be subject to earlier termination within a specified period following the optionee’s cessation of service with Broadcom (or any parent or subsidiary). Each granted option vests in one or more installments over the optionee’s period of service. However, the options will vest on an accelerated basis in the event Broadcom is acquired and those options are not assumed, replaced or otherwise continued in effect by the acquiring entity. All options granted under the 1999 Special Stock Option Plan were granted as non-statutory stock options under the federal tax laws.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers and Key Employee

The following table sets forth certain information regarding our executive officers and key employee.

Name	Age	Positions with Broadcom
Executive Officers
Eric K. Brandt	49	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Arthur Chong	58	Executive Vice President, General Counsel and Secretary
Neil Y. Kim	53	Executive Vice President, Operations and Central Engineering
Thomas F. Lagatta	54	Executive Vice President, Worldwide Sales
Daniel A. Marotta	51	Executive Vice President & General Manager, Broadband Communications Group
Scott A. McGregor	55	President, Chief Executive Officer and Director (Principal Executive Officer)
Rajiv Ramaswami	46	Executive Vice President & General Manager, Infrastructure & Networking Group
Robert A. Rango	54	Executive Vice President & General Manager, Mobile & Wireless Group
Henry Samueli, Ph.D.	57	Chief Technical Officer and Director
Robert L. Tirva	45	Senior Vice President and Corporate Controller (Principal Accounting Officer)

Key Employee
Terri L. Timberman	54	Executive Vice President, Human Resources

Following is a brief description of the business experience and educational background of each of our executive officers and key employee, including the capacities in which each has served during the past five years. The descriptions for Mr. McGregor and Dr. Samueli appear earlier in this proxy statement under the section entitled “Proposal One: Election of Directors.”

Executive Officers

Eric K. Brandt joined Broadcom as Senior Vice President and Chief Financial Officer in March 2007. He became Executive Vice President and Chief Financial Officer in February 2010. He also serves as a director and officer of certain Broadcom subsidiaries. From September 2005 until March 2007, Mr. Brandt served as President and Chief Executive Officer of Avanir Pharmaceuticals. Prior to Avanir, Mr. Brandt was Executive Vice President — Finance and Technical Operations, Chief Financial Officer of Allergan, Inc., a global specialty pharmaceutical company, where he also held a number of other senior positions after joining Allergan in 1999. Previously, Mr. Brandt spent ten years with The Boston Consulting Group, a privately-held global business consulting firm, most recently serving as Vice President and Partner and as a senior member of the firm’s heath care practice. In addition, while at Boston Consulting Group he led the North American operations practice and had experience advising computer and telecommunications clients. He is also a director of Dentsply International, Inc., a publicly held dental products company and Lam Research Corporation, a publicly held wafer fabrication equipment company. Mr. Brandt received a B.S. in Chemical Engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School.

Arthur Chong joined Broadcom as Senior Vice President, General Counsel and Secretary in October 2008. He became Executive Vice President, General Counsel and Secretary in February 2010. From November 2005 until October 2008 Mr. Chong served as Executive Vice President and Chief Legal Officer of Safeco Corporation, a property and casualty insurance company that was acquired by Liberty Mutual Group in September 2008. Previously,

Mr. Chong spent over 20 years at McKesson Corporation, a healthcare services and information technology company, most recently serving as Deputy General Counsel from 1999 to October 2005. Mr. Chong received a B.A from the University of California, Berkeley and a J.D. from Harvard Law School.

Neil Y. Kim joined Broadcom as Director of Engineering in January 2000 and became Vice President of Central Engineering in October 2001. He became Senior Vice President, Central Engineering in April 2005, Senior Vice President, Operations and Central Engineering in May 2009 and Executive Vice President, Operations and Central Engineering in February 2010. Prior to joining us, from 1993 to 2000 Mr. Kim held a series of progressively senior technical and management positions at Western Digital Corporation, a data storage manufacturer, where his last position was Vice President of Engineering. Mr. Kim received a B.S.E.E. from the University of California, Berkeley.

Thomas F. Lagatta joined Broadcom in May 2002 and became Vice President and General Manager of the Client Server Networking Business Unit in July 2002. In September 2003 Mr. Lagatta became Group Vice President, Enterprise Computing Group, and Senior Vice President & General Manager, Enterprise Computing Group in April 2005. In June 2006 he became Senior Vice President, Worldwide Sales and in February 2010 he became Executive Vice President, Worldwide Sales. He also serves as a director and officer of certain Broadcom subsidiaries. Previously, from August 1999 to February 2002, Mr. Lagatta served as Vice President and General Manager of Anadigics, Inc., a semiconductor manufacturer, where he led the Fiber Communications Products Business Unit. Before joining Anadigics, from 1998 to July 1999, Mr. Lagatta served as Vice President of Business Development at Avnet, Inc., an electronic component manufacturer. Prior to Avnet, Mr. Lagatta served in various senior management and technical positions for more than 11 years at Symbios Logic, a storage systems company. He is also a director at Netlist, Inc., a publicly held provider of memory subsystems for the server, high performance computing and communications markets. Mr. Lagatta received a B.S.E.E. from The Ohio State University and an M.S.E.E. from the University of Southern California.

Daniel A. Marotta joined Broadcom in October 2002 and became Vice President & General Manager of the Broadband Communications Business Unit in January 2003. In September 2003 Mr. Marotta became Group Vice President, Broadband Communications Group, in April 2005 he became Senior Vice President & General Manager, Broadband Communications Group and in February 2010 he became Executive Vice President & General Manager, Broadband Communications Group. He also serves as a director and officer of certain Broadcom subsidiaries. Previously, from March 1999 to April 2002 Mr. Marotta served in various senior management positions in the Digital Information Division at Conexant Systems, Inc., a semiconductor manufacturer, the most recent of which was Senior Vice President and General Manager. In May 2002 Mr. Marotta was promoted to Chief Operating Officer of the Broadband Communications Segment at Conexant, where he served until October 2002. Prior to joining Conexant, from 1996 to 1999 Mr. Marotta served as Director of Engineering at Brooktree Corporation, a semiconductor manufacturer, and later as Vice President of Engineering at Rockwell Semiconductor Systems, a semiconductor manufacturer, after Rockwell Semiconductor acquired Brooktree in 1996. Mr. Marotta received a B.S.E.E. from the State University of New York at Buffalo.

Rajiv Ramaswami joined Broadcom in February 2010 as Executive Vice President, Enterprise Networking Group. The Enterprise Networking Group became the Infrastructure & Networking Group in July 2010. He also serves as a director and officer of certain Broadcom subsidiaries. From October 2009 through January 2010, he served as Vice President and General Manager of the Cloud Services and Switching Technology Group of Cisco Systems, Inc. Previously, from September 2002 to October 2009, he served as Vice President and General Manager for a variety of Cisco’s Business Units in Optical, Switching, and Storage Networking. Prior to joining Cisco, Mr. Ramaswami held various technical and leadership positions at Xros, Tellabs, Inc., and IBM’s T.J. Watson Research Center. Mr. Ramaswami holds M.S. and Ph.D. degrees in Electrical Engineering from the University of California, Berkeley, and a B. Tech. degree from the Indian Institute of Technology in Madras.

Robert A. Rango joined Broadcom in March 2002 and became Vice President & General Manager of the Network Infrastructure Business Unit in October 2002. In September 2003 Mr. Rango became Group Vice President, Mobile & Wireless Group. He became Senior Vice President & General Manager, Mobile & Wireless Group in April 2005, Senior Vice President & General Manager, Wireless Connectivity Group in January 2006,

Executive Vice President & General Manager, Wireless Connectivity Group in February 2010 and Executive Vice President & General Manager, Mobile & Wireless Group in February 2011. He also serves as a director and officer of certain Broadcom subsidiaries. From 1995 to 2002 Mr. Rango held several Vice President and General Manager positions at Lucent Microelectronics, a networking communications company, and Agere Systems, a semiconductor manufacturer, in its Optical Access, New Business Initiatives and Modem/Multimedia Divisions. Previously, Mr. Rango held various positions with AT&T Bell Laboratories for over ten years. Mr. Rango received a B.S.E.E. from the State University of New York at Stony Brook and an M.S.E.E. from Cornell University.

Robert L. Tirva joined Broadcom in October 2000 as Controller for various lines of business. He was appointed Director of Finance, Broadband Communications Group, in October 2003 and was promoted to Senior Director of Finance, Broadband Communications Group, in May 2005. Most recently he served as Vice President, Finance, responsible for corporate financial planning and analysis and business processes. In June 2008 he became Vice President and Corporate Controller and was designated Principal Accounting Officer. In February 2010 he became Senior Vice President and Corporate Controller. He also serves as a director and officer of certain Broadcom subsidiaries. Prior to joining Broadcom, Mr. Tirva served in various financial positions in the Global Services and Global Financing divisions of the International Business Machines Corporation for approximately 7 years. He received a B.B.A. in Accounting from the University of Notre Dame and a M.B.A from the Yale School of Management. Mr. Tirva is a certified public accountant licensed in Illinois, but is not engaged in public practice.

Key Employee

Terri L. Timberman joined Broadcom as Senior Vice President, Human Resources in March 2009 and became Executive Vice President, Human Resources in February 2010. She also serves as a director and officer of certain Broadcom subsidiaries. From May 2007 until November 2008, Ms. Timberman served as Vice President, Human Resources of Planar Systems, Inc., a provider of specialty display solutions. Prior to Planar, from September 2002 through April, 2007 Ms. Timberman served as Senior Vice President, Human Resources at AMI Semiconductor, Inc. Previously she also served as Vice President of Human Resources and Administration for RadiSys Corporation and Chief Administrative Officer for Merix Corporation. She is also a director of NACME – National Action Council for Minorities in Engineering. Ms. Timberman received a B.A. in Organizational Communications from Marylhurst University.

Compensation Discussion and Analysis

I.    Introduction and Overview

The discussion and analysis of our executive compensation structure will begin with an executive summary, which includes a discussion of our philosophy, objectives and compensation elements, and then will address in more detail the governance procedures in effect for our executive officer compensation program and our compensation decisions for 2011 and the first quarter of 2012.

Our discussion will focus on the compensation structure in effect for the following executive officers (who will be referred to as our NEOs):

Name	Current Position
Scott A. McGregor	President and Chief Executive Officer
Eric K. Brandt	Executive Vice President and Chief Financial Officer
Daniel A. Marotta	Executive Vice President & General Manager, Broadband Communications Group
Rajiv Ramaswami	Executive Vice President & General Manager, Infrastructure & Networking Group
Robert A. Rango	Executive Vice President & General Manager, Mobile & Wireless Group

The Compensation Committee of our Board, referred to as the Committee, administers our executive officer compensation programs. Each member of the Committee is “independent” under NASDAQ listing standards, is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, and is a non-employee director within the meaning of Section 16 of the Exchange Act.

II.    Executive Summary

Our executive officer compensation program is intended to achieve the following objectives:

•	attract, retain, motivate and reward highly talented, entrepreneurial and creative executive officers responsible for our success;

•	align and strengthen the mutuality of interests between our executive officers and our shareholders;

•

offer compensation levels that are reflective of our financial performance and provide the opportunity and motivation to earn above-targeted total compensation for exceptional business performance; and

•	provide total compensation to each executive officer that is internally equitable, competitive with peer companies, and driven by individual, team and corporate performance.

We are engaged in a very dynamic and competitive industry, and our success depends upon our ability to attract, retain and motivate qualified executives through competitive compensation arrangements. We believe the compensation paid to our executive officers should reflect the value we create for our shareholders. For this reason, the Committee believes that our compensation programs should provide incentives for the attainment of both short-term and long-term strategic and operational objectives and reward those executive officers who make meaningful contributions to the attainment of those objectives. The Committee supports a strong pay-for-performance philosophy within a compensation structure that is fair, competitive and responsible. The Committee also believes that it is important to focus on short-term and long-term outperformance of our industry, rather than rewarding performance that simply reflects improvement in the economy in general or broad-based stock market appreciation. To achieve these objectives, the Committee has followed an established set of principles and processes in structuring our executive officer compensation programs. Those principles and policies as applied to our 2011 compensation decisions and structure are summarized as follows:

A.

Our NEO compensation consists of three primary elements: (i) base salary, (ii) annual cash incentive awards from a bonus pool tied to our attainment of pre-established corporate objectives and the Committee’s assessment of individual and corporate performance and (iii) long-term stock-based incentive awards in the form of restricted stock units (RSUs). To ensure that our officers’ interests are aligned with shareholder interests, we have historically relied on equity-based compensation as the predominant feature of the total compensation delivered. In recent years the Committee has undertaken efforts to gradually increase cash compensation, thereby creating a more balanced compensation structure, with equity-based compensation still being the predominant element. As discussed in more detail below in Section IV.D. (“The Role of Long-Term Incentive Awards”), to better align the interests of our senior executives with those of our shareholders and facilitate retention even in times of market volatility, in 2011 our executive officers began receiving performance-based grants of RSUs (PRSUs) under our Performance RSU Program (described below), in lieu of stock options, in addition to the grant of time-based RSUs.

B.	We structure a substantial portion of our NEO total compensation in the form of variable compensation (stock-based compensation and performance-based cash incentives). This structure ensures that there is an appropriate balance between our long-term and short-term performance and a positive relationship between our operational performance and shareholder return. For 2011, such variable compensation ranged from 86% to 92% of the target total direct compensation levels for our NEOs. A similar percentage range was in effect for 2010.

C.	We target our executive officer compensation opportunities relative to our peer group at the 75th percentile for total targeted direct compensation (total targeted cash compensation plus annual equity award value) and have a long term goal to target base salary and total cash compensation (base salary plus annual target bonus) at the 50th percentile. We continue to transition our cash compensation towards this market target. However, our compensation programs are flexible enough to allow the Committee to provide compensation above or below the targeted percentiles in cases of exceptional company or individual performance or as circumstances warrant.

D.	Equity compensation was utilized in 2011 to ensure that total targeted direct compensation for our NEOs approximated the 75th percentile of our peer group. The equity awards were comprised of time-based RSUs and PRSUs, with a time-based RSU to PRSU ratio of 3-to-1.

E.	The Committee has historically set total cash compensation for our NEOs somewhat below the 50th percentile of our peer group. The comparative market data reviewed by the Committee in early 2011 indicated that the average total cash compensation for our NEOs for 2010 was at only 68% of the 50th percentile of the weighted average peer group. For 2011, the Committee increased our NEO’s base salaries an average of 12% and increased the target bonus opportunity for Mr. McGregor from 100% to 150% of base salary, for Mr. Brandt from 75% to 100% and for the other NEOs from 75% to 85% of base salary in support of its goal to gradually transition NEO total cash compensation towards the 50th percentile. Following these compensation adjustments the average total target cash compensation for our NEOs was at 94% of the 50th percentile.

F.	Our targeted performance objectives for 2011 under our cash incentive plan were aligned with our stated goals of (i) growing revenue faster than the industry; (ii) delivering meaningful economic value and (iii) moving the business forward through strategic (generally non-financial) goals. The two specific financial objectives under our 2011 cash incentive plan were equally weighted at 40% funding of the bonus pool, and were tied to (i) our revenue growth from 2010 to 2011 relative to the revenue growth for such period for select segments of the semiconductor industry and (ii) our operating performance, which measurement was to vary depending on whether 2011 was a year of industry growth (with the metric focusing on achieving our operating margin target), or a year of industry decline (with the metric focusing on protecting cash flow from operations). Our 2011 cash incentive plan also provided for funding of 20% the bonus pool based on achievement of a series of strategic and operational objectives proposed by Mr. McGregor and approved by the Committee at the beginning of the year.

Our performance in 2011 for both financial metrics was above our pre-established targeted levels. Our revenue (with adjustments that are described below) for 2011 increased by 8.6%, compared to the 2.0% increase for the industry segments (based on 11 months annualized data from World Semiconductor Trade Statistics, and to a lesser extent, peer company data, as described below), resulting in 157% performance against target. Our non-GAAP product operating margin for 2011 was 20.85%, resulting in 128% performance against target. Our 2011 performance based on these two financial metrics, together with the strategic component of our 2011 bonus program based on the Committee’s assessment of corporate and individual performance, resulted in achievement of 143% of target performance and actual bonus awards for our NEOs for 2011 that ranged from 116% to 166% of their target bonuses.

G.	The performance goals applicable to 2011 awards under our Performance RSU Program were in line with our stated goals of (i) aligning the interests of our senior executives with those of our shareholders, (ii) facilitating retention of senior executives even in times of market volatility and (iii) encouraging strategic decision-making by senior executives by providing rewards for long-term achievement of performance goals. The two performance goals applicable to the 2010 performance cycle under the Performance RSU Program (which resulted in PRSU awards made during early 2011) were (i) a year of revenue growth that exceeds Segmented Industry revenue growth (as described in further detail in Section IV.D. below) and (ii) non-GAAP product operating margin above 18%. Under the Performance RSU Program both performance goals must be achieved in order for participants to receive the grants of PRSUs, and, as described below, for the 2010 performance cycle both the performance goals were achieved, resulting in PRSU awards in 2011, 2012 and a grant to be made in 2013 (all relating to the 2010 performance cycle).

H.	The comparative market data reviewed by the Committee in early 2011 indicated that base salaries for our NEOs were below the 25th percentile for Messrs. McGregor, Brandt, and Ramaswami and 3% above the 25th percentile for Messrs. Rango and Marotta. In support of its goals to gradually transition NEO total cash compensation towards the 50th percentile, the Committee decided to increase base salaries for our NEOs in early 2011.

I.	We do not currently offer guaranteed retirement or pension benefits or any non-qualified deferred compensation plans. Instead, we provide our NEOs with the opportunity to accumulate assets through appreciation of their equity awards, and offer them the opportunity to participate in our 401(k) Plan on the same basis as all our employees.

J.	In May 2009 the Committee adopted a policy that we will not enter into any new arrangements with NEOs that include excise tax gross-up provisions with respect to payments contingent upon a change in control, provided that, if we determine that it is appropriate to do so to recruit a new executive, limited reimbursement for excise taxes may be included in the executive’s contract. In those specific circumstances, the excise tax gross-up will be limited to payments triggered by both a change in control and a termination of the officer’s employment and will be subject to a three-year sunset provision. This new policy did not affect the then existing arrangements with the executive officers at that time, which arrangements continue to apply according to their terms and are further described under Section V. “Other Policies and Factors Affecting Executive Officer Compensation” – A. “Severance Arrangements.” Pursuant to this policy, the severance agreement entered into with Mr. Ramaswami upon his hiring in February 2010 did not include a parachute tax gross-up provision.

K.	Consistent with our pay-for-performance compensation philosophy, we do not provide our executive officers with any significant perquisites, other than those offered to our employees generally, such as participation in our 401(k) Plan and our 1998 Employee Stock Purchase Plan and the provision of healthcare, life and disability insurance.

L.	In February 2011, we adopted new share ownership guidelines for our executive officers, including the NEOs. The new guidelines, which significantly increased ownership requirements, require beneficial ownership of stock at the following multiples of base salary:

Officer:	Required Share Ownership (as Multiple of Base Salary)
Chief Executive Officer:	6x
Executive Vice President:	2x
Other Section 16 Officers:	1x

The guidelines provide that officers must attain recommended ownership levels within five years of hire or promotion, or inception of the guidelines, whichever is later. The Committee reviews ownership levels for officers covered by the policy (including all NEOs) on an annual basis. As of March 30, 2012, all of our NEOs were in compliance with the policy by virtue of having attained the requisite ownership level or being on track to do so within the applicable time period.

M.	When determining 2011 compensation, we compared our executive officer compensation against compensation paid by a peer group, which was comprised of both semiconductor companies and other technology companies.

III.    Executive Compensation Program, Process and Implementation

In making compensation decisions for 2011, the Committee engaged in a multifaceted process involving the following steps:

•	first, the Committee reviewed our financial and strategic performance for 2010,

•	then, the Committee compared the compensation of each NEO to the compensation data for similarly-situated executives in our peer group companies, and

•

finally, the Committee considered certain other factors, such as internal pay equity, budget constraints, the recommendations of Mr. McGregor, the individual performance of each NEO, and each NEO’s contributions to overall corporate performance.

A. Peer Group Survey Data.    In consultation with Radford, an Aon Hewitt Consulting Company, the Committee’s compensation consultant, the Committee reviewed market data for the 2010 peer group reflecting the most recent fiscal year. The 2010 peer group was originally derived by looking at both semiconductor companies above $1 billion in revenue and technology companies between $3 billion and $10 billion, with a focus on companies with market capitalizations between $4 billion and $40 billion (approximately 0.5 times to three times Broadcom’s market capitalization at the time of the analysis). Based on its review, the Committee determined that the 2010 peer group continued to meet the aforementioned criteria and affirmed its use as the 2011 peer group. The selected companies represent those with which the Committee has determined we compete for talent (even if we do not compete with all of such companies on a product basis), including both executive talent and the rest of our employee base. The number of companies used with respect to each executive officer position may be a subgroup of the surveyed companies in the relevant peer group if not all the companies in the peer group reported data as to the particular officer position for which the compensation was to be benchmarked.

The 20 companies comprising the peer group used for the 2011 executive compensation analysis were as follows:

Advanced Micro Devices	Intel	NetApp
Agilent Technologies	Juniper Networks	NVIDIA
Analog Devices	KLA-Tencor	QUALCOMM
Applied Materials	LSI Logic	SanDisk
EMC Corp	Marvell Technology Group	Texas Instruments
Freescale Semiconductor	Micron Technology	Yahoo!
Google	National Semiconductor

The annual revenue of those 20 companies ranged from $1.4 billion to $35.1 billion, with market capitalizations from $2.8 billion to $168.1 billion. Our market capitalization and revenue were in the upper half of the 20 companies, while our net income was in the lower half.

As previously stated, the Committee’s philosophy is to target total direct compensation at the 75th percentile of the market peer group. However, in setting NEO compensation, the Committee does not adhere to any specific formulas tied to market data nor does it rely on such data to determine the specific mix of NEO compensation components. Instead, the Committee uses this data as a guide and a resource for tracking executive compensation trends both within and outside the semiconductor industry. The Committee also recognizes that the comparability of survey data is sometimes limited because our executive officers may have varying responsibilities and job functions that differ from those normally associated with the corresponding positions in the surveys.

B. Independent Compensation Consultant.    The Committee has the authority to retain independent advisors to assist it in the compensation-setting process and receives adequate funding to engage such advisors. In October 2009, the Committee retained Radford, an Aon Hewitt Consulting Company, as its independent advisor for 2010 and renewed that relationship for 2011 and 2012.

C. Other Factors Considered in Setting NEO Compensation.    In addition to a review of our competitive market position, the Committee also took into account several other important factors in setting NEO compensation for 2011, including company performance, internal pay equity considerations, the experience and responsibilities of each NEO, budget constraints, market conditions and individual performance and contributions to corporate achievements. As part of that process, in early 2011, Mr. McGregor evaluated the performance of each NEO, other than himself, based on such individual’s level of success in accomplishing the business objectives established for him for the prior year and his overall performance during that year. The annual objectives for each NEO are developed through mutual discussion and agreement between Mr. McGregor and the NEO and are approved by the Committee. For 2010 individual performance (which was a substantial factor in Mr. McGregor’s recommendations as to the 2011 base salary, target bonus and equity compensation levels for each NEO other than himself) he took into account the following achievements, among others, of the NEOs:

•

For Mr. Brandt, his contributions to Broadcom’s strong performance in managing costs while outperforming the industry in revenue growth, which drove improvements in stock price and investor perception, as well as continued improvements in forecast accuracy and resource allocation, and strong performance in mergers and acquisitions.

•	For Mr. Marotta, the strong financial results and increased market share of his business group, and strong product offerings and design wins to lay the foundation for future growth.

•	For Mr. Ramaswami, his business group’s successful integration of major acquisitions, revenue growth outpacing industry peers and development of key competitive product offerings.

•

For Mr. Rango, his business group’s excellent financial performance in 2010 in terms of revenue and operating income, strong track record in design wins and gains in share, and continued outpacing of the competition in product development.

Mr. McGregor’s recommendations also took into account other factors, including the estimated overall share allotment and total market value for the annual equity grant pool and the predominant role of the equity component in our compensation structure. Based on these considerations, Mr. McGregor made specific compensation recommendations to the Committee with respect to each of the NEOs other than himself. The recommendations included proposed equity awards, target bonus levels and increases to base salary. The Committee reviewed those recommendations, together with supporting market data, and had full authority and discretion to make such adjustments as it deemed appropriate and to determine the actual total compensation package for each NEO.

In making its determinations, the Committee gave considerable weight to Mr. McGregor’s evaluations and recommendations because of his direct knowledge of each NEO’s performance and contributions to our business objectives and financial performance. While the Committee reaffirmed its commitment to bring total cash compensation levels over time to the 50th percentile, the Committee took other important factors into account in its decision-making process, including budget constraints. Based on these various considerations, the Committee generally accepted the recommendations made by Mr. McGregor with respect to 2011 salary increases and equity awards for the NEOs other than himself. This decision was based on furthering the Committee’s goal of providing increased cash compensation, while maintaining total direct compensation near the 75th percentile and was consistent with the Committee’s market comparison guidelines.

The Committee’s decision with respect to Mr. McGregor’s compensation for 2011 was based on the same factors, including the competitive market data drawn from the peer groups, company performance, budget constraints, the share allotment for equity awards, and its evaluation of Mr. McGregor’s performance for 2010. In particular, in setting Mr. McGregor’s 2011 salary, target bonus opportunity and equity awards, the Committee assessed both our financial results for 2010 and his personal contributions to those results. In particular, the Committee noted the following: Mr. McGregor’s contributions to Broadcom’s substantial outperformance of the industry, our peer group and the World Semiconductor Trade Statistics industry segment to achieve record revenue and profitability and significant gains in market share; design wins well above target; the extremely strong performance across a number of business groups; the significant improvements in engineering efficiency; and the successful integration of multiple acquisitions.

As part of the 2011 compensation-setting process for the NEOs, the Committee also reviewed “tally sheets,” prepared by our Human Resources Department, that indicated the dollar amount of each component of NEO compensation, including current and proposed cash salaries, the actual bonus earned for the prior year and the targeted bonus for the current year, and current projected values for the proposed equity-based awards based on stock price assumptions. The purpose of those tally sheets was to provide the Committee with a comprehensive snapshot of both the actual compensation provided to our NEOs and the potential compensation that could result from the various components of their proposed 2011 compensation package. Although the amount of past compensation, including amounts realizable from prior equity awards, was available to the Committee, it did not generally consider past compensation as a meaningful factor in setting 2011 compensation levels. Nor did the Committee take into account the potential payments under our change in control severance benefit agreements. It is the Committee’s belief that the key motivational elements of the 2011 compensation packages for our NEOs would have been substantially diminished had these other elements of compensation impacted their 2011 compensation levels.

D. The Role of Shareholder Say-on-Pay Votes.    We provide our shareholders with the opportunity to cast a triennial advisory vote on executive compensation (a Say-on-Pay proposal). At our annual meeting of shareholders held in May 2011, more than 92% of the votes cast on the Say-on-Pay proposal at that meeting were voted in favor of the compensation of our NEOs, as described in the proxy statement for the 2011 annual meeting. Accordingly, the Committee believes that this affirms shareholder support for our executive compensation policies and practices, and no material changes were made to such policies and practices in 2011 as a result of our Say-on-Pay proposal and voting results for 2011. The Committee will continue to consider the results of future Say-on-Pay votes when making future compensation decisions for our NEOs. As we announced after our 2011 annual meeting, we will provide our shareholders the opportunity to cast an advisory Say-on-Pay vote on a triennial basis (as approved by a majority of votes cast).

E. Risk Considerations.    As discussed in Corporate Governance and Board Matters — Board Involvement in Risk Oversight and Risk Assessment of Compensation Practices, the Committee reviews our compensation programs annually and in 2011 concluded that such programs do not create risks that could be reasonably likely to have a material adverse effect on us.

IV.    2011 Compensation Decisions

A. Compensation Mix.    As in prior years, the Committee’s objective was to structure total compensation for 2011 with a predominant long-term equity component, thereby making a substantial portion of each NEO’s targeted total compensation dependent upon the performance of our stock price. The average 2011 total compensation mix for our NEOs is shown in the following charts. The first chart shows the applicable mix for Mr. McGregor’s 2011 actual total compensation. The second chart shows the same data for the other NEOs.

B. The Role of Base Salary.    The Committee reviews the base salary level for executive officers each year and makes such adjustments as it deems appropriate after taking into account the officer’s level and scope of responsibility and experience, company and individual performance, competitive market data, including salary data from the weighted average peer group, and internal pay equity considerations. The Committee’s philosophy is that the major portion of each NEO’s total compensation should be tied to the value of our common stock and our financial performance. This is evidenced in the charts above, where base salary as a percentage of total compensation ranges from 7.4% for our CEO to 12.6% for our other NEOs. Historically, base salary has been substantially below the market median of our peer groups. The weighted average peer group survey reviewed in early 2011 indicated that base pay for our NEOs was below the 25th percentile for Messrs. McGregor, Brandt, and Ramaswami and 3% above the 25th percentile for Messrs. Rango and Marotta, and the average of the salaries of all our NEOs was at 83% of the 50th percentile of the weighted average peer group. In 2011 the Committee approved increases to the base salaries of our NEOs as part of its long-term objective of bringing their total cash compensation closer to the 50th percentile of the total cash compensation relative to the peer group, thereby transitioning our cash compensation offerings to the more competitive structure found in the industry.

C. The Role of Annual Incentive Cash Compensation.    Cash incentive compensation in the form of annual cash bonuses has been paid to our executive officers since 2006. Over time the Committee has increased the percentage of incentive cash compensation payable at target performance as part of its overall goal to increase total cash compensation opportunities for our NEOs and to place more emphasis on pay for performance in the current year. For 2011, the Committee increased the target bonus levels for the NEOs. Mr. McGregor’s target bonus was increased from 100% to 150% of his base salary, for Mr. Brandt the increase was from 75% to 100% and for the other NEOs the increase was from 75% to 85%.

As in prior years, the Committee integrated our 2011 executive officer bonus program into our company-wide bonus pool administered under our Performance Bonus Plan, referred to as our Incentive Plan. For the 2011 plan year, there were 488 employees at or above the “director” employee level (including our 5 NEOs) and 8,501 employees below the director level participating in the Incentive Plan. The Committee selected the Incentive Plan as the vehicle for NEO cash incentive compensation for 2011 because that plan allows more discretion to adjust individual bonus amounts to reflect individual achievements and circumstances that may not have been fully appreciated or realized at the commencement of the year. The Committee considers it important to retain such flexibility to assure that the annual bonus awards reflect not only our pre-established financial goals but other important factors including individual or group performance and accomplishments. Although the retention of such flexibility precludes our annual bonus awards from qualifying as performance-based compensation under Internal Revenue Code Section 162(m), any resulting loss of income tax deductions (which would only impact deductions with respect to our NEOs (excluding our Chief Financial Officer) and only to the extent their annual compensation exceeded $1 million) would not have a meaningful impact due to our history of annual tax losses in the U.S. and our substantial federal net operating loss and tax credit carryforwards (approximately $2.189 billion and $746.8 million, respectively, as of December 31, 2011).

In March 2011, the Committee established the bonus pool for 2011 at $50.9 million at target level and $101.7 million at maximum level, representing increases from the $41.4 million target level and $82.8 million maximum level established for 2010. These increases were based in part on estimated hiring levels for eligible employees and due to increased target bonuses for our executive officers. The actual size of the bonus pool was to depend upon our achievement of target objectives tied to financial measures of company performance and was also to include an amount attributable to the achievement of our strategic objectives, as determined by the Committee. The final target bonus pool was adjusted at year end for our final eligible employee headcount numbers.

Also in March 2011 the Committee established the financial performance metrics for its 2011 bonus program. Two of the measures used to determine the size of the bonus pool are largely consistent with those of our 2010 program: (i) relative revenue performance (excluding extraordinary items, at the discretion of the Committee) funding at 40% (or $20.3 million) of the total target pool; and (ii) funding over the remaining 20% (or $10.2 million) of the total target pool tied to achievement of our strategic objectives. The third measure, funding at 40% (or $20.3 million) of the total target pool, continues to vary depending upon whether the industry grows or declines in the relevant year. In a year of industry growth, the metric will now be focused on non-GAAP product operating margin at or above our target model, and in a year of industry decline, the metric will focus on protecting cash flow from operations, consistent with the 2010 program. In 2010 for an industry growth year the metric focused on growing earnings per share faster than revenue. The change to product operating margin in 2011 was a result of Broadcom exceeding its target financial model in 2010 and its goal to maintain such metric within the targeted range. The three components of the 2011 plan and their relative weightings are summarized as follows:

(i) The first measure was relative revenue performance (excluding licensing revenue from our agreement with Qualcomm and extraordinary items, at the discretion of the Committee), funding at 40% (or $20.3 million) of the total target pool. The Committee continues to believe that relative revenue growth is an important measure of our success in growing our market share while taking into account the current challenges of the marketplace, economy and a cyclical industry.

(ii) The second measure, referred to as our Operating Performance, was designed to ensure that meaningful economic value was delivered and measured after giving effect to the impact of the economy and market conditions on our industry. The second measure would fund an additional 40% (or $20.3 million) of the total target pool. In an industry growth year, the second measure was our product operating margin, which excludes licensing revenue from our agreement with Qualcomm and is further calculated on a non-GAAP basis as described below. This measure was designed to deliver meaningful economic value within our target economic model. In a year where the industry has declined, the second measure was cash flow from operations (excluding extraordinary items, at the discretion of the Committee). The Committee believes that in a declining market it is important to encourage and maintain tight fiscal management focused on generating strong cash flow from operations while balancing investment to increase long term market share.

(iii) The last measure permitted funding over the remaining 20% (or $10.2 million) of the total target pool tied to strategic objectives. The component afforded the Committee flexibility to award a bonus component based on strategic accomplishments, as well as its qualitative assessment of corporate and individual performance and achievements for 2011, including the challenges faced by, and achievements of, Broadcom during the year, even if those challenges and achievements were not identified at the time the performance goals for the year were established.

Segmented Industry.    In calculating our achievement of the financial metrics, the Committee determines industry (referred to as, Segmented Industry) performance by using either (i) data from the World Semiconductor

Trade Statistics (or, WSTS), or (ii) data from an index constructed using peer companies for each of our business groups. In 2011 the Committee generally defaulted to using WSTS data but verified the data using the self-constructed peer company index. To the extent the two methodologies yield materially different results, the Committee may elect to use peer company data, in whole or in part, if and to the extent it believes such data is more accurate or representative of industry and relative performance.

If the Committee uses data from the WSTS, the Segmented Industry revenue is derived by taking the revenue of the semiconductor industry as reported by WSTS using annualized data for the period from January 1 of the plan year through November 30 of the plan year less the revenue attributable to the segments of the semiconductor industry within which we do not compete. This results in a Segmented Industry comprised of the following end markets: (i) Wireless — Cellular Phone and Short Range, which provides a comparator for our Mobile & Wireless Group; (ii) Wired, which provides a comparator for our Infrastructure & Networking Group; and (iii) Consumer Audio & Video, which provides a comparator for our Broadband Communications Group. We then multiply the WSTS results for each end market by the percentage each business group contributed to our overall revenue in the plan year to create a weighted average aggregate growth rate. Where we account for a relatively large segment of the market, the Committee will also evaluate the Segmented Industry data excluding our contribution to assess performance in a with/without scenario to determine whether inclusion of our revenues would understate or overstate our relative performance.

If the Committee uses a self-constructed peer company index it will calculate Segmented Industry performance using peer company data generally based on a combination of company financial reports filed with the U.S. Securities and Exchange Commission, company commentary regarding revenue percentages from its various businesses (for the first three quarters of the year); and Thomson Reuters’ First Call and, to a lesser extent if necessary, sell-side analyst estimates for the last quarter of the year. Data for each of our business groups will generally be excluded in the index, however, as described above, the Committee may choose to include Broadcom from certain portions of the data to the extent it believes exclusion would over or understate our relative performance. The Committee will make modifications to the peer company data, including adding or removing companies, depending on non-recurring or extraordinary events such as an acquisition by a peer company. Peer companies do not necessarily overlap with the peer companies used to benchmark our total direct compensation levels, as the latter represents those companies with which we compete for talent and the former represents companies we compete with on a product basis.

2011 Segmented Industry Data.    For the 2011 plan year, the WSTS data for our Infrastructure & Networking and our Broadband Communications segments generally comported with the self-constructed peer company data. Accordingly, the WSTS data was used in calculating applicable 2011 industry performance for those segments. However, 2011 WSTS data for our Mobile & Wireless segment diverged materially from the data of the peer company index. In the absence of information indicating that one set of data was more accurate or representative of industry and relative performance, the Committee determined to construct the 2011 Mobile & Wireless segment industry data by using the average of the WSTS data and the peer company index data, weighted equally. The peer companies selected by the Committee for the 2011 Mobile & Wireless Group industry Segmented Data were as follows: (i) CSR plc, (ii) Marvell Technology Group, (iii) MediaTek Inc., (iv) Qualcomm Incorporated, (v) ST-Ericsson, and (vi) Texas Instruments. Financial results used from each peer company were adjusted to represent the segment of each peer company’s business that competes with Broadcom’s Mobile & Wireless segment.

Specific Financial Performance Measures.    The financial performance objectives used in 2011 were as follows:

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Relative Revenue Performance — In the event the Segmented Industry revenue growth for 2011 compared to 2010 was within plus or minus 10% and our revenue growth exceeded the Segmented Industry by 3.5 percentage points, then funding of the pool would be at target level, or $20.3 million, and to the extent our revenue growth was greater, the pool could be funded to a maximum of 200% of target level, or $40.7 million, for this performance objective based on pre-established milestones and interpolation between the milestones. In 2010 our revenue growth needed to exceed the Segmented Industry by 4 percentage points to achieve target. The downward shift from 4 to 3.5 percentage points was designed to acknowledge our leading position in many lines of business, and a materially higher sales base above $6.6 billion. The threshold level of funding for our revenue performance (which may range from $0 to $2.5 million) would occur to the extent our revenue growth lagged the Segmented Industry by 2 points or less, with $2.5 million of funding to occur if our revenue growth lagged the semiconductor industry revenue growth by no more than 1 point.

In the event that the Segmented Industry revenue growth was outside the plus or minus 10% range, the threshold level of funding for this objective (which may range from $0 to $2.5 million) would occur if our revenue growth was between 80% and 90% of the Segmented Industry revenue growth; target funding would occur if our revenue growth exceeded the Segmented Industry revenue growth by 35% (measured as a percent of a percent); and maximum funding would occur if our revenue growth surpassed the Segmented Industry revenue growth by 60%, consistent with our 2010 program. For 2010 target funding would occur if our revenue growth exceeded the Segmented Industry by 40%.

Since 2011 Segmented Industry revenue growth was within plus or minus 10%, the first alternative above was used. The target level of funding for this metric was increased from $20.3 million to $21.2 million due to increased employee hiring levels.

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Operating Margin (used in an industry growth year, such as 2011) — In the event we achieved 20.00% product operating margin (calculated on a non-GAAP basis) funding of the pool would be at target level, or $20.3 million, and to the extent we achieved 23.00% or greater non-GAAP product operating margin, the pool could be funded to a maximum of 200% of target level, or $40.7 million. The threshold level of funding (which may range from $0 to $2.5 million) would occur to the extent we achieved greater than 16.00% non-GAAP product operating margin, with $2.5 million of funding to occur if achieved 16.50%.

For purposes of calculating the non-GAAP product operating margin our GAAP operating margin was adjusted for certain non-cash, non-recurring, extraordinary and/or other items, such as certain charges related to acquisitions, stock-based compensation, employer payroll tax expense on certain stock option exercises, settlement costs (gains), restructuring costs (reversals), gains and losses on strategic investments, non-recurring legal fees, changes in contingent earn-out liabilities, non-operating gains, certain other non-cash charges, adjustments to income taxes, and any extraordinary non-recurring items as described in FASB ASC Topic 225. These adjustments were made to provide clarity and accountability to the key operating executives for items under their control.

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Cash Flow from Operations (used in a declining industry year instead of Operating Margin) — In the event Segmented Industry revenue growth for 2011 compared to 2010 was flat or down funding of the pool would increase above $20.3 million to a maximum of $40.7 million for this performance objective, based upon how much our cash flow from operations exceeded our targeted range of cash flow from operations. Funding of the pool would be at 100% (or $20.3 million) with targeted cash flow from operations of between $900 million and $1,100 million, and funding would increase to a maximum of $40.7 million with the maximum goal of $1,716 million in operating cash flow. The bonus pool would be funded (in an amount between $0 and $3.4 million for this objective) if we had positive cash flow, with $150 million cash flow resulting in $3.4 million funding. In 2010 funding of the pool would be at 100% of target if we had cash flow from operations between $500 million and $700 million.

Since 2011 was an industry growth year, the first alternative (Operating Performance) was used. Target level of funding for this metric was increased from $20.3 million to $21.2 million due to increased employee hiring levels.

Target Bonus Opportunity.    For 2011 the Committee increased the target bonus opportunity for Mr. McGregor from 100% to 150% of base salary, for Mr. Brandt from 75% to 100% and for each of the other NEOs from 75% to 85% of base salary in support of its goal to gradually transition NEO total cash compensation towards the 50th percentile. The targeted payout percentages, and the entire pool amount, served as a general guide and the Committee retained complete discretion to pay bonuses over or under the targeted amounts based on an assessment of the performance and contributions of the individual (and his area of responsibility) at year end. By taking into account each participant’s individual performance in the bonus determination process, the Committee was able to differentiate among executives and establish a more defined link between an individual’s performance and his or her compensation.

Actual Bonus Awards

In February 2012, the Committee set the funding of the bonus pool using the following methodology with respect to our fiscal year 2011. First, the Committee gave effect to the weighting per component and the attained level of each component, which yielded a composite of 143% of target. Before the 143% factor was applied, the total target pool of $50.9 million was adjusted upward to $53.0 million as a result of increased hiring, yielding an earned total bonus pool of $75.7 million, as more fully described below.

The specific results that triggered the aggregate pool were as follows:

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Relative Revenue Growth Rate — Our 2011 net revenue of $7.4 billion was adjusted downward to exclude licensing revenue from our agreement with Qualcomm Incorporated. After taking into account this exclusion, we realized net product revenue of $7.2 billion. The revenue growth rate of the Segmented Industry was 2.0% and our revenue growth rate (as calculated above) for 2011 was 8.6%. Accordingly our revenue growth was 6.6 points above the Segmented Industry growth, resulting in 157% performance against target. Such financial performance resulted in $33.2 million of funding for the bonus pool.

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Operating Performance — For purposes of calculating the operating performance metric for 2011 we excluded the non-cash, non-recurring, extraordinary items referred to above from our product operating margin. After taking into account these exclusions, our non-GAAP product operating margin for 2011 was 20.85% resulting in 128% performance against target. Such financial performance resulted in $27.2 million of funding for the bonus pool.

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Strategic Component — Based on our strategic achievements and performance during 2011, the Committee decided to set the funding of this component of the bonus pool at 145% of the adjusted target level, which equated to $15.4 million. These strategic achievements included, among others, extremely strong design win performance (well above our stated target), high employee engagement scores, completion of negotiations for a new enterprise resource planning system and enhancement of Broadcom’s corporate image through its Foundation and recognition as a leading semiconductor company by various industry publications.

Prior to allocating a certain percentage of the bonus pool to each business group and department, the Committee reserved a small percentage of the total available pool (approximately 2%), from which Mr. McGregor made key achievement awards to a small number of high-performing individual contributors, generally below the senior management level. These key achievement awards reduced the 143% achievement level to 141% and generally had the effect of reducing the amount of bonus awarded to our NEOs.

The allocations of the bonus pool to each business group and department were based on the Committee’s and Mr. McGregor’s review, after year end, of the group’s or department’s performance and contributions during 2011, as well as the challenges faced during the year. For participants other than our executive officers and other key employees, the group or department head determined recommended bonus amounts for each participant within his or her group or department. Recommended bonus amounts were determined with reference to each participant’s individual performance, target bonus opportunity, and group or department allocation percentage. Bonus amounts could vary from individual target amounts, at the discretion of the group or department head, so long as the aggregate department pool was not exceeded. In awarding the NEOs’ actual bonus awards, the Committee exercised its discretion to award bonuses that were not necessarily tied to the 143% performance achievement of the Company against target that was used in establishing the bonus pool. The Committee generally took into account the individual bonus recommendations submitted by Mr. McGregor, the operating strategies and goals established for each NEO in consultation with Mr. McGregor at the commencement of the year and developments that occurred during the year, the performance and contribution to our financial results of the NEO’s division, business unit or other area of primary responsibility, the NEO’s department allocation, and other notable achievements of the NEO for the year.

The following chart summarizes the actual bonus awards paid to each of our NEOs and the actual bonuses as a percentage of targeted bonuses.

Named Executive Officer	Actual Bonus Paid	Actual Bonus as a % of Target Bonus
Scott A. McGregor	$1,844,063	141%
Eric K. Brandt	$670,000	141%
Daniel A. Marotta	$395,000	116%
Rajiv Ramaswami	$425,000	132%
Robert A. Rango	$600,000	166%

The Committee took into account the following individual achievements, among others, of each NEO when determining his bonus award:

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For Mr. McGregor, his integral contributions to Broadcom’s outperformance of the industry and achievement of record revenue and cash flow from operations and significant gains in market share, design wins well above stated targets, strong performance across a number of business groups, high employee engagement scores, and enhancement of Broadcom’s corporate image.

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For Mr. Brandt, his contributions to managing the business within its targeted product operating model, facilitating enhanced business processes with respect to product return on investment and lifecycle, automation of other financial processes to increase efficiency and provide for modeling, his assumption of duties in the information technology, real estate and purchasing functions, his role in pre-integration work with respect to our acquisition of NetLogic Microsystems, Inc., as well as continued improvements in forecast accuracy and resource allocation.

•	For Mr. Marotta, the increased market share of his business group, strong product offerings, integration of two acquired companies, and improvements to margins.

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For Mr. Ramaswami, his business group’s achievement of revenue and product operating income above stated goals, increased “served addressable market” opportunities through acquisitions, strong design wins, and significant strategic investment in business growth enablers, including entry into the automotive Ethernet market.

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For Mr. Rango, his business group’s excellent financial performance in 2011, his assumption and integration of the Mobile Platforms Group into his organization, strong and consistent track record in execution and above market growth, gains in market share, and continued outpacing of the competition in product development.

D. The Role of Long-Term Incentive Awards.    For many years, stock option grants were the sole form of our equity compensation, and through 2010, we continued to use such grants in combination with other forms of equity awards available under our 1998 Stock Incentive Plan to provide long-term incentives to our executive officers. In 2005 we began to award RSUs as part of our long-term incentive program for most employees. We believe that RSUs provide a valuable addition to our long-term incentive program since RSUs: (i) reduce the dilutive effect of option grants on our outstanding shares; (ii) provide a more direct correlation between the compensation expense we must record for financial accounting purposes and the actual value delivered to our executive officers and other employees; and (iii) are less subject to market volatility than stock options and therefore offer a more balanced and competitive equity compensation arrangement.

From 2005 to 2008, we increased the percentage of RSUs awarded in relation to the stock option grants to our employees below the officer level. In 2009, the Committee adopted new equity award guidelines pursuant to which eligible employees below the Vice President level receive equity compensation solely in the form of RSU awards. This change in practice was consistent with the Committee’s goal of reducing our corporate-wide rate of dilution and provides increased stability to the compensation paid to employees below the Vice President level as RSUs are less subject to market risk and stock price volatility and have a greater retention value than stock options. This change is also more consistent with equity compensation awarded at peer companies. Through 2010, officers at the Vice President level or above continued to receive their equity awards in the form of a combination of stock options and RSUs. In 2011, the Committee elected to eliminate stock options as a component of equity compensation (other than in connection with acquisitions). For non-executive officers (Senior Vice Presidents and below) time-based RSUs are the sole form of equity compensation, for the reasons set forth above. In 2011, our executive officers, including our NEOs, generally received 75% of their equity compensation in the form of time-based RSU awards, and 25% in the form of performance-based RSUs (referred to as PRSUs) under our Restricted Stock Units Incentive Award Program (referred to as the Performance RSU Program), where grants of RSUs are made dependent on Broadcom’s performance under metrics established by the Committee.

The Committee approves equity awards for the NEOs in connection with the annual review of their individual performance. The annual awards are typically made during the first quarter and represent the majority of the shares granted for the year under our equity incentive program. Each award is designed to align the interests of the NEO with those of our shareholders and to provide each NEO with a significant incentive to manage our company from the perspective of an owner with an equity stake in the business.

Each option grant in years prior to 2011 allowed the NEO to acquire shares of our common stock, at the closing selling price on the grant date, exercisable over a maximum of not more than ten years. The option generally vests and becomes exercisable in a series of monthly installments over a four-year period of continued service. Each RSU awarded to an NEO entitles that NEO to receive one share of our common stock at the time of vesting, without the payment of an exercise price or other cash consideration. Time-based RSUs and PRSUs typically vest quarterly over a four-year period of continued service measured from the award date. Each equity award will provide a return to the NEO only to the extent he remains employed with us during the vesting period, and for stock options there must also be an increase in the fair market value of the underlying shares over the exercise price set on the grant date for the NEO to realize any value.

Performance RSU Program.    In 2011, the Committee adopted the Performance RSU Program under which our executive officers, including our NEOs, are granted PRSUs based on our performance against established metrics determined by the Committee for the applicable performance cycle, which PRSUs generally vest over a four-year period. Accordingly, PRSUs will be granted only if underlying performance targets are achieved.

The Committee adopted the Performance RSU Program to further focus our executive officers’ efforts on creating long-term shareholder value and sustaining consistent profitable growth. The Performance RSU Program also is intended to encourage strategic decision-making by our executive officers by providing rewards for the long-term achievement of Company performance goals and to assist in the retention of executive officers who have delivered sustained performance by delivering significant capital accumulation opportunities, subject to continued employment.

Under the Performance RSU Program, our executive officers have the opportunity to receive grants of PRSUs in subsequent years if the performance goals established by the Committee for a specific one-year performance cycle are achieved. In setting the performance goals, the Committee may select from a range of business criteria specified in the Performance RSU Program. If performance goals for an applicable performance cycle are achieved, the Committee will approve for grant to participants a specified number of PRSUs in each of the three years following the performance cycle year, subject to participants’ continued employment on the applicable grant date in each of the three years. Each of the PRSU awards granted during the three-year retention period will vest quarterly over four years, in each case, measured from the applicable Committee approval date and subject to the executive’s continued employment through each vesting date. Therefore, as a result of the one-year performance cycles and subsequent three-year retention periods, if the performance goals are achieved in consecutive years, a participant has the opportunity to earn multiple PRSU awards in a given fiscal year.

Other than PRSUs granted in 2011 for the first performance cycle, the Committee may grant awards under the Performance RSU Program that are intended to be “qualified performance-based compensation” under Section 162(m), and such are intended to comply with Section 162(m), both in their design and administration. The Committee determines the performance goals and the maximum and target value applicable to a PRSU grant intended to be “qualified performance-based compensation” no later than the latest date permitted by Section 162(m). In addition, the Committee may reduce (including to zero), but not increase, the maximum value of a PRSU award or the number of shares of our common stock subject to a PRSU award below the amount or number of shares determined based on the achievement of the applicable performance goals. The maximum number of shares of our common stock underlying a PRSU award to any participant shall not exceed 9,000,000 with respect to any performance cycle.

Specific Performance Goals for 2011.    In February 2011, the Committee designated the first performance cycle under the Performance RSU Program to be January 1, 2010 through December 31, 2010. The performance goals applicable to the 2010 performance cycle under the Performance RSU Program (both of which must have been achieved for the awards to have been made) were tied to our (i) revenue growth (excluding licensing revenue from our agreement with Qualcomm) and (ii) (A) operating profitability or (B) cash flow from operations, depending on Segmented Industry growth as defined above. Our revenue growth (as defined above) is measured against the weighted Segmented Industry growth. Our operating profitability is measured against a predetermined non-GAAP product operating margin goal, and our cash flow from operations is measured against a predetermined cash flow target.

The specific revenue growth performance goal is that our revenue growth must exceed Segmented Industry growth. The 2010 operating margin/operating cash flow performance goal is that (A) in a year of positive Segmented Industry growth, non-GAAP product operating margin must exceed 18% and (B) in a year of negative Segmented Industry growth, cash flow from operations must be at least $1 billion.

Both performance goals must have been achieved in 2010 for participants to have received grants of PRSUs in 2011 related to the 2010 performance cycle.

Actual PRSU Awards Based on 2010 Performance Cycle.    As disclosed in our proxy statement for the 2011 annual meeting, Segmented Industry growth was positive 25.1%. Accordingly, with respect to the second performance metric, the Committee used the operating profitability metric described above. In 2010 (i) our revenue growth rate (excluding licensing revenue from our agreement with Qualcomm) was 53.7%, easily exceeding the Segmented Industry growth; and (ii) we achieved non-GAAP product operating margin of 22.6%, exceeding our target. Accordingly, both goals were met for the 2010 performance cycle and PRSUs were awarded to our NEOs at the Committee’s February 4, 2011 meeting, which PRSUs vest quarterly over four years from such Committee approval date. In determining the number of shares to award to each NEO, the Committee first determined the aggregate number of RSUs to be awarded in 2011 for each NEO (based primarily on desired benchmarking and prior year performance) and then awarded 75% of such shares in the form of time-based RSUs and 25% in the form of PRSUs. Since the 2010 performance cycle goals were met, in 2012 the Committee also approved for grant to each NEO, and in 2013 will approve for grant to each NEO, the same number of PRSUs granted in 2011 for the 2010 performance cycle, subject to the NEO’s continued employment on each grant date, which PRSUs will vest over a similar four-year period, measured from the applicable Committee grant approval date.

The average total compensation of Messrs. McGregor, Brandt, Marotta, Ramaswami and Rango (as a group) for 2011 was at approximately 104% of the 75th percentile after including their equity awards for such year. Such percentage does not take into account future PRSU awards relating to the 2010 performance cycle that were approved by the Committee in 2012 and will be approved by the Committee in 2013. However, as discussed in greater detail in the footnotes to the Summary Compensation Table, the Grants of Plan-Based Awards Table and the Outstanding Equity Awards at Fiscal Year End Table, which follow this Compensation Discussion and Analysis, the amounts associated with such 2012 and 2013 grants are required to be disclosed in such tables for 2011 pursuant to accounting standards under FASB ASC Topic 718. For 2012 and in future years, the Committee reviews PRSUs to be granted from prior years’ performance cycles (if applicable), but does not use the dollar value associated with those awards when determining targeted total direct compensation. Executive officers who have consistently received PRSUs under multiple performance cycles, have the opportunity to earn above their respective target compensation levels, subject to continued employment.

The total equity awards granted to our NEOs in 2011 represented 3.91% of the total equity awards made in 2011, compared to 7.39% in 2010.

E.	Other Compensation and Benefits

We do not currently offer retirement or pension benefits or any non-qualified deferred compensation plans. Instead, we provide our NEOs with the opportunity to accumulate retirement income primarily through appreciation of their equity awards. Consistent with our pay-for-performance compensation philosophy, we do not provide our executive officers with any significant perquisites, other than those offered to our employees generally. Our NEOs are eligible to participate in the following employee benefit programs on the same basis as all other regular U.S. employees:

•

1998 Employee Stock Purchase Plan: The plan allows a participant to purchase up to $25,000 worth of our common stock (valued at the time the purchase right is granted) for each calendar year his or her purchase right remains outstanding.

•

401(k) Employee Savings Plan: In 2011 we contributed $0.40 per $1.00 of employee contribution, up to a maximum of 2.0% of a participant’s eligible compensation. Our maximum matching contribution during 2011 was limited to $4,900 per year.

V.    Other Policies and Factors Affecting Executive Officer Compensation

A.	Severance Arrangements

CEO Severance Benefits.    Pursuant to his employment agreement, Mr. McGregor would be entitled to certain severance benefits in the event his employment were to terminate by reason of his death or disability, a resignation for good reason or an involuntary termination without cause. These severance benefits were initially developed through an arm’s length negotiation with Mr. McGregor prior to his commencement of employment in January 2005 and were structured on the basis of the market data that the Committee obtained from Frederic W. Cook & Co., Inc., or FWC (the Committee’s prior consultant), regarding similar severance programs for chief executive officers at peer companies.

Severance Benefits for other NEOs.    In 2004 in connection with our search for a new chief executive officer, the Committee implemented a special officer retention program under which certain severance benefits would become payable to our executive officers (other than our CEO) if their employment were to terminate under certain defined circumstances following a change in control or upon their death or disability or the appointment of a new chief executive officer, the latter of which was subsequently removed as a triggering event. The program automatically renews each year unless the Committee expressly determines that the automatic extension for such year shall not apply.

In connection with the 2008 annual renewal process, the Committee undertook an extensive review of the severance benefits payable to our NEOs, including an analysis of the market data compiled by FWC with respect to severance benefit programs at 14 other competitive semiconductor companies and the potential cost of the individual arrangements. Based on that review, the Committee authorized certain modifications to our executive officer severance benefits, including those provided under Mr. McGregor’s employment agreement, that were designed to make those benefits more comparable to those provided by peer companies. Accordingly, in August 2008 we entered into new agreements with each of our executive officers, including our current NEOs (with the exception of Mr. Ramaswami, who was not employed by us at that time). The new program eliminated the hiring of a new chief executive officer as an eligibility event for severance benefits and thus the severance benefits for our NEOs, other than Mr. McGregor, are payable only in connection with a qualifying termination following a change in control.

Prior to the 2011 automatic annual renewal of the agreements, the Committee again reviewed the potential cost of the severance benefit arrangements in effect for our NEOs and concluded that such costs were reasonable in light of the retention value and security objectives of the program.

The severance benefits provided to our NEOs other than Mr. McGregor are payable only if a qualifying termination of their employment occurs within 24 months following a change in control. For Mr. McGregor, the severance benefits will be payable upon a qualifying termination event, whether or not in connection with a change in control. The applicable severance benefits include the following, as further discussed under Severance and Change in Control Arrangements with Named Executive Officers:

•	salary continuation payments for Mr. McGregor equal to three times annual salary, and for the other NEOs, two times annual salary;

•	additional cash severance equal to a multiple (three times for Mr. McGregor and two times for the other NEOs) of the average annual bonus earned for the three years preceding the year of termination;

•	accelerated vesting of all outstanding equity awards and up to a 24-month post-employment period to exercise outstanding stock options;

•

for all NEOs other than Mr. Ramaswami, a parachute tax-gross up payment should the actual severance payments exceed by more than 20% the level of severance benefits that would have otherwise avoided the imposition of the parachute tax, and

•	a lump sum payment to provide a source of funding to cover estimated COBRA health care continuation coverage cost for 36 months and life and disability insurance coverage costs for 12 months.

The Committee authorized the parachute tax gross-up as an element of the NEO severance benefit package to avoid the unfair impact the excise tax would otherwise have on new executives with relatively lower levels of total compensation in relation to those with longer tenure and higher compensation levels and on executives who recognized taxable income upon the exercise of their options during the base period taken into account for parachute tax purposes versus those who did not do so. At the same time, the Committee also imposed additional requirements for entitlement to the parachute tax gross-up and the other severance benefits identified above. In addition to the pre-existing requirement that the NEO must deliver a general release of all claims against us and our affiliates, the NEO must also comply with certain non-compete, non-solicitation and non-disparagement restrictions to remain eligible for the full severance benefit package. In May 2009 the Committee adopted a policy that we will not enter into any new arrangements with NEOs that include excise tax gross-up provisions with respect to payments contingent upon a change in control, provided that, if we determine that it is appropriate to do so to recruit a new executive, limited reimbursement for excise taxes may be included in the executive’s contract. In those specific circumstances, the excise tax gross-up will be limited to payments triggered by both a change in control and a termination of the officer’s employment and will be subject to a three-year sunset provision. This new policy did not affect the then existing arrangements, including the automatic renewal provisions, with the executive officers at that time, which arrangements continue to apply according to their terms. However pursuant to this policy, the severance agreement entered into with Mr. Ramaswami upon his hiring in February 2010 did not include a parachute tax gross-up provision.

The Committee continues to believe that our severance agreements promote important goals crucial to our long-term financial success. The agreements create incentives for our NEOs to obtain the highest possible value for our shareholders, should we become subject to an acquisition, by protecting their equity awards, the most significant component of their total compensation, in the event their employment were terminated in connection with the acquisition. Accordingly, for all participating NEOs other than Mr. McGregor, the program provides for accelerated vesting of all of the NEO’s outstanding equity awards on a so-called “double trigger” basis, which requires that we undergo a substantial change in control or ownership and that the participating NEO’s employment be terminated within a designated limited period following the acquisition. The agreements are also intended to retain qualified executives who could have other job alternatives that may appear to provide them with more financial security absent the program, particularly given the significant level of acquisition activity in the technology sector and our predominant reliance on equity compensation. Finally the agreements allow our NEOs to continue to focus their attention on our business operations and strategic objectives without undue concern over their own financial security during periods when substantial disruptions and distractions might otherwise prevail.

In reviewing the severance arrangement in effect for Mr. McGregor under his employment agreement, the Committee reaffirmed its view that the severance benefits that were negotiated as part of that employment agreement were reasonable, advisable and consistent with the severance benefit programs in effect for chief executive officers at our competitors.

In addition to the severance agreements described above, effective June 1, 2010, the Committee adopted a severance benefit plan (referred to as the severance benefit plan) for employees who hold the title of Vice President, Senior Vice President or Executive Vice President. All NEOs other than Mr. McGregor participate in the severance benefit plan. Under the severance benefit plan, if we terminate an employee’s employment other than for “cause” (as defined in the severance benefit plan) or the employee terminates his or her employment for “good reason” (as defined in the severance benefit plan), the employee may be entitled to receive certain compensation and benefits, including the following:

•

a severance payment equal to 12 months base salary (in the case of Executive Vice Presidents), 9 months base salary (in the case of Senior Vice Presidents) or 6 months base salary (in the case of Vice Presidents);

•

a bonus payment equal to 100% of the participant’s target bonus opportunity (in the case of Executive Vice Presidents), 75% of target bonus opportunity (in the case of Senior Vice Presidents) or 50% of target bonus opportunity (in the case of Vice Presidents);

•

a payment equal to the value of equity awards that would have vested during a period of 12 months (in the case of Executive Vice Presidents), 9 months (in the case of Senior Vice Presidents) or 6 months (in the case of Vice Presidents) immediately following termination, based (i) in the case of stock options, on the excess, if any, of fair market value of our common stock on the date of termination over the applicable exercise price, and (ii) in the case of restricted stock units and other full value stock awards, on the fair market value of our common stock on the date of termination; and

•	certain benefits and outplacement services.

B. Share Ownership Policy.    Since a major objective of our equity compensation program is to align the interests of our executive officers with those of our shareholders, in April 2005 our Board established a share ownership policy for our executive officers. The policy was amended in August 2006 to increase the share ownership requirement, and amended again in February 2011 to further increase the ownership requirement. The new guidelines require beneficial ownership of stock at the following multiples of base salary:

Officer:	Required Share Ownership (as Multiple of Base Salary)
Chief Executive Officer:	6x
Executive Vice President:	2x
Other Section 16 Officers:	1x

The guidelines provide that officers must attain recommended ownership levels within five years of hire or promotion, or inception of the guidelines, whichever is later. The Compensation Committee reviews ownerships levels for officers covered by the policy (including all NEOs) on an annual basis.

As of March 30, 2012, all of our NEOs were in compliance with the policy by virtue of having attained the requisite ownership level or being on track to do so within the applicable time period.

Under our insider trading policy all employees (including officers) and directors are prohibited from engaging in any transaction involving puts, calls, collars, forward sales contracts (pre-paid or otherwise), warrants or other options on Broadcom’s securities.

C. Market Timing of Stock Option Awards.    Through 2010, we made annual option grants to existing executive officers and other employees in connection with our annual employee review process. Our equity award policy requires that the grant date for such options be on a date that the trading window is open and that is at least two business days following our public release of annual financial results. The current practice of the Committee is to grant stock options only in connection with acquisition transactions. In such a case, the grant date for options for newly-hired or newly-acquired employees would occur at the first Committee meeting at which such approval is practical following such employees’ actual employment commencement date, provided that the trading window is open. Accordingly, all option grants are made when our trading window is open and all material information is public. All stock option grants have an exercise price per share equal to the closing selling price per share on the grant date. RSU awards to all employees are made on regularly scheduled quarterly dates.

D. Tax Considerations.    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held corporations for compensation paid to certain of their executive officers to the extent such compensation exceeds $1.0 million per covered officer in any year. However, this limitation only applies to compensation that is not considered performance-based for purposes of Section 162(m). As discussed earlier, none of the cash bonuses paid under the Incentive Plan for 2011 qualified as such performance-based compensation. In addition, the time-based RSUs awarded to our executive officers do not qualify as such performance based compensation, because their vesting is not tied to any performance metric. Furthermore, while the PRSUs granted to our executive officers in 2012 (for the 2011 performance cycle) are intended to qualify as performance-based compensation for purposes of Section 162(m) (and we anticipate that PRSUs in future years will so qualify), PRSUs granted in 2011 and 2012 (for the 2010 performance cycle) did not qualify as performance-based for purposes of Section 162(m). Stock options with service-based vesting are generally considered performance-based for purposes of Section 162(m). However, it is possible that one or more option grants for which we had to revise the measurement dates for financial accounting purposes as a result of the 2006/2007 voluntary review of our past equity award practices may not qualify as performance-based awards for purposes of Section 162(m). Consequently, the income tax deductions to which we become entitled upon the exercise of one or more of those options may be subject to the aggregate $1.0 million limit on the deductibility of the non-performance-based compensation paid to each named executive officer in a taxable year.

The following table shows the dollar amounts by which each NEO’s non-performance-based compensation for 2011 exceeded the $1.0 million Section 162(m) limit on deductibility. For 2011, Messrs. McGregor, Marotta, Ramaswami and Rango were the only NEOs subject to the limitations of Section 162(m).

Named Executive Officer	Dollar Amount that Exceeded $1 Million Section 162(m) Limit
Scott A. McGregor	$6,809,012
Daniel A. Marotta	$1,644,725
Rajiv Ramaswami	$853,989
Robert A. Rango	$1,732,468

In each case the excess was due primarily to the vesting of their RSU awards. As a result of our history of annual tax losses in the U.S. and our substantial federal net operating loss and tax credit carryforwards (approximately $2.189 billion and $746.8 million, respectively, as of December 31, 2011), the loss of the tax deductions as a result of the application of the Section 162(m) limit did not have a meaningful impact upon our reported annual financial results.

As we continue to utilize service-vesting RSU awards as an element of our equity compensation, it is likely that the non-performance-based compensation payable to certain executive officers will continue to exceed the $1.0 million limit in one or more future years. We also intend to have our executive officers participate in the Incentive Plan in 2012 so that the Committee will continue to have more flexibility in determining their individual bonus awards based on factors in addition to our actual financial performance based on two metrics. Accordingly, neither the bonuses for 2011 or for 2012 have been structured to qualify as performance-based compensation under Section 162(m). However, as noted above, we do expect grants to our executive officers under our new PRSU Program to qualify as performance based under Section 162(m) for performance years 2011 and thereafter. We believe that in establishing the cash and equity incentive compensation programs for our executive officers, the potential tax deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor, particularly during periods when such deductions will not meaningfully impact our taxes because of our substantial federal net operating loss and tax credit carryforwards. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the executive officers essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

VI.	2012 Executive Compensation Decisions

A. Base Salary Increases.    At its February 16, 2012 meeting, the Committee increased the annual salaries in effect for our NEOs as follows:

Named Executive Officer	2011 Base Salary	2012 Base Salary	Amount of Increase
Scott A. McGregor	$875,000	$940,000	7.4%
Eric K. Brandt	$475,000	$540,000	13.7%
Daniel A. Marotta	$400,000	$430,000	7.5%
Rajiv Ramaswami	$380,000	$430,000	13.2%
Robert A. Rango	$425,000	$470,000	10.6%

B. Incentive Cash Compensation.    On February 16, 2012 the Committee established the financial performance metrics for its 2012 bonus program. All three of the measures used to determine the size of the bonus pool are consistent with those of our 2011 program, however the weighting under the relative revenue and Operating Performance metrics will shift from 40% each to 35% and the weighting under the strategic component will shift from 20% to 30%. Additionally in determining Segmented Industry performance the Committee will generally default to using peer company data, with WSTS data being used only for verification purposes. The self-constructed peer company data will be calculated by using peer company data generally based on:

(i) For the first three quarters of the year, company financial reports filed with the U.S. Securities and Exchange Commission. If the peer company does not segment report and such segment information is needed, then we would rely on a combination of Thomson Reuters’ First Call, company commentary regarding revenue percentages from its various businesses and, if necessary three sell-side analysts’ reports.

(ii) For the fourth quarter, we would use the mid-point of company guidance. If the peer company does not provide guidance at the segment level and such segment information is needed, then we would rely on a combination of: Thomson Reuters’ First Call, company commentary regarding revenue percentages from its various businesses, the average of no less than three sell-side analysts’ estimates, and, if necessary, the company’s reported business mix from the most recently reported quarter.

The Committee may choose to include Broadcom from certain portions of the data to the extent it believes exclusion would over or understate our relative performance. The Committee will make modifications to the peer company data, including adding or removing companies, depending on non-recurring or extraordinary events such as an acquisition by a peer company. Peer companies do not necessarily overlap with the peer companies used to benchmark our total direct compensation levels, as the latter represents those companies with which we compete for talent and the former represents companies we compete with on a product basis.

C. Equity Awards.    At its February 16, 2012 meeting, the Committee awarded the following RSU awards to the NEOs:

Named Executive Officer	RSUs (service based)	Performance Based RSUs (2011 Performance Cycle)	Performance Based RSUs (2010 Performance Cycle)
Scott A. McGregor	159,257	53,086	49,636
Eric K. Brandt	61,713	20,571	16,546
Daniel A. Marotta	47,778	15,926	12,134
Rajiv Ramaswami	47,778	15,926	12,134
Robert A. Rango	51,759	17,253	12,134

The following Compensation Committee Report is not considered proxy solicitation material and is not deemed filed with the SEC. Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, referred to in this proxy statement as the Securities Act, or under the Exchange Act that might incorporate future filings made by Broadcom under those statutes, the Compensation Committee Report will not be incorporated by reference into any such prior filings or into any future filings made by the company under those statutes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management, and based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the 2012 annual meeting of shareholders.

Submitted by the Compensation Committee of the Board:

John E. Major, Chair Eddy W. Hartenstein William T. Morrow

Summary Compensation Table

The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to Broadcom by our Chief Executive Officer, our Chief Financial Officer, and each of our other three most highly compensated executive officers whose total compensation for 2011 was in excess of $100,000 and who were serving as executive officers at the end of 2011.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	All Other Compensation(5)	Total
Scott A. McGregor	2011	$858,077	$1,844,063	$13,369,005	$0	$5,146	$16,076,291
President, and Chief	2010	764,596	1,472,500	3,733,600	3,042,000	5,183	$9,017,879
Executive Officer	2009	748,814	1,242,150	3,872,000	4,372,000	2,875	10,237,839

Eric K. Brandt	2011	466,538	670,000	4,456,410	0	5,146	5,598,094
Executive Vice President	2010	416,769	637,500	1,378,560	1,123,200	283	3,556,312
and Chief Financial Officer	2009	383,892	500,000	1,452,000	1,639,500	0	3,975,392

Daniel A. Marotta	2011	394,077	395,000	3,268,081	0	5,146	4,062,304
Executive Vice President &	2010	360,731	465,375	1,148,800	936,000	5,183	2,916,089
General Manager, Broadband Communications Group	2009	335,089	400,000	1,452,000	1,639,500	1,064	3,827,653

Rajiv Ramaswami	2011	373,231	425,000	3,268,081	0	5,146	4,071,458
Executive Vice President & General Manager, Infrastructure & Networking Group(6)	2010	313,846	484,500	2,580,750	1,404,000	1,329	4,784,425

Robert A. Rango	2011	414,846	600,000	3,273,877	0	5,146	4,293,869
Executive Vice President &	2010	360,731	547,500	1,148,800	936,000	8,333	3,001,364
General Manager, Mobile & Wireless Group	2009	369,594	500,000	1,452,000	1,639,500	3,449	3,964,543

(1)	Includes compensation deferred under our 401(k) employee savings plan.

(2)	The amounts shown for 2011 represent the bonuses paid under our Performance Bonus Plan, referred to above as our Incentive Plan, to our named executive officers based on our performance under pre-established financial metrics, the Compensation Committee’s determination of the strategic component of the bonus pool, and the Committee’s assessment of the individual performance and contributions of the executive for the year. For a description of these determinations, see Compensation Discussion and Analysis — IV. 2011 Compensation Decisions — C. The Role of Annual Incentive Cash Compensation.

(3)

The dollar value of RSUs shown represents the grant date fair value calculated on the basis of the fair market value of the underlying shares of our Class A common stock on the respective grant dates in accordance with FASB ASC Topic 718 and without any adjustment for estimated forfeitures. The actual value that an executive will realize on each RSU award will depend on the price per share of our Class A common stock at the time shares underlying the RSUs are sold. There can be no assurance that the actual value realized by an executive will be at or near the grant date fair value of the RSUs awarded.

Although the 2010 Performance Cycle Performance RSUs approved for grant by the Committee in 2012 and to be approved by the Committee for grant in 2013 (further broken out in the table immediately below) were not actually awarded by the Committee in 2011 and, accordingly were not subject to the acceleration provisions of the Change in Control Severance Benefit Agreements at December 31, 2011, each such award is included in the table above because they were considered “granted” under FASB ASC Topic 718. Exclusion of the awards subject to Committee approval in 2012 and 2013 would reduce the amounts set forth in the Stock Awards column of the table above by $4,422,568 for Mr. McGregor, $1,474,249 for Mr. Brandt, and $1,081,139 for each of Messrs. Marotta, Ramaswami and Rango. As described in the Compensation Discussion and Analysis — IV. 2011 Compensation Decisions — D. The Role of Long-Term Incentive Awards, under the Performance RSU Program a participant has the opportunity to receive grants of restricted stock units if the performance targets established by the Committee by resolution have been met for a performance cycle (typically, January 1 through December 31 of a subject year). If the performance targets are met, upon the Committee’s written certification that such performance goals were satisfied, and subject to the Committee’s sole discretion to reduce (including to zero) the amount of the grant, a Performance RSU Grant will be awarded to a participant, which will vest over four years in quarterly installments. In addition, the Committee will grant to the participant the same number of Performance RSU Grant shares in the two succeeding years immediately following such year, each of which also will vest over a similar four-year period, measured at or near the Committee approval date. Accordingly, for the 2010 performance cycle the first successive year grant occurred in February 2012 and the second will occur in 2013. Although such subsequent awards are considered granted under FASB ASC Topic 718, the 2012 Performance RSUs were not awarded by the Committee for grant until February 16, 2012 and the 2013 Performance RSUs will not be approved by the Committee for grant until focal equity grants are made in 2013.

Dollar amounts shown for 2011 as Stock Awards represents time-based RSUs and Performance RSUs as set forth below:

			Performance RSUs to be Awarded by the Committee in 2012 and 2013*
Named Executive Officer	Time-Based RSUs	Performance RSUs Awarded in 2011 for 2010 Performance Cycle	Performance RSUs Awarded in 2012 for 2010 Performance Cycle	Performance RSUs Awarded to be Awarded in 2013 for 2010 Performance Cycle
Scott A. McGregor	$6,709,840	$2,236,598	$2,219,722	$2,202,846
Eric K. Brandt	2,236,598	745,563	739,937	734,311
Daniel A. Marotta	1,640,184	546,758	542,632	538,507
Rajiv Ramaswami	1,640,184	546,758	542,632	538,507
Robert A. Rango	1,645,980	546,758	542,632	538,507

*

For the 2010 Performance Cycle the same number of Performance RSUs were granted in 2012 and will be granted in 2013 as were granted in 2011; however, the dollar value shown for each of the 2012 and 2013 Performance RSU grants is lower than the dollar value shown for the corollary 2011 Performance RSUs as a result of the nuances of the dividend yield in calculating the fair value of the awards under FASB Topic ASC 718.

(4)

The dollar value of the options shown represents the estimated grant date fair value determined in accordance with FASB ASC Topic 718 pursuant to the Black-Scholes option pricing model, with no adjustment for estimated forfeitures. For a discussion of valuation methodologies used in the calculations, see Notes 1 and 9 of Notes to Consolidated Financial Statements included in Part IV, Item 15 of our 2011 Form 10-K. The actual value, if any, that an executive may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by an executive will be at or near the value estimated by the Black-Scholes model.

(5)

It is not the practice of the Compensation Committee or Broadcom to provide its executive officers with any significant perquisites. The amounts shown for 2011 as All Other Compensation represent (i) matching contributions made under our 401(k) employee savings plan during 2011 in the amount of $4,900 for each named executive officer and (ii) a tax reimbursement payment of $165 for each executive officer made in respect of taxable income recognized by them in connection with certain in-kind technology benefits provided during 2011. The amounts shown exclude income attributable to life insurance coverage paid by us. The 401(k) contributions and life insurance coverage are provided to our executive officers on the same basis as that provided to all other regular U.S. employees.

(6)	Mr. Ramaswami commenced employment beginning February 1, 2010.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers during the year ended December 31, 2011.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1)	Grant Date Fair Value of Stock(2)
Scott A. McGregor	February 5, 2011	148,909	$6,709,840
	February 5, 2011	49,636	2,236,598
	February 5, 2011(3)	49,636	2,219,722
	February 5, 2011(3)	49,636	2,202,846
Eric K. Brandt	February 5, 2011	49,636	2,236,598
	February 5, 2011	16,546	745,563
	February 5, 2011(3)	16,546	739,937
	February 5, 2011(3)	16,546	734,311
Daniel A. Marotta	February 5, 2011	36,400	1,640,184
	February 5, 2011	12,134	546,758
	February 5, 2011(3)	12,134	542,632
	February 5, 2011(3)	12,134	538,507
Rajiv Ramaswami	February 5, 2011	36,400	1,640,184
	February 5, 2011	12,134	546,758
	February 5, 2011(3)	12,134	542,632
	February 5, 2011(3)	12,134	538,507
Robert A. Rango	February 5, 2011	36,400	1,640,184
	February 5, 2011	12,134	546,758
	February 5, 2011(3)	12,134	542,632
	February 5, 2011(3)	12,134	538,507
	May 5, 2011(4)	66	2,198
	August 11, 2011(5)	108	3,597

(1)

The stock awards reported in the above table represent RSUs issued under our 1998 Stock Incentive Plan. For each executive the first award listed represents time-based RSUs and the second, third and fourth awards listed represent Performance RSUs related to the 2010 Performance Cycle as detailed in footnote three below. Each RSU entitles the executive to receive one share of our Class A common stock at the time of vesting without the payment of an exercise price or other consideration. The RSUs in general vest in 16 successive quarterly installments upon the executive’s completion of each three-month period of service over a four-year service period, measured from the grant date.

The RSUs granted to all of our named executive officers will vest on an accelerated basis upon the executive’s termination of employment under certain prescribed circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included in this proxy statement under the heading “Severance and Change in Control Arrangements with Named Executive Officers.”

(2)

The dollar value of RSUs shown represents the grant date fair value in accordance with FASB ASC Topic 718, calculated on the basis of the closing price of the underlying shares of our Class A common stock on the respective grant dates and without any adjustment for estimated forfeitures. The actual value that an executive will realize on each RSU award will depend on the price per share of our Class A common stock at the time shares underlying the RSUs are sold. There can be no assurance that the actual value realized by an executive will be at or near the grant date fair value of the RSUs awarded.

(3)

Such Performance RSU awards are included in the table above because they were considered granted under FASB ASC Topic 718, however, the 2012 Performance RSUs were not approved by the Committee for grant until February 16, 2012 and the 2013 Performance RSUs will not be approved by the Committee for grant until focal equity grants are made in 2013. Until such awards are actually approved by the Committee they are not subject to the acceleration provisions of the Change in Control Severance Benefit Agreements.

Once awarded, each Performance RSU will vest in 16 successive quarterly installments upon the executive’s completion of each three-month period of service over a four-year service period, measured from the date that is at or near the date the Committee approves the award.

(4)	Amount shown represents RSUs granted under our patent incentive program that will vest (or have vested) in two equal installments on February 5, 2012 and February 5, 2013.

(5)	Amount shown represents RSUs granted under our patent incentive program that will vest (or have vested) in two equal installments on May 5, 2012 and May 5, 2013.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at December 31, 2011. As of the end of 2011, none of the named executive officers held any unearned equity incentive plan awards subject to performance vesting requirements.

	Option Awards
	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable				Stock Awards
Name					Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)		Market Value of Shares or Units of Stock That Have Not Vested(2)
Scott A. McGregor	1,895,885		0		$21.3133	01/02/2015
	250,000		0		32.3867	01/02/2016
	230,000		0		32.9300	05/02/2017
	229,166	(3)	20,834	(3)	27.7400	04/23/2018
	266,666	(3)	133,334	(3)	23.1700	04/27/2019
	148,958	(3)	176,042	(3)	29.3900	02/04/2020
							406,216	(4)	$13,434,443
Eric K. Brandt	175,000		0		32.9300	05/02/2017
	91,666	(3)	8,334	(3)	27.7400	04/23/2018
	100,000	(3)	50,000	(3)	23.1700	04/27/2019
	55,000	(3)	65,000	(3)	29.3900	02/04/2020
							141,366	(5)	$4,653,174
Daniel A. Marotta	75,000		0		41.1500	05/04/2016
	14,583	(3)	8,334	(3)	27.7400	04/23/2018
	21,875	(3)	50,000	(3)	23.1700	04/27/2019
	14,583	(3)	54,167	(3)	29.3900	02/04/2020
							113,702	(6)	$3,706,922
Rajiv Ramaswami	56,249	(7)	81,251	(7)	29.3900	02/04/2020
							120,890	(8)	$3,917,961
Robert A. Rango	97,696		0		22.8933	12/06/2013
	25,845		0		21.4733	02/04/2015
	75,000		0		41.1500	05/04/2016
	1,363		0		12.6670	07/02/2012
	4,822		0		13.4330	07/02/2012
	6,844		0		16.6070	05/18/2013
	70,000		0		32.9300	05/02/2017
	91,666	(3)	8,334	(3)	27.7400	04/23/2018
	100,000	(3)	50,000	(3)	23.1700	04/27/2019
	45,833	(3)	54,167	(3)	29.3900	02/04/2020
							113,876	(9)	$3,712,030

(1)

Each RSU generally vests, and the shares become issuable upon vesting, in 16 successive quarterly installments (on the 5th day of February May, August and November) over a four-year service period, generally measured from the grant date, subject to continued service with us on the vesting date.

(2)	Represents the fair market value per share of our common stock December 31, 2011 ($29.36) multiplied by the number of shares underlying RSUs that had not vested as of December 31, 2011.

(3)

Each option vests and becomes exercisable in 48 equal monthly installments over the 48-month period measured from the grant date, subject to continued service with us on each vesting date. Where portions of an option were not vested and unexercisable as of December 31, 2011, the following schedule sets forth the grant date of each option with its vesting schedule (identified in terms of the expiration date reported for that option in the above table) and the total number of shares for which that option was originally granted:

Name	Grant Date	Expiration Date	Number of Shares Underlying Option at Time of Grant
Scott A. McGregor	04/24/2008	04/23/2018	250,000
	04/28/2009	04/27/2019	400,000
	02/05/2010	02/04/2020	325,000
Eric K. Brandt	04/24/2008	04/23/2018	100,000
	04/28/2009	04/27/2019	150,000
	02/05/2010	02/04/2020	120,000
Daniel A. Marotta	04/24/2008	04/23/2018	100,000
	04/28/2009	04/27/2019	150,000
	02/05/2010	02/04/2020	100,000
Robert A. Rango	04/24/2008	04/23/2018	100,000
	04/28/2009	04/27/2019	150,000
	02/05/2010	02/04/2020	100,000

(4)

Includes (i) 12,500 RSUs from the May 5, 2008 award that will vest in two quarterly installments over the period measured from November 5, 2011 through May 5, 2012; (ii) 60,000 RSUs from the May 5, 2009 award that will vest in six quarterly installments over the period measured from November 5, 2011 through May 5, 2013; (iii) 73,125 RSUs from the February 5, 2010 award that will vest in nine quarterly installments over the period measured from November 5, 2011 through February 5, 2014; (iv) 120,989 RSUs from the February 5, 2011 award that will vest in 13 quarterly installments over the period measured from November 5, 2011 through February 5, 2015; (v) 40,330 Performance RSUs from the February 5, 2011 award that will vest in 13 quarterly installments over the period measured from November 5, 2011 through February 5, 2015; (vi) 49,636 Performance RSUs that were approved by the Committee on February 16, 2012, related to the 2010 performance cycle and will vest in 16 quarterly installments over the period measured from February 5, 2012 through February 5, 2016; and (vii) 49,636 Performance RSUs that are to be approved by the Committee in 2013, related to the 2010 performance cycle and will vest in 16 quarterly installments once approved by the Committee. The Performance RSU awards described in (vi) and (vii) appear in the table above because they were considered granted under FASB ASC Topic 718 although they had not been approved by the Committee for grant at December 31, 2011.

(5)

Includes (i) 5,000 RSUs from the May 5, 2008 award that will vest in two quarterly installments over the period measured from November 5, 2011 through May 5, 2012; (ii) 22,500 RSUs from the May 5, 2009 award that will vest in six quarterly installments over the period measured from November 5, 2011 through May 5, 2013; (iii) 27,000 RSUs from the February 5, 2010 award that will vest in nine quarterly installments over the period measured from November 5, 2011 through February 5, 2014; (iv) 40,330 RSUs from the February 5, 2011 award that will vest in 13 quarterly installments over the period measured from November 5, 2011 through February 5, 2015; (v) 13,444 Performance RSUs from the February 5, 2011 award that will vest in 13 quarterly installments over the period measured from November 5, 2011 through February 5, 2015; (vi) 16,546 Performance RSUs that were approved by the Committee on February 16, 2012, related to the 2010 performance cycle and will vest in 16 quarterly installments over the period measured from February 5, 2012 through February 5, 2016; and (vii) 16,546 Performance RSUs that are to be approved by the Committee in 2013, related to the 2010 performance cycle and will vest in 16 quarterly installments once approved by the Committee. The Performance RSU awards described in (vi) and (vii) appear in the table above because they were considered granted under FASB ASC Topic 718 although they had not been approved by the Committee for grant at December 31, 2011.

(6)

Includes (i) 5,000 RSUs from the May 5, 2008 award that will vest in two quarterly installments over the period measured from November 5, 2011 through May 5, 2012; (ii) 22,500 RSUs from the May 5, 2009 award that will vest in six quarterly installments over the period measured from November 5, 2011 through May 5, 2013; (iii) 22,500 RSUs from the February 5, 2010 award that will vest in nine quarterly installments over the period measured from November 5, 2011 through February 5, 2014; (iv) 29,575 RSUs from the February 5, 2011 award that will vest in 13 quarterly installments over the period measured from November 5, 2011 through February 5, 2015; (v) 9,859 Performance RSUs from the February 5, 2011 award that will vest in 13 quarterly installments over the period measured from November 5, 2011 through February 5, 2015; (vi) 12,134 Performance RSUs that were approved by the Committee on February 16, 2012, related to the 2010 performance cycle and will vest in 16 quarterly installments over the period measured from February 5, 2012 through February 5, 2016; and (vii) 12,134 Performance RSUs that are to be approved by the Committee in 2013, related to the 2010 performance cycle and will vest in 16 quarterly installments once approved by the Committee. The Performance RSU awards described in (vi) and (vii) appear in the table above because they were considered granted under FASB ASC Topic 718 although they had not been approved by the Committee for grant at December 31, 2011.

(7)

Represents an option granted to purchase 150,000 shares of Class A Common Stock. The option became exercisable as to 25% of the underlying shares on February 1, 2011, and the remaining 75% vest in successive equal installments upon his completion of each additional month of service over the ensuing 36 months through February 1, 2014.

(8)

Includes (i) 42,188 RSUs from the February 5, 2010 award that will vest in nine quarterly installments over the period measured from November 5, 2011 through February 5, 2014; (ii) 15,000 RSUs from the February 5, 2010 award that will fully vest on February 5, 2013; (iii) 29,575 RSUs from the February 5, 2011 award that will vest in 13 quarterly installments over the period measured from November 5, 2011 through February 5, 2015; (iv) 9,859 Performance RSUs from the February 5, 2011 award that will vest in 13 quarterly installments over the period measured from November 5, 2011 through February 5, 2015; (v) 12,134 Performance RSUs that were approved by the Committee on February 16, 2012, related to the 2010 performance cycle and will vest in 16 quarterly installments over the period measured from February 5, 2012 through February 5, 2016; and (vi) 12,134 Performance RSUs that are to be approved by the Committee in 2013, related to the 2010 performance cycle and will vest in 16 quarterly installments once approved by the Committee. The Performance RSU awards described in (v) and (vi) appear in the table above because they were considered granted under FASB ASC Topic 718 although they had not been approved by the Committee for grant at December 31, 2011.

(9)

Includes (i) 5,000 RSUs from the May 5, 2008 award that will vest in two quarterly installments over the period measured from November 5, 2011 through May 5, 2012; (ii) 22,500 RSUs from the May 5, 2009 award that will vest in six quarterly installments over the period measured from November 5, 2011 through May 5, 2013; (iii) 22,500 RSUs from the February 5, 2010 award that will vest in nine quarterly installments over the period measured from November 5, 2011 through February 5, 2014; (iv) 29,575 RSUs from the February 5, 2011 award that will vest in 13 quarterly installments over the period measured from November 5, 2011 through February 5, 2015; (v) 9,859 Performance RSUs from the February 5, 2011 award that will vest in 13 quarterly installments over the period measured from November 5, 2011 through February 5, 2015; (vi) 66 from the May 5, 2011 award that will vest in two equal installments over the period measured from February 5, 2011 through February 5, 2013; (vii) 108 from the August 11, 2011 award that will vest in two equal installments over the period measured from May 5, 2011 through May 5, 2013; (viii) 12,134 Performance RSUs that were approved by the Committee on February 16, 2012, related to the 2010 performance cycle and will vest in 16 quarterly installments over the period measured from February 5, 2012 through February 5, 2016; and (ix) 12,134 Performance RSUs that are to be approved by the Committee in 2013, related to the 2010 performance cycle and will vest in 16 quarterly installments once approved by the Committee. The Performance RSU awards described in (viii) and (xi) appear in the table above because they were considered granted under FASB ASC Topic 718 although they had not been approved by the Committee for grant at December 31, 2011.

The options and RSUs awarded to each of our named executive officers will vest on an accelerated basis upon the officer’s termination of employment under certain prescribed circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included below under the heading “Severance and Change in Control Arrangements with Named Executive Officers.”

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of our named executive officers for the year ended December 31, 2011:

	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Scott A. McGregor	180,000	$4,410,824	149,101	$5,505,055
Eric K. Brandt	0	0	60,346	2,248,080
Daniel A. Marotta	412,086	4,147,145	48,475	1,797,484
Rajiv Ramaswami	12,500	168,875	27,850	1,015,670
Robert A. Rango	34,246	677,012	48,475	1,797,484

(1)	Based on the amount by which the market price of a share of our Class A common stock on the dates of exercise exceeded the applicable exercise price per share of the option.

(2)	Represents the closing price of a share of our common stock on the date of vesting multiplied by the number of shares that have vested.

Severance and Change in Control Arrangements with Named Executive Officers

None of our named executive officers has an employment agreement specifying a term of employment, and their employment may be terminated at any time. However, we have entered into agreements with all our executive officers that provide certain severance benefits upon the termination of their employment under certain prescribed circumstances. Those agreements are summarized below.

McGregor Agreement.     In October 2004 we entered into an offer letter agreement with Mr. McGregor that was amended in August 2008. Minor amendments were also made to the agreement in 2009 to (i) comply with recent changes made to Section 162(m) of the Internal Revenue Code; and (ii) address certain ambiguities regarding post-employment coverage under our employee benefit plans. Additional minor amendments were made in 2010 to address recent interpretations under Section 409A of the Internal Revenue Code. The agreement provides that if we terminate Mr. McGregor’s employment other than for cause or disability or if Mr. McGregor terminates his employment for good reason (each a “qualifying termination”), he will receive the following severance benefits:

•

Cash severance equal to three times the sum of (i) his then current annual base salary and (ii) the average of his annual bonuses for the three years immediately preceding the year in which the qualifying termination occurs. The cash severance will be paid in regular payroll installments over a 36 month period.

•	Payment of any cash bonuses as to which the applicable performance goals have been attained at the time of the qualifying termination but not the applicable service vesting requirements.

•	One or more discretionary cash bonuses based on his performance for the year prior to the qualifying termination, to the extent such bonuses have not already been paid for that year.

•

Twenty-four months of service vesting credit of all his outstanding unvested stock options, RSUs and any other equity awards, with continued vesting of the remaining unvested portion of those awards generally over a 24 month period and an extended post-service exercise period (generally not to exceed 24 months) in which to exercise his outstanding stock options (but not beyond the expiration of their respective maximum terms).

•

A one time lump sum payment equal to (i) 36 times the amount by which his monthly cost for COBRA continuation coverage under our group health plans exceeds the monthly cost payable by a similarly-situated executive in our active employ for the same health care coverage and (ii) 12 times the amount by which his monthly cost for continued life and disability insurance coverage under our group plans exceed the monthly cost payable by a similarly-situated executive in our active employ for the same coverage.

•

Should any of the severance benefits constitute a parachute payment under Section 280G of the Internal Revenue Code, then Mr. McGregor will receive a full tax gross-up with respect to the excise tax he would incur on such parachute payment under Section 4999 of the Internal Revenue Code, provided that such parachute payment is more than 20% greater than the dollar amount of severance benefits or other parachute payments that could be provided to Mr. McGregor without his incurrence of such excise tax.

Mr. McGregor will receive all of the foregoing severance benefits upon his satisfaction of the following severance benefit requirements:

•	Delivery of a general release of all claims against Broadcom and our affiliates.

•	Continued compliance with his obligations under his Confidentiality and Invention Assignment Agreement.

•	Continued compliance with the non-solicitation, non-competition and non-disparagement provisions of the agreement for the duration of the cash severance period.

Should Mr. McGregor satisfy the release condition but fail to comply with the remaining severance benefit requirements, then the dollar amount of his cash severance payments and the number of shares that vest on an accelerated basis under his outstanding equity awards would be reduced, and he would no longer be entitled to any Section 4999 tax gross-up.

The agreement also provides that if Mr. McGregor’s employment is terminated by reason of his death or disability, then,

•	he or his legal representative may become entitled to certain cash bonuses that may vest and become payable upon such event,

•	his outstanding stock options, RSUs and any other equity awards will immediately vest in full, and

•	his stock options will remain exercisable for 12 months after the date of such termination (but not beyond the expiration of their respective maximum terms).

Change in Control Severance Benefit Program.     In August 2008 we entered into Change in Control Severance Benefit Agreements with Messrs. Brandt, Marotta, and Rango. Minor amendments were made to the agreements in 2009 and in 2010 as discussed above for Mr. McGregor’s agreement. Each agreement provides that if such officer’s employment is terminated by us other than for cause or disability, or is terminated by the officer for good reason, within 24 months following a change in control (a “qualifying termination”), such officer will be eligible for the same severance benefits summarized above for Mr. McGregor, except that with respect to the cash severance component, such officer will receive two times the sum of (i) his then current annual base salary and (ii) the average of his annual bonuses for the three years (or such fewer number of years of employment with us) immediately preceding the year in which the qualifying termination occurs. The cash severance will be paid in regular payroll installments over a 24 month period. The offer letter we entered into with Mr. Ramaswami in January 2010 in connection with his joining Broadcom in February 2010 provides for severance arrangements substantially similar to those described above, except that those for Mr. Ramaswami do not include provision of a tax gross-up.

Each officer’s receipt of such severance benefits under his Change in Control Severance Benefit Agreement is subject to his compliance with the same severance benefit requirements as in effect for Mr. McGregor (including compliance with non-solicitation, non-competition and non-disparagement provisions for two years). As with Mr. McGregor, the cash severance payments and accelerated vesting of outstanding equity awards for which such officer is eligible under his Change in Control Severance Benefit Agreement will also be reduced and the Section 4999 tax gross-up (if applicable) eliminated in the event such officer does not comply with all of the severance benefit requirements.

Each of the Change in Control Severance Benefit Agreements also provides that if the officer’s employment is terminated by reason of his death or disability, he will receive the same level of death and disability benefits summarized above for Mr. McGregor.

Each Change in Control Severance Benefit Agreement will continue in effect until August 18, 2012. However, on August 19 of each year, the term of that agreement will automatically be extended for an additional one-year period, unless the Compensation Committee expressly determines that the automatic one-year extension will not apply.

Definitions.     Under each of the severance benefit agreements and Mr. McGregor’s agreement the definitions are substantially similar, and provide as follows:

•

“Change in control” is generally defined as one of the following: (i) an acquisition of us by a shareholder-approved merger or consolidation; (ii) a shareholder-approved sale of all or substantially all of our assets; (iii) the successful completion of a tender or exchange offer for securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities; or (iv) a change in a majority of our board members over a period of 24 months or less, except for changes in such majority approved by our incumbent members or their approved successors.

•

“Cause” is generally defined to include the executive’s (i) material breach of (a) a fiduciary duty, (b) any provisions of his Confidentiality and Invention Assignment Agreement or (c) our Code of Ethics and Corporate Conduct; (ii) conviction of a felony that involves fraud, dishonesty, theft, embezzlement and/or an act of violence or moral turpitude, or having pled guilty or no contest to any such felony; (iii) any act or omission that constitutes fraud, material negligence or material willful misconduct in connection with his employment or (iv) willful and knowing participation in the preparation or release of false or materially misleading financial statements or willful and knowing submission of any false or erroneous certification required under the Sarbanes-Oxley Act of 2002 or any securities exchange.

•

“Good reason” is generally defined as (i) a change in position that reduces his authority, duties or responsibilities; (ii) a reduction in his base salary; (iii) our taking of any action that would materially diminish the aggregate value of his cash incentive awards and other fringe benefits by more than 15%; (iv) a requirement that he be based at any office or location that increases the distance from his home to the office or location by more than 50 miles; (v) our purported termination of his employment other than pursuant to a notice of termination; and (vi) our failure to require any of our successors to assume his amended agreement, after receipt of written notice of such failure and a reasonable cure period.

Other Programs.     Under our form Stock Option Agreement and form Restricted Stock Unit Issuance Agreement for our 1998 Stock Incentive Plan, in the event a change in control occurs, each outstanding stock option and RSU will automatically accelerate in full unless (i) the equity award is assumed by the successor corporation or otherwise continued in effect or (ii) the equity award is replaced with a cash retention program that preserves the spread existing on the unvested shares subject to that equity award (the excess of the fair market value of those shares over the exercise price in effect for the shares) and provides for the subsequent vesting and payout of that spread in accordance with the same vesting schedule that would otherwise be in effect for those shares in the absence of such change in control. Under the 1998 Stock Incentive Plan, a change in control is generally defined as one of the following: (i) an acquisition of us by a shareholder-approved merger or consolidation; (ii) a shareholder-approved sale of all or substantially all of our assets; (iii) the successful completion of a tender or exchange offer for securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities; or (iv) any other acquisition by any party or group of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities.

In May 2010, the Compensation Committee approved a policy regarding accelerated vesting of outstanding equity awards under the 1998 Stock Incentive Plan upon the employee’s death or permanent disability. Under the policy, an employee (other than Mr. McGregor and the officers participating in the Change in Control Severance Benefit Program) who dies or becomes permanently disabled will become entitled to full acceleration of vesting with respect to the number of shares subject to any of his or her outstanding equity awards.

In addition to the severance agreements described above, effective June 1, 2010, the Committee adopted a severance benefit plan (the “Plan”) for employees who hold the title of Vice President; Senior Vice President or Executive Vice President. All NEOs other than Mr. McGregor would be eligible to receive benefits under the Plan if their employment is terminated under certain termination circumstances Plan. Under the Plan, if Broadcom terminates an eligible employee’s employment other than for “cause” (as defined in the Plan) or the employee terminates his or her employment for “good reason” (as defined in the Plan), the NEO may be entitled to receive certain compensation and benefits, including the following:

•

a severance payment equal to 12 months base salary (in the case of Executive Vice Presidents), nine months base salary (in the case of Senior Vice Presidents) or six months base salary (in the case of Vice Presidents);

•

a bonus payment equal to 100% of the participant’s target bonus opportunity (in the case of Executive Vice Presidents), 75% of target bonus opportunity (in the case of Senior Vice Presidents) or 50% of target bonus opportunity (in the case of Vice Presidents);

•

a payment equal to the value of equity awards that would have vested during a period of 12 months (in the case of Executive Vice Presidents), nine months (in the case of Senior Vice Presidents) or six months (in the case of Vice Presidents) immediately following termination, based (i) in the case of stock options, on the excess, if any, of fair market value on the date of termination over the applicable exercise price, and (ii) in the case of restricted stock units and other full value stock awards, on the fair market value of our common stock on the date of termination; and

•	certain lump sum payment for 12 months of health insurance-related benefits and outplacement services for six months.

Calculation of Potential Payments upon Termination or Change in Control

The following table presents our estimate of the benefits that would become payable under certain specified circumstances to our named executive officers under our 1998 Stock Incentive Plan and the severance agreements described in the section above entitled Severance and Change in Control Arrangements with Named Executive Officers. The benefit estimates are based on the following assumptions:

(i) (A) a change in control occurred December 30, 2011, the last business day of 2011, and his equity awards under the 1998 Stock Incentive Plan were neither assumed by the successor corporation nor replaced with a cash retention program; (B) a qualifying termination of his employment occurred December 30, 2011 at the time of a change of control; (C) for Mr. McGregor only, a qualifying termination of his employment occurred December 30, 2011 in the absence of a change of control; or (D) his employment terminated by reason of his death or disability December 30, 2011.

(ii) the price paid per share of our Class A common stock in the assumed change in control transaction December 30, 2011 was equal to the $29.36 fair market value per share of Class A common stock on that date.

While we believe that the amounts shown below and the assumptions upon which they are based provide reasonable estimates of the amounts that would have been due to the named executive officers in the event that any of the circumstances described above had occurred December 30, 2011, the actual amounts due to the named executive officers upon a triggering event will depend upon the actual circumstances and the then applicable provisions of the 1998 Stock Incentive Plan and their severance agreements. Each executive officer would also be entitled to any gain attributable to his already-vested equity awards.

Name	Trigger	Salary and Bonus(1)	Lump Sum Benefit Payment(2)	Value of Option Acceleration(3)	Value of Restricted Stock Acceleration(3)	Section 280G Tax Gross Up(4)	Total Value(5)
Scott A. McGregor	Change in Control	0	0	$859,089	$9,011,876	0	$9,870,965
	Qualifying Termination at Change in Control	5,903,881	$60,513	11,521,226	9,011,876	0	26,497,496
	Qualifying Termination without Change in Control	5,903,881	$60,513	11,521,226	9,011,876	0	26,497,496
	Death or Disability	1,844,063	0	859,089	9,011,876	0	11,715,028
Eric K. Brandt	Change in Control	0	0	323,001	3,178,925	0	3,501,926
	Qualifying Termination	1,891,409	58,987	2,643,485	3,178,925	0	7,772,806
	Death or Disability	670,000	0	323,001	3,178,925	0	4,171,926
Daniel A. Marotta	Change in Control	0	0	323,001	2,625,782	0	2,948,783
	Qualifying Termination	1,548,404	59,426	1,350,286	2,625,782	0	5,583,898
	Death or Disability	395,000	0	323,001	2,625,782	0	3,343,783
Rajiv Ramaswami	Change in Control	0	0	0	2,836,822	0	2,836,822
	Qualifying Termination	1,230,962	58,987	791,951	2,836,822	0	4,918,722
	Death or Disability	425,000	0	0	2,836,822	0	3,261,822
Robert A. Rango	Change in Control	0	0	323,001	2,630,891	0	2,953,892
	Qualifying Termination	1,728,025	38,474	2,683,443	2,630,891	0	7,080,833
	Death or Disability	600,000	0	323,001	2,630,891	0	3,553,892

(1)

For “Qualifying Termination,” represents for Mr. McGregor, three times, and for Messrs. Brandt, Marotta, Ramaswami and Rango, two times, the sum of (i) such officer’s 2011 annual rate of base salary and (ii) the average of such officer’s annual bonuses for the three years immediately preceding the year in which the qualifying termination occurs (or such fewer number of calendar years of employment with Broadcom). For “Death or Disability,” represents the cash bonuses actually earned by each named executive officer, as determined by our Compensation Committee on February 16, 2012.

(2)	Represents a lump sum payment in an amount estimated to cover the cost of COBRA continuation coverage and life and disability insurance coverage for following the qualifying termination event.

(3)	Represents the aggregate value of the accelerated vesting of the named executive officer’s unvested stock options and RSUs.

The amounts shown as the value of the accelerated stock options in connection with a change in control without a qualifying termination and for termination upon death or disability are based solely on the intrinsic value of the options and RSUs as of December 30, 2011. For options, the intrinsic value was calculated by multiplying (i) the amount by which the fair market value of our Class A common stock December 30, 2011 ($29.36) exceeded the applicable exercise price by (ii) the assumed number of option shares vesting on an accelerated basis December 30, 2011.

The amount shown as the value of each accelerated option in connection with a qualifying termination represents the fair value of that option estimated by using the Black-Scholes option pricing model, in accordance with the provisions of FASB ASC Topic 718, multiplied by the assumed number of option shares vesting under such option on an accelerated basis on December 30, 2011. It also takes into account the incremental fair value of the extended 21-month post-employment exercise period for the entire option. For a discussion of valuation methodologies used in the calculations, see Notes 1 and 9 of Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our 2011 Form 10-K.

The amount shown as the value of the accelerated RSUs for all represents the fair value calculated based on the fair market value of our Class A common stock December 30, 2011 ($29.36) multiplied by the assumed number of RSU shares vesting on an accelerated basis on December 30, 2011.

(4)

Calculated on the basis of (i) the parachute value determined for each change in control payment or benefit in accordance with the Treasury Regulations under Section 280G of the Internal Revenue Code, (ii) the W-2 wages of the individual for the five-year (2006 through 2010) or shorter period of employment with us, (iii) an effective tax rate of 63.145% (federal, 35%; state, 10.3%; Medicare, 1.45%; and excise tax, 20%), calculated after taking into account federal tax deductions for state income tax and other deductions, (iv) the vesting of all outstanding unvested stock options and restricted stock units on the change in control date and (v) the additional 21-month post-employment exercise period for both vested options and the unvested options that accelerate on the change in control date. The parachute value attributable to the accelerated vesting of the stock options under clause (iv) is calculated using the safe harbor provided under Revenue Procedure 2003-68 with the following inputs: actual exercise price of each option, the $29.36 fair market value per share of the Class A common stock December 30, 2011, a volatility factor of 44%, a dividend yield of 1.23%, a risk-free rate of 0.02% and an expected term of 3 months calculated as of December 31, 2011. The parachute value attributable to the 21-month extension of the post-employment exercise period under clause (v) is calculated using a Black-Scholes option pricing model with the following inputs: actual exercise price of each option, the $29.36 fair market value per share of the Class A common stock December 30, 2011, a volatility factor of 44%, a dividend yield of 1.23%, a risk-free rate of 0.25% and an expected term of 24 months calculated as of December 31, 2011.

(5)	Excludes the value to the executive of the continuing right to indemnification and continuing coverage under our directors’ and officers’ liability insurance (if applicable).

The following Audit Committee Report is not considered proxy solicitation material and is not deemed filed with the SEC. Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act or under the Exchange Act that might incorporate future filings made by Broadcom under those statutes, the Audit Committee Report will not be incorporated by reference into any such prior filings or into any future filings made by the company under those statutes.

AUDIT COMMITTEE REPORT

Following is the report of the Audit Committee with respect to the company’s audited 2011 consolidated financial statements, which include its consolidated balance sheets as of December 31, 2011 and 2010, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, and the related notes thereto.

Composition and Charter.     The Audit Committee of the Board of Directors currently consists of three directors, all of whom qualify as “independent” and meet the other requirements under the current NASDAQ listing standards and SEC rules regarding audit committee membership: Ms. Handel, who serves as Chair, Mr. Finocchio and Mr. Switz. Mr. Swainson, who will not be standing for re-election at the Annual Meeting, served on the Audit Committee from May 5, 2011 until February 16, 2012. The Audit Committee operates under a written charter adopted by the Board, the current version of which is available on our website at www.broadcom.com/investors. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

Responsibilities.     The Audit Committee assists the Board in fulfilling its oversight responsibility by overseeing (i) the conduct of the accounting and financial reporting process and the integrity of the financial statements provided to shareholders and others; (ii) the functioning of the systems of internal accounting and financial reporting controls; (iii) the portions of the Code of Ethics that relate to the integrity of accounting and financial reporting; and (iv) our risk management process. The Audit Committee is also responsible for engaging and determining the compensation of the independent registered public accounting firm and overseeing its performance, qualifications and independence and its conduct of the annual independent audit of the financial statements, and its engagement for all other services.

It is not the duty of the Audit Committee to plan or conduct audits or to prepare the company’s financial statements. Management is responsible for preparing the financial statements and maintaining effective internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act (“Section 404”), and has the primary responsibility for assuring their accuracy, effectiveness and completeness. The independent registered public accounting firm is responsible for auditing those financial statements and the effectiveness of internal control over financial reporting and expressing its opinion as to whether the financial statements present fairly, in accordance with U.S. generally accepted accounting principles, the company’s financial condition, results of operations and cash flows and that the company’s internal control over financial reporting is effective. However, the Audit Committee does consult with management and the independent registered public accounting firm prior to the presentation of financial statements to shareholders and, as appropriate, initiates inquiries into various aspects of the company’s financial affairs.

In the absence of their possession of a reason to believe that such reliance is unwarranted, the members of the Audit Committee necessarily rely on the information or documentation provided to them by, and on the representations made by, management or other employees of the company, the independent registered public accounting firm, and/or any consultant or professional retained by the Audit Committee, the Board, management or by any Board committee. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has applied U.S. generally accepted accounting principles appropriately or maintained appropriate internal controls and disclosure controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s authority and oversight responsibilities do not independently assure that the audits of the financial statements have been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the financial statements are presented in accordance with U.S. generally accepted accounting principles.

Review with Management and Independent Registered Public Accounting Firm.     The Audit Committee reviewed and discussed the audited 2011 financial statements, including the quality of the company’s accounting principles, with management and the company’s independent registered public accounting firm for 2011, KPMG LLP. In addition, the Audit Committee consulted with management and KPMG LLP prior to recommending to the Board the presentation of the audited 2011 consolidated financial statements to the shareholders. The Audit Committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol.1. AU section 380), together with the guidelines established by the SEC and the Sarbanes-Oxley Act, including, among other items, matters related to the conduct of the audit of the consolidated financial statements by the independent registered public accounting firm and its audit of the effectiveness of internal control over financial reporting pursuant to Section 404. KPMG LLP provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with KPMG LLP the latter’s independence, including whether its provision of non-audit services compromised such independence.

Conclusion and Appointment of Independent Registered Public Accounting Firm.     Based upon the reviews and discussions referred to above, the Audit Committee recommended that the Board include the audited consolidated financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC and reappointed KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2012.

Submitted by the Audit Committee of the Board:

Nancy H. Handel, Chair

Robert J. Finocchio, Jr.

Robert E. Switz

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Approval of Related Party Transactions

We have adopted a written policy for approval of transactions between Broadcom and its executive officers, directors, director nominees, beneficial owners of more than 5% of our common stock, and their respective immediate family members, each referred to as a Related Party, where the amount involved in the transaction exceeds or is expected to exceed $100,000. This policy provides that the Nominating & Corporate Governance Committee of the Board has the responsibility to review certain transactions subject to this policy and to decide whether or not to approve or ratify those transactions. In making its determination, the Nominating & Corporate Governance Committee takes into account the following factors, among other factors it may deem appropriate:

•	Whether the transaction is on terms comparable to those that could be obtained in arm’s length negotiations with an unrelated third party;

•	The availability of other sources for comparable services or products;

•	The extent of the Related Party’s interest in the transaction;

•	The conflicts of interest and corporate opportunity provisions of our Code of Ethics;

•	The benefits of the transaction to Broadcom; and

•

The impact or potential impact on a director’s independence, in the event the Related Party is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder or executive officer.

To the extent such transactions are ongoing business relationships, the transactions are reviewed annually and such relationships will be on terms not materially less favorable to Broadcom than what would be usual and customary in similar transactions between unrelated persons dealing at arm’s length. The Nominating & Corporate Governance Committee intends to approve only those related party transactions that are in the best interests of Broadcom and our shareholders.

The Nominating & Corporate Governance Committee has adopted standing pre-approvals under the policy for compensation paid to directors and executive officers provided that such compensation is either reported under SEC rules or the Compensation Committee or other independent Board committee approved (or recommended to the Board to approve) such compensation.

Other than as described below or elsewhere in this proxy statement, since January 1, 2011 there has not been a transaction or series of related transactions to which Broadcom was or is a party involving an amount in excess of $120,000 and in which any director, executive officer, holder of more than five percent (5%) of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Indemnification Agreements with Directors and Officers.     In addition to the indemnification provisions contained in our Articles of Incorporation and Bylaws, we have entered into indemnification agreements with each of our directors and elected officers. These agreements require Broadcom, among other things, to indemnify each director or officer against expenses (including attorneys’ fees), judgments, fines and settlements (collectively, “liabilities”) paid or incurred by such individual in connection with certain actions, suits or proceedings arising out of the individual’s status or service as a director or officer (subject to certain exceptions, including liabilities arising from willful misconduct, conduct knowingly contrary to the best interests of Broadcom, or conduct that is knowingly fraudulent or deliberately dishonest or conduct that results in improper personal benefit) and to advance or reimburse expenses incurred by the individual in connection with any proceeding against the individual with respect to which he or she may be entitled to indemnification by Broadcom.

As more fully described in our Annual Report on Form 10-K for the year ended December 31, 2011, in 2006 a number of purported Broadcom shareholders filed putative shareholder derivative actions in state and federal court against Broadcom, each of the then members of our Board of Directors and certain current or former officers, alleging, among other things, that the defendants improperly dated certain employee stock option grants, referred to in this Proxy Statement as the Equity Award Litigation. In August 2009 the Broadcom plaintiffs and certain defendants executed a Stipulation and Agreement of Partial Settlement in the federal derivative action, which resolved all claims except those against three individuals: Dr. Henry T. Nicholas, III, our former President and Chief Executive Officer and former Co-Chairman of the Board, William J. Ruehle, our former Chief Financial Officer, and Dr. Samueli. On March 18, 2011, we announced that the remaining defendants in the federal consolidated shareholder derivative action entered into a settlement, which was granted final approval by the United States District Court for the Central District of California on May 23, 2011. Pursuant to the settlement, (i) we received a payment from Dr. Nicholas of approximately $27 million, (ii) we cancelled unexercised Broadcom stock options held by Dr. Samueli, valued at approximately $14 million, using a Black-Scholes analysis based on the closing price of our Class A common stock on the date the settlement was deemed final, (iii) Dr. Samueli contributed approximately $2 million in cash to the Broadcom Foundation (through Broadcom), (iv) Mr. Ruehle executed a notice of dismissal with prejudice of an action filed by him against Broadcom, which sought damages in excess of $26 million, and (v) Dr. Nicholas, Mr. Ruehle and Dr. Samueli were dismissed with prejudice from the federal consolidated shareholder derivative litigation. On July 1, 2011, the plaintiffs in the state derivative action filed a request for dismissal with prejudice of that action and the state derivative action was dismissed on July 8, 2011.

Pursuant to the indemnification agreements, we have advanced and/or reimbursed expenses and indemnified certain of our current and former directors, officers and employees for certain liabilities incurred in connection with or related to the defense of the lawsuits against Broadcom and certain of those indemnified individuals in connection with the Equity Award Litigation. Each of the current and former directors, officers and employees that received advancements in connection with the Equity Award Litigation executed an “undertaking” letter agreement with us, whereby the individual would have been required to repay all amounts advanced or reimbursed by us on such individual’s behalf in connection with the Equity Award Litigation if it was determined that he was not entitled to indemnification under either our Bylaws, the indemnification agreement or the California Corporations Code.

Now that the Equity Award Litigation has been settled, we do not expect to have to advance or reimburse additional funds related to this matter. Throughout 2011, however, we advanced or reimbursed to Dr. Samueli, our Chief Technical Officer and current member of the Board, and Dr. Nicholas, each of whom continues to beneficially own over 5% of our Class A common stock, the following amounts related to the Equity Award Litigation. Most of such amounts were related to the discovery process as the case was preparing to go to trial in early 2011.

Name
Henry T. Nicholas III, Ph.D.	$13.09 million
Henry Samueli, Ph.D.	$11.05 million

The Nominating & Corporate Governance Committee has either approved or ratified (because they were existing arrangements prior to the adoption of our policy) (i) all indemnification agreements with each current director and elected officer and (ii) the indemnification agreements with directors and elected officers who were serving in such capacities during 2011 and with Dr. Nicholas as the beneficial holder of over 5% of our Class A common stock during 2011.

Honda Center Arena Suite License Agreement

In January 2011 we purchased a corporate arena suite license to use a private enclosed luxury suite during events at the Honda Center (referred to as the Suite License) from Anaheim Arena Management, LLC and Anaheim Ducks Hockey Club, LLC, entities controlled (directly or indirectly) by Dr. Samueli. The Suite License commenced January 20, 2011 and runs for an initial five-year term at initial fees ranging from $350,000 to $393,880. The transaction was approved by the Nominating & Corporate Governance Committee of the Board. The Committee members unanimously agreed with disinterested members of senior management that the arena suite license affords Broadcom an appropriate opportunity to conduct business, reward employee contributions and build employee morale.

OTHER INFORMATION

2011 Annual Report to Shareholders

A copy of our 2011 annual report to shareholders has been provided concurrently with this proxy statement (or made available electronically, for shareholders who elected to access these materials over the Internet) to all shareholders entitled to notice of and to vote at the Annual Meeting. The 2011 annual report to shareholders is not incorporated into this proxy statement and is not considered proxy solicitation material. On February 1, 2012 we filed with the SEC an annual report on Form 10-K for the year ended December 31, 2011. The 2011 Form 10-K has been printed (without certain exhibits) as part of our 2011 annual report to shareholders. Shareholders may also obtain a copy of the 2011 Form 10-K or any of its exhibits, and any of our other SEC reports, free of charge, from the SEC website at www.sec.gov or from our website at www.broadcom.com/investors, or by writing to Investor Relations, Broadcom Corporation, P.O. Box 57013, Irvine, California 92619-7013. The 2011 Form 10-K and information contained on our website, other than this proxy statement, are not considered proxy solicitation material and are not incorporated by reference herein.

BY ORDER OF THE BOARD OF DIRECTORS

Irvine, California March 30, 2012	Arthur Chong Executive Vice President, General Counsel and Secretary

Forward-Looking Statements

All statements included or incorporated by reference in this proxy statement other than statements or characterizations of historical fact, are forward-looking statements, within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. Important risk factors that could contribute to such differences are discussed in our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other U.S. Securities and Exchange Commission filings. The forward-looking statements in this proxy statement speak only as of this date. We undertake no obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

APPENDIX A

BROADCOM CORPORATION

1998 EMPLOYEE STOCK PURCHASE PLAN

(as Amended and Restated February 16, 2012)

I.    PURPOSE OF THE PLAN

This Employee Stock Purchase Plan is intended to promote the interests of Broadcom Corporation by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll-deduction based employee stock purchase plan designed to qualify under Section 423 of the Code.

Capitalized terms used herein shall have the meanings assigned to such terms in the attached Appendix.

This February 16, 2012 amendment and restatement shall become effective immediately upon the close of the Purchase Interval in effect as of the date of approval of such amendment and restatement by the Corporation’s shareholders at the 2012 Annual Meeting of Shareholders. In the event such shareholder approval is not obtained, then the revisions to the Plan effected by this amendment and restatement shall have no force and effect; however, the 1998 Employee Stock Purchase Plan shall continue in effect in accordance with the terms and provisions of the plan in effect immediately prior to this amendment and restatement.

II.    ADMINISTRATION OF THE PLAN

A. The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary to comply with the requirements of Code Section 423. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

B. The Plan Administrator shall have the discretionary authority to require that the shares purchased on behalf of each Participant be deposited directly into a brokerage account which the Corporation shall establish for the Participant at a Corporation-designated brokerage firm. Any shares deposited in the Participant’s ESPP Brokerage Account must remain in that account, and may not be transferred to another brokerage account, including another account with the same brokerage firm, until the date those shares are to be sold, transferred by gift or otherwise transferred.

III.    STOCK SUBJECT TO PLAN

A. The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. As of February 16, 2012, the maximum number of shares of Common Stock reserved for issuance in the aggregate over the term of the Plan and the International Plan was limited to 59,264,053 shares.

B. The total number of shares of Common Stock available for issuance under the Plan and the International Plan shall automatically increase on the first trading day of January each calendar year during the remaining term of the Plan by an amount equal to one and one quarter percent (1.25%) of the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event shall any such annual increase exceed 10,000,000 shares.

C. The shares of Common Stock reserved for issuance under the Plan shall also be used to provide the shares of Common Stock that become issuable under the International Plan. Accordingly, each share of Common Stock issued under the International Plan shall automatically reduce on a one-for-one basis the number of shares of Common Stock available for issuance under the Plan.

D. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, then equitable adjustments shall be made by the Plan Administrator to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and/or class of securities by which the share reserve under the Plan is to increase each calendar year pursuant to the provisions of Section III.B, (iii) the maximum number and class of securities purchasable per Participant on any one Purchase Date, (iv) the maximum number and class of securities purchasable in total by all Participants under this Plan and the International Plan on any one Purchase Date and (v) the number and class of securities and the price per share in effect under each outstanding purchase right. The adjustments shall be made in such manner as the Plan Administrator deems appropriate to prevent the dilution or enlargement of benefits under the Plan and the outstanding purchase rights thereunder, and such adjustments shall be final, binding and conclusive.

IV.    OFFERING PERIODS

A. Shares of Common Stock shall be offered for purchase under the Plan through a series of successive offering periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

B. Except as provided in Section IV.C, each offering period shall be twenty-four (24) months, unless the Plan Administrator determines that a shorter period, or longer period not to exceed twenty-seven (27) months, should apply with respect to one or more offering periods.

C. Should the last scheduled Purchase Date in the offering period occur at a time when the Corporation cannot effect an issuance of Common Stock under the Plan in compliance with applicable securities laws, including (without limitation) the registration requirements of the 1933 Act, then the duration of that offering period shall automatically be extended until the earlier of (a) the first date on which such issuance of Common Stock can be effected in compliance with applicable securities laws, with such date to serve as the final Purchase Date for that offering period, or (b) the expiration of the twenty-seven (27)-month period measured from the start date of that offering period.

D. Each offering period shall consist of a series of one or more successive Purchase Intervals. Except as provided in Section IV.C, Purchase Intervals shall run from the first business day in May each year to the last business day in October of the same year and from the first business day in November each year to the last business day in April of the following year.

E. Should the Fair Market Value per share of Common Stock on any Purchase Date within an offering period be less than the Fair Market Value per share of Common Stock on the start date of that offering period, then that offering period shall automatically terminate immediately after the purchase of shares of Common Stock on such Purchase Date, and a new offering period shall commence on the next business day following such Purchase Date. The new offering period shall have a duration of twenty (24) months (subject to the extension provisions of Section IV.C), unless a shorter duration is established by the Plan Administrator within five (5) business days following the start date of that offering period.

V.    ELIGIBILITY

A. Each individual who is an Eligible Employee on the start date of any offering period under the Plan may enter that offering period on such start date or on any subsequent Quarterly Entry Date within that offering period, provided he or she remains an Eligible Employee on such Quarterly Entry Date (and does not remain enrolled in such offering period on such Quarterly Entry Date by virtue of a prior enrollment in such offering period).

B. Each individual who first becomes an Eligible Employee after the start date of an offering period may enter that offering period on any subsequent Quarterly Entry Date within that offering period on which he or she is an Eligible Employee (provided he or she does not remain enrolled in such offering period on such Quarterly Entry Date by virtue of a prior enrollment in such offering period).

C. Each entity that becomes a U.S. Corporate Affiliate after November 11, 2010 shall automatically become a Participating Corporation effective as of the first Quarterly Entry Date coincident with or next following the date on which it becomes such an affiliate, unless the Plan Administrator determines otherwise prior to such first Quarterly Entry Date. Each entity that becomes a non-U.S. Corporate Affiliate after November 11, 2010 and is designated by the Plan Administrator to become a Participating Corporation shall become a Participating Corporation effective as of the first Quarterly Entry Date coincident with or next following the date on which the Plan Administrator makes such designation.

D. The date on which an individual enters an offering period shall be designated his or her Entry Date for purposes of that offering period; provided however that if an individual Withdraws from an offering period and then reenrolls in the same offering period, his or her Entry Date will be the subsequent date on which the individual reenrolls in the offering period with respect to payroll deductions on or following such reenrollment in such offering period.

E. To participate in the Plan for a particular offering period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designated representative) prior to the applicable Entry Date.

VI.    PAYROLL DEDUCTIONS

A. The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock during an offering period may be any multiple of one percent (1%) of the Cash Earnings paid to the Participant during each Purchase Interval within that offering period, up to a maximum of fifteen percent (15%) of Cash Earnings during such offering period, in the aggregate. The deduction rate so authorized shall continue in effect throughout the offering period, except to the extent such rate is changed in accordance with the following guidelines:

(i) The Participant may, at any time during the offering period, reduce his or her rate of payroll deduction by filing the appropriate form with the Plan Administrator. The reduced rate shall become effective on the first pay day of the month following the month in which such form is filed or, if later, the first pay day that is at least seven days after the date on which such form is filed, and there shall be no limit on the number of such reductions a Participant may effect during a Purchase Interval. If at any time during a Purchase Interval a Participant reduces his or her rate of payroll deduction to zero percent (0%), then such Participant shall be deemed to Withdraw from the Plan in accordance with and subject to Section VII.F and all amounts previously deducted from such Participant’s payroll during such Purchase Interval shall be promptly refunded to the Participant in accordance with Section VII.F.(i).

(ii) The Participant may not increase the payroll deduction rate to be in effect for an offering period at any time after the start of that offering period, provided, however, that if a Participant Withdraws from an offering period and later reenrolls in that same offering period in accordance with Section VII.F, the Participant can reenroll in such manner with a higher (or lower) payroll deduction rate than that applicable to the original enrollment. If the Participant does not Withdraw from an offering period, then the Participant can only increase his or her rate of payroll deduction for a subsequent offering period (if any) by filing the appropriate form with the Plan Administrator prior to the start of such offering period (if any), and any such increased rate (which may not exceed the fifteen percent (15%) maximum) shall become effective with the start date of that offering period.

B. Payroll deductions shall begin on the first pay day following the Participant’s applicable Entry Date into the offering period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of that offering period. The amounts so collected shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from the Participant shall not be required to be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.

C. Payroll deductions shall automatically cease upon the termination of the Participant’s purchase right in accordance with the provisions of the Plan.

D. Other than as set forth in Section VIII.B.(ii), the Participant’s acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant’s acquisition of Common Stock on any subsequent Purchase Date, whether within the same or a different offering period.

VII.    PURCHASE RIGHTS

A. Grant of Purchase Right. A Participant shall be granted a separate purchase right for each offering period in which he or she participates; provided, however, that if a Participant Withdraws from an offering period and then reenrolls in that same offering period, that Participant shall be granted a new purchase right for that offering period on the subsequent Entry Date. The purchase right shall be granted on the applicable Entry Date and shall provide the Participant with the right to purchase shares of Common Stock, in a series of successive installments over the remainder of such offering period (or, if such enrollment occurs on or after the commencement of the last Purchase Interval in an offering period, in one installment), upon the terms set forth below. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

B. Exercise of the Purchase Right. Each purchase right shall be automatically exercised in installments on each successive Purchase Date within the offering period, and shares of Common Stock shall accordingly be purchased on behalf of each Participant on each such Purchase Date. The purchase shall be effected by applying the Participant’s payroll deductions for the Purchase Interval ending on such Purchase Date to the purchase of whole shares of Common Stock at the purchase price in effect for the Participant for that Purchase Date.

C. Purchase Price. The purchase price per share at which Common Stock will be purchased on the Participant’s behalf on each Purchase Date within the offering period shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the applicable Entry Date into such offering period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

D. Number of Purchasable Shares. The number of shares of Common Stock purchasable by a Participant on each Purchase Date during the offering period shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the Purchase Interval ending with that Purchase Date by the applicable purchase price in effect for the Participant for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed 9,000 shares (36,000 shares per twenty-four (24)-month offering period), subject to periodic adjustments in the event of certain changes in the Corporation’s capitalization. In addition, the maximum number of shares of Common Stock purchasable in total by all Participants in this Plan and the International Plan on any one Purchase Date in any offering period beginning on or after October 30, 2008 shall not exceed 4,000,000 shares, subject to periodic adjustments in the event of certain changes in the Corporation’s capitalization. However, the Plan Administrator shall have the discretionary authority, exercisable prior to the start of any offering period under the Plan, to increase or decrease the limitations to be in effect for the number of shares purchasable per Participant and in total by all Participants on each Purchase Date during that offering period.

E. Excess Payroll Deductions. To the extent payroll deductions cannot be applied to the purchase of whole shares of Common Stock on any Purchase Date, those payroll deductions shall be promptly refunded, unless the Plan Administrator determines that such deductions are to be applied to the purchase of fractional shares of Common Stock on each Purchase Date within the offering period. Any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable per Participant or in total by all Participants on such Purchase Date shall be promptly refunded.

F. Withdrawal from Plan/Termination of Purchase Right: The following provisions shall govern the withdrawal or the termination of outstanding purchase rights:

(i) A Participant may, at any time prior to the next scheduled Purchase Date in the offering period, withdraw from the Plan (“Withdraw”) whether by means of reducing payroll deductions to zero percent (0%) or expressly Withdrawing from the Plan (each, a “Withdrawal”), in either case, by filing the appropriate form with the Plan Administrator (or its designated representative), and no further payroll deductions shall be collected from the Participant with respect to the offering period in which such Withdrawal occurs unless and until such Participant reenrolls in that offering period in accordance with Section VII.F.(ii). Any Participant who Withdraws from the Plan shall receive a prompt refund of amounts deducted from such Participant’s payroll during the Purchase Interval in which the Withdrawal occurs. For all purposes of the Plan, the Withdrawal will be deemed to occur on the date on which the Participant files the appropriate form with the Plan Administrator (or its designated representative).

(ii) If a Participant Withdraws from the Plan, the Participant may reenroll in the Plan effective as of any Quarterly Entry Date that follows such Withdrawal in the offering period in which such Withdrawal occurs, or in any subsequent offering period. To resume participation in the Plan, such individual must reenroll in the Plan (by making a timely filing of the prescribed enrollment forms). If a Participant reenrolls in the offering period during which he or she withdrew from the Plan, the Quarterly Entry Date on which the Participant reenrolls in the Plan will be the Participant’s new Entry Date in such offering period, and the Fair Market Value per share of Common Stock on that new Entry Date will be used to determine the maximum purchase price per share for any shares acquired by such Participant in that offering period subsequent to such Entry Date.

(iii) Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status, and including a change in employment to an entity that is not a Participating Corporation) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant’s payroll deductions for the Purchase Interval in which the purchase right so terminates shall be promptly refunded. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the right, exercisable up until the last business day prior to the Purchase Date for the Purchase Interval in which such leave commences, to elect (a) to Withdraw from the Plan in accordance with and subject to Section VII.F and promptly be refunded amounts deducted from such Participant’s payroll during the Purchase Interval in which the Withdrawal occurs or (b) have such funds held for the purchase of shares on his or her behalf on the next scheduled Purchase Date. Participants who take a leave of absence and do not formally Withdraw from the Plan shall be considered to remain enrolled in the offering period in which they take such leave unless and until such Participant withdraws from the Plan. If the Participant fails to make an election, as a default the Corporation will apply such funds to the purchase of shares on his or her behalf on the next scheduled Purchase Date. In no event, however, shall any further payroll deductions be collected on the Participant’s behalf during such leave. Upon the Participant’s return to active service (x) within three months following the commencement of such leave or (y) prior to the expiration of any longer period for which such Participant had reemployment rights with the Corporation provided by either statute or contract, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the Participant Withdraws from the Plan prior to his or her return. An individual who returns to active employment following a leave of absence that exceeds in duration the applicable time period set forth in (x) or (y) above shall be deemed to Withdraw from the Plan upon the expiration of such applicable time period and shall be treated as a new Employee for purposes of subsequent participation in the Plan and must accordingly reenroll in the Plan (by making a timely filing of the prescribed enrollment forms).

G. Change in Control. Each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Change in Control, by applying the payroll deductions of each Participant for the Purchase Interval in which such Change in Control occurs to the purchase of whole shares of Common Stock at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the applicable Entry Date into the offering period in which such Change in Control occurs or (ii) the Fair Market Value per share of Common Stock immediately prior to the effective date of such Change in Control. The applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase, but not the limitation applicable to the maximum number of shares of Common Stock purchasable in total by all Participants in this Plan and the International Plan.

The Corporation shall use its best efforts to provide at least ten (10)-days prior written notice of the occurrence of any Change in Control to all Participants, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Change in Control.

H. Proration of Purchase Rights. Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the total number of shares then available for issuance under this Plan and the International Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

I. Assignability. The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

J. Shareholder Rights. A Participant shall have no shareholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

VIII.    ACCRUAL LIMITATIONS

A. No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

B. For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:

(i) The right to acquire Common Stock under each outstanding purchase right shall accrue in a series of installments on each successive Purchase Date during the offering period in which such right remains outstanding.

(ii) No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

C. If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Purchase Interval, then the payroll deductions that the Participant made during that Purchase Interval with respect to such purchase right shall be promptly refunded.

D. In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

IX.    EFFECTIVE DATE AND TERM OF THE PLAN

A. The Plan was originally adopted by the Board on February 3, 1998 and became effective at the Effective Time. This amendment and restatement was adopted by the Board on February 16, 2012 and shall become effective immediately upon the close of the Purchase Interval in effect as of the date of approval of this amendment and restatement by the Corporation’s shareholders at the 2012 Annual Meeting of Shareholders. In no event, however, shall any payroll deductions be collected or purchase rights be exercised, and no shares of Common Stock shall be issued, pursuant to this February 16, 2012 amendment and restatement unless the Corporation is at the time in compliance with all applicable requirements of the 1933 Act (including the registration of the shares of Common Stock issuable under the Plan on an appropriate and effective registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any stock exchange on which the Common Stock is listed for trading and all other applicable requirements established by law or regulation.

B. Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) May 15, 2022, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Change in Control. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.

X.    AMENDMENT/TERMINATION OF THE PLAN

A. The Board may alter, amend, suspend or terminate the Plan at any time, provided that any amendment or alteration shall not adversely affect the rights and obligations with respect to purchase rights previously granted under the Plan unless the Participant consents to such amendment or alteration.

B. In no event may the Board effect any of the following amendments or revisions to the Plan without the approval of the Corporation’s shareholders: (i) increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Corporation’s capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan, (iii) modify the eligibility requirements for participation in the Plan or (iv) make any other amendment or revision to the Plan that would require shareholder approval under any applicable law, rule or regulation.

XI.    GENERAL PROVISIONS

A. All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation; however, each Plan Participant shall bear all costs and expenses incurred by such individual in the sale or other disposition of any shares purchased under the Plan.

B. Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

C. The provisions of the Plan shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

D. The Corporation and each Participating Corporation shall have the right to take whatever steps the Plan Administrator deems necessary or appropriate to comply with all applicable federal, state, local and employment tax withholding requirements, and the Corporation’s obligations to deliver shares under this Plan shall be conditioned upon compliance with all such withholding tax requirements. Without limiting the generality of the foregoing, the Corporation and each Participating Corporation shall have the right to withhold taxes from any other compensation or other amounts that it may owe to the Participant, or to require the Participant to pay to the Corporation or the Participating Corporation the amount of any taxes that the Corporation or the Participating Corporation may be required to withhold with respect to such shares. In this connection, the Plan Administrator may require the Participant to notify the Plan Administrator, the Corporation or a Participating Corporation before the Participant sells or otherwise disposes of any shares acquired under the Plan.

Schedule A

Corporations Participating in Employee Stock Purchase Plan

As of February 16, 2012

Broadcom Corporation

APPENDIX

The following definitions shall be in effect under the Plan:

A. Board shall mean the Corporation’s Board of Directors.

B. Cash Earnings shall mean the base salary payable to a Participant by one or more Participating Companies during such individual’s period of participation in one or more offering periods under the Plan. Such Cash Earnings shall be calculated before deduction of (A) any income or employment tax withholdings or (B) any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. However, Cash Earnings shall not include any contributions (other than Code Section 401(k) or Code Section 125 contributions deducted from such Cash Earnings) made by the Corporation or any Corporate Affiliate on the Participant’s behalf to any employee benefit or welfare plan now or hereafter established.

C. Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i) a shareholder-approved merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(ii) a shareholder-approved sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation, or

(iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s shareholders or pursuant to a private transaction or series of transactions with one or more of the Corporation’s shareholders.

D. Code shall mean the Internal Revenue Code of 1986, as amended.

E. Common Stock shall mean the Corporation’s Class A common stock.

F. Corporate Affiliate shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

G. Corporation shall mean Broadcom Corporation, a California corporation, and any corporate successor to all or substantially all of the assets or voting stock of Broadcom Corporation that shall by appropriate action adopt the Plan.

H. Effective Time shall mean the time at which the Underwriting Agreement was executed and the Common Stock priced for the initial public offering.

I. Eligible Employee shall mean any person who is employed by a Participating Corporation on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages under Code Section 3401(a).

J. Entry Date shall mean the date on which an Eligible Employee first commences participation in the offering period in effect under the Plan in accordance with the terms of the Plan, provided, however, that if an Eligible Employee Withdraws and reenrolls in the offering period from which the Participant withdrew, the date on which he or she reenrolls in such offering period shall instead be his or her Entry Date with respect to any payroll dates occurring during such offering period and upon or subsequent to such reenrollment. The earliest Entry Date under the Plan shall be the Effective Time.

K. ESPP Brokerage Account shall mean the brokerage account established at a Corporation-designated brokerage firm, which the Corporation shall establish for each Participant.

L. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on the Nasdaq Global Select Market (or the Nasdaq Global Market), then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular trading hours (i.e. before after-hours trading begins) on the Nasdaq Global Select Market (or the Nasdaq Global Market) on the date in question, as such price is reported by the Nasdaq Global Select Market (or the Nasdaq Global Market) either as reported on the Nasdaq website (www.nasdaq.com), or otherwise. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time listed on any other Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular trading hours (i.e. before after-hours trading begins) on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

M. International Plan shall mean the Broadcom Corporation 2007 International Employee Stock Purchase Plan, as amended and restated.

N. 1933 Act shall mean the Securities Act of 1933, as amended.

O. Participant shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan.

P. Participating Corporation shall mean the Corporation, its U.S. Corporate Affiliates (except to the extent determined otherwise by the Plan Administrator) and such non-U.S. Corporate Affiliates as designated by the Plan Administrator. The Participating Corporations in the Plan as of February 16, 2012 are listed in attached Schedule A.

Q. Plan shall mean the Corporation’s 1998 Employee Stock Purchase Plan, as set forth in this document and as may be amended from time to time.

R. Plan Administrator shall mean the committee of two (2) or more Board members appointed by the Board to administer the Plan.

S. Purchase Date shall mean the last business day of each Purchase Interval.

T. Purchase Interval shall mean each successive six (6)-month period within the offering period at the end of which there shall be purchased shares of Common Stock on behalf of each Participant.

U. Quarterly Entry Date shall mean the first business day in February, May, August and November each year on which an Eligible Employee may enter an offering period.

V. Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange.

W. Underwriting Agreement shall mean the agreement between the Corporation and the underwriter or underwriters managing the initial public offering of the Common Stock.

APPENDIX B

BROADCOM CORPORATION

2012 STOCK INCENTIVE PLAN

ARTICLE ONE

GENERAL PROVISIONS

I.    PURPOSE OF THE PLAN

This 2012 Stock Incentive Plan, adopted by the Broadcom Corporation Board of Directors on February 16, 2012, subject to approval of the Corporation’s shareholders at the annual meeting of shareholders on May 15, 2012, is intended to promote the interests of Broadcom Corporation, a California corporation, by providing eligible persons in the Corporation’s service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in such service.

Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the attached Appendix.

II.    STRUCTURE OF THE PLAN

A. The Plan is divided into three equity incentive programs:

•

the Discretionary Grant Program, under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock or stock appreciation rights tied to the value of such Common Stock,

•

the Stock Issuance Program, under which eligible persons may be issued shares of Common Stock pursuant to restricted stock or restricted stock unit awards or other stock-based awards, made by and at the discretion of the Plan Administrator, that vest upon the completion of a designated service period and/or the attainment of pre-established performance milestones, or under which shares of Common Stock may be issued through direct purchase or as a bonus for services rendered the Corporation (or any Parent or Subsidiary), and

•	the Director Automatic Grant Program, under which Eligible Directors shall automatically receive restricted stock units at designated intervals over their period of Board service.

B. The provisions of Articles One and Five shall apply to all equity programs under the Plan and shall govern the interests of all persons under the Plan.

III.    ADMINISTRATION OF THE PLAN

A. The Discretionary Grant and Stock Issuance Programs shall be administered by the Plan Administrator, provided, that, any discretionary Awards to members of the Compensation Committee must be authorized and approved by a disinterested majority of the Board.

B. Members of the Compensation Committee shall serve for such period as the Board may determine and may be removed by the Board at any time.

C. The Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Discretionary Grant and Stock Issuance Programs and to make such determinations under, and issue such interpretations of, the provisions of those programs and any outstanding Awards thereunder as it may deem necessary or advisable.

Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Discretionary Grant and Stock Issuance Programs under its jurisdiction or any Award thereunder.

D. Service on the Compensation Committee, or other committee appointed by the Board as the Plan Administrator, shall constitute service as a Board member, and members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Compensation Committee, or other committee appointed by the Board as the Plan Administrator, shall be liable for any act or omission made in good faith with respect to the Plan or any Award under the Plan.

E. Administration of the Director Automatic Grant Program shall be self-executing in accordance with the terms of that program, and no Plan Administrator shall exercise any discretionary functions with respect to any Award under that program.

IV.    ELIGIBILITY

A. The persons eligible to participate in the Discretionary Grant and Stock Issuance Programs are as follows:

(i) Employees,

(ii) non-employee members of the Board or the board of directors of any Parent or Subsidiary, and

(iii) consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B. The Plan Administrator shall, within the scope of its administrative jurisdiction under the Plan, have full authority to determine (i) with respect to Awards made under the Discretionary Grant Program, which eligible persons are to receive such Awards, the time or times when those Awards are to be made, the number of shares to be covered by each such Award, the status of any awarded option as either an Incentive Option or a Non-Statutory Option, the exercise price per share in effect for each Award (subject to the limitations set forth in Article Two), the time or times when each Award is to vest and become exercisable, the maximum term for which the Award is to remain outstanding and such other terms of Awards as the Plan Administrator may deem appropriate in its discretion, and (ii) with respect to Awards under the Stock Issuance Program, which eligible persons are to receive such Awards, the time or times when the Awards are to be made, the number of shares subject to each such Award, the vesting schedule (if any) applicable to the shares subject to such Award, the cash consideration (if any) payable for such shares and such other terms of Awards as the Plan Administrator may deem appropriate in its discretion.

C. The Plan Administrator shall have the absolute discretion to grant options or stock appreciation rights in accordance with the Discretionary Grant Program and to effect stock issuances or other stock-based awards in accordance with the Stock Issuance Program.

D. Eligible Directors for purposes of the Director Automatic Grant Program shall be limited to members of the Board who are not, at the time of such determination, employees of the Corporation (or any Parent or Subsidiary). However, a Board member who has previously been in the employ of the Corporation (or any Parent or Subsidiary) shall not be eligible to receive an Award under the Director Automatic Grant Program at the time he or she first becomes a non-employee Board member, but shall be eligible to receive periodic Awards under the Director Automatic Grant Program while he or she continues to serve as an Eligible Director.

V.    STOCK SUBJECT TO THE PLAN

A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. Subject to the automatic share increase provisions of Section V.B. of this Article One and any additional shares authorized by the vote of the Board and approved by the shareholders, as of the Effective Date, the number of shares of Common Stock reserved for issuance over the term of the Plan shall not exceed 100,000,000 shares.

B. The number of shares of Common Stock available for issuance under the Plan shall automatically increase on the first trading day of January each calendar year during the term of the Plan by an amount equal to four and one-half percent (4.5%) of the total number of shares of Class A and Class B Common Stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event shall any such annual increase exceed 45,000,000 shares.

C. No one person participating in the Plan may be granted Awards for more than 9,000,000 shares of Common Stock in the aggregate per calendar year.

D. Shares of Common Stock subject to outstanding Awards under the Plan shall be available for subsequent issuance under the Plan to the extent (i) those Awards expire or terminate for any reason prior to the issuance of the shares of Common Stock subject to those Awards or (ii) the Awards are cancelled in accordance with the cancellation-regrant provisions of Article Two. Unvested shares issued under the Plan and subsequently cancelled or repurchased by the Corporation at the original exercise or issue price paid per share pursuant to the Corporation’s repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for subsequent reissuance under the Plan. In addition, should the exercise price of an option under the Plan be paid with shares of Common Stock, the authorized reserve of Common Stock under the Plan shall be reduced only by the net number of shares issued under the exercised stock option. Should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the issuance, exercise or vesting of an Award under the Plan, the number of shares of Common Stock available for issuance under the Plan shall be reduced only by the net number of shares issued with respect to that Award.

E. If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, appropriate adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which any one person may be granted Awards under the Plan per calendar year, (iii) the number and/or class of securities for which restricted stock unit awards are subsequently to be made under the Director Automatic Grant Program to new and continuing Eligible Directors, (iv) the number and/or class of securities and the exercise or base price per share (or any other cash consideration payable per share) in effect under each outstanding Award under the Discretionary Grant Program and the Director Automatic Grant Program, (v) the number and/or class of securities subject to each outstanding Award under the Stock Issuance Program and the cash consideration (if any) payable per share thereunder and (vi) the maximum number and/or class of securities by which the share reserve may increase automatically each calendar year pursuant to the provisions of Section V.B of this Article One. To the extent such adjustments are to be made to outstanding Awards, those adjustments shall be effected in a manner that shall preclude the enlargement or dilution of rights and benefits under those Awards. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

ARTICLE TWO

DISCRETIONARY GRANT PROGRAM

I.    OPTION TERMS

Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

A. Exercise Price.

1. The exercise price per share shall be fixed by the Plan Administrator but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

2. The exercise price shall become immediately due upon exercise of the option and shall be payable in one or more of the forms specified below:

(i) cash or check made payable to the Corporation,

(ii) shares of Common Stock valued at Fair Market Value on the Exercise Date and held for the period (if any) necessary to avoid any additional charges to the Corporation’s earnings for financial reporting purposes, or

(iii) to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions to (a) a brokerage firm (designated by the Corporation)1 to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm to complete the sale, or

(iv) if Optionee ceases Service for any reason other than death, Permanent Disability or Misconduct, and the entire exercise period applicable to the option remaining after such cessation of Service falls within a market blackout period which the Corporation may impose from time to time, the Plan Administrator may, in its discretion, permit the Corporation (either at the time the option is granted or at any time thereafter) to (a) automatically exercise such portion of the option which has not been exercised previously on the last business day of the exercise period and (b) automatically withhold on such day a number of shares of Common Stock subject to the option having a Fair Market Value (measured as of the exercise date) equal to (i) the aggregate exercise price of the shares of Common Stock with respect to which the option is being exercised and (ii) the amount necessary to satisfy any applicable withholding taxes; provided, that such automatic exercise shall only occur if the Fair Market Value per share on the last business day of the exercise period of the option is equal to or greater than 101% of the exercise price per share of the option and, provided, further, that the Plan Administrator shall have the discretionary authority to revoke or amend this Section I.A.2.iv. of this Article Two (and any related provisions in an applicable option agreement) at any time without the consent of Optionee.

1 With respect to officer or director of the Corporation subject to the short-swing profit liability provisions of Section 16 of the 1934 Act, the brokerage firm need only be reasonably satisfactory to the Corporation for purposes of administering such procedure.

Except to the extent the procedure set forth in either Section I.A.2.iii. or Section I.A.2.iv. of this Article Two is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B. Exercise and Term of Options. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option. However, no option shall have a term in excess of ten (10) years measured from the option grant date. An option shall not be exercisable for any fractional shares.

C. Effect of Termination of Service.

1. The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service or death:

(i) Any option outstanding at the time of the Optionee’s cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option or as otherwise specifically authorized by the Plan Administrator in its sole discretion pursuant to an express written agreement with Optionee, but no such option shall be exercisable after the expiration of the option term.

(ii) Any option held by the Optionee at the time of death and exercisable in whole or in part at that time may be subsequently exercised by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or by the Optionee’s designated beneficiary or beneficiaries of that option.

(iii) Should the Optionee’s Service be terminated for Misconduct or should the Optionee otherwise engage in Misconduct while holding one or more outstanding options under this Article Two, all those options shall terminate immediately and cease to be outstanding.

(iv) During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which that option is at the time exercisable. No additional shares shall vest under the option following the Optionee’s cessation of Service, except to the extent (if any) specifically authorized by the Plan Administrator in its sole discretion pursuant to an express written agreement with Optionee. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any shares for which the option has not been exercised.

2. The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

(i) extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

(ii) permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested had the Optionee continued in Service.

D. Shareholder Rights. The holder of an option shall have no shareholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price for and become a holder of record of the purchased shares.

E. Repurchase Rights. The Plan Administrator shall have the discretion to grant options that are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while holding such unvested shares, the Corporation shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

F. Transferability of Options. The transferability of options granted under the Plan shall be governed by the following provisions:

(i) Incentive Options.    During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or the laws of inheritance following the Optionee’s death.

(ii) Non-Statutory Options.    Non-Statutory Options shall be subject to the same limitation on transfer as Incentive Options, except that the Plan Administrator may structure one or more Non-Statutory Options so that the option may be assigned in whole or in part during the Optionee’s lifetime by gift or pursuant to a domestic relations order to one or more Family Members of the Optionee or to a trust established exclusively for the Optionee and/or one or more such Family Members. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

(iii) Beneficiary Designations.    Notwithstanding the foregoing, the Optionee may designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Two (whether Incentive Options or Non-Statutory Options), and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

II.    INCENTIVE OPTIONS

The terms specified below, together with any additions, deletions or changes thereto imposed from time to time pursuant to the provisions of the Code governing Incentive Options, shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Five shall be applicable to Incentive Options. Options that are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section II.

A. Eligibility. Incentive Options may be granted only to Employees.

B. Exercise Price. The exercise price per share shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

C. Dollar Limitation. The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options that become exercisable for the first time in the same calendar year, then for purposes of the foregoing limitation on the exercisability of those options as Incentive Options, such options shall be deemed to become first exercisable in that calendar year on the basis of the chronological order in which they were granted, except to the extent otherwise provided under applicable law or regulation.

D. 10% Shareholder. If any Employee to whom an Incentive Option is granted is a 10% Shareholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.

III.    STOCK APPRECIATION RIGHTS

A. Authority. The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant stock appreciation rights in accordance with this Section III to selected Optionees or other individuals eligible to receive option grants under the Discretionary Grant Program.

B. Types. Two types of stock appreciation rights shall be authorized for issuance under this Section III: (i) tandem stock appreciation rights (“Tandem Rights”), and (ii) standalone stock appreciation rights (“Standalone Rights”).

C. Tandem Rights. The following terms and conditions shall govern the grant and exercise of Tandem Rights.

1. One or more Optionees may be granted a Tandem Right, exercisable upon such terms and conditions as the Plan Administrator may establish, to elect between the exercise of the underlying stock option for shares of Common Stock or the surrender of that option in exchange for a distribution from the Corporation in an amount equal to the excess of (i) the Fair Market Value (on the option surrender date) of the number of shares in which the Optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (ii) the aggregate exercise price payable for such vested shares.

2. No such option surrender shall be effective unless it is approved by the Plan Administrator, either at the time of the actual option surrender or at any earlier time. If the surrender is so approved, then the distribution to which the Optionee shall accordingly become entitled under this Section III may be made in shares of Common Stock valued at Fair Market Value on the option surrender date, in cash, or partly in shares and partly in cash, as the Plan Administrator shall in its sole discretion deem appropriate.

3. If the surrender of an option is not approved by the Plan Administrator, then the Optionee shall retain whatever rights the Optionee had under the surrendered option (or surrendered portion thereof) on the option surrender date and may exercise such rights at any time prior to the later of (i) five (5) business days after the receipt of the rejection notice or (ii) the last day on which the option is otherwise exercisable in accordance with the terms of the instrument evidencing such option, but in no event may such rights be exercised more than ten (10) years after the date of the option grant.

D. Standalone Rights. The following terms and conditions shall govern the grant and exercise of Standalone Rights under this Article Two:

1. One or more individuals eligible to participate in the Discretionary Grant Program may be granted a Standalone Right not tied to any underlying option under this Discretionary Grant Program. The Standalone Right shall relate to a specified number of shares of Common Stock and shall be exercisable upon such terms and conditions as the Plan Administrator may establish. In no event, however, may the Standalone Right have a maximum term in excess of ten (10) years measured from the grant date. Upon exercise of the Standalone Right, the holder shall be entitled to receive a distribution from the Corporation in an amount equal to the excess of (i) the aggregate Fair Market Value (on the exercise date) of the shares of Common Stock underlying the exercised right over (ii) the aggregate base price in effect for those shares.

2. The number of shares of Common Stock underlying each Standalone Right and the base price in effect for those shares shall be determined by the Plan Administrator in its sole discretion at the time the Standalone Right is granted. In no event, however, may the base price per share be less than the Fair Market Value per underlying share of Common Stock on the grant date.

3. Standalone Rights shall be subject to the same transferability restrictions applicable to Non-Statutory Options and may not be transferred during the holder’s lifetime, except by gift or pursuant to a domestic relations order covering the Standalone Right as marital property to one or more Family Members of the holder or to a trust established exclusively for the holder and/or such Family Members. In addition, one or more beneficiaries may be designated for an outstanding Standalone Right in accordance with substantially the same terms and provisions as set forth in Section I.F of this Article Two.

4. The distribution with respect to an exercised Standalone Right may be made in shares of Common Stock valued at Fair Market Value on the exercise date, in cash, or partly in shares and partly in cash, as the Plan Administrator shall in its sole discretion deem appropriate.

5. The holder of a Standalone Right shall have no shareholder rights with respect to the shares subject to the Standalone Right unless and until such person shall have exercised the Standalone Right and become a holder of record of shares of Common Stock issued upon the exercise of such Standalone Right.

E. Post-Service Exercise. The provisions governing the exercise of Tandem and Standalone Appreciation Rights following the cessation of the recipient’s Service or the recipient’s death shall be substantially the same as those set forth in Section I.C of this Article Two for the options granted under the Discretionary Grant Program.

F. Net Counting. Upon the exercise of any Tandem or Standalone Right under this Section III, the share reserve under Section V of Article One shall be reduced only by the net number of shares actually issued by the Corporation upon such exercise, and not by the gross number of shares as to which such Tandem or Standalone Right is exercised.

IV.    CHANGE IN CONTROL/HOSTILE TAKE-OVER

A. No Award outstanding under the Discretionary Grant Program at the time of a Change in Control shall vest and become exercisable on an accelerated basis if and to the extent that: (i) such Award is, in connection with the Change in Control, assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction, (ii) such Award is replaced with a cash retention program of the successor corporation that preserves the spread existing at the time of the Change in Control on the shares of Common Stock as to which the Award is not otherwise at that time vested and exercisable and provides for the subsequent vesting and payout of that spread in accordance with the same exercise/vesting schedule applicable to those shares, or (iii) the acceleration of such Award is subject to other limitations imposed by the Plan Administrator. However, if none of the foregoing conditions are satisfied, each Award outstanding under the Discretionary Grant Program at the time of the Change in Control but not otherwise vested and exercisable as to all the shares at the time subject to that Award shall automatically accelerate so that each such Award shall, immediately prior to the effective date of the Change in Control, vest and become exercisable as to all the shares of Common Stock at the time subject to that Award and may be exercised as to any or all of those shares as fully vested shares of Common Stock.

B. All outstanding repurchase rights under the Discretionary Grant Program shall also terminate automatically, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Change in Control, except to the extent: (i) those repurchase rights are assigned to the successor corporation (or parent thereof) or otherwise continue in full force and effect pursuant to the terms of the Change in Control transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator.

C. Immediately following the consummation of the Change in Control, all outstanding Awards under the Discretionary Grant Program shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise expressly continued in full force and effect pursuant to the terms of the Change in Control transaction.

D. Each option that is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities that would have been issuable to the Optionee in consummation of such Change in Control had the option been exercised immediately prior to such Change in Control. In the event outstanding Standalone Rights are to be assumed in connection with a Change in Control transaction or otherwise continued in effect, the shares of Common Stock underlying each such Standalone Right shall be adjusted immediately after such Change in Control to apply to the number and class of securities into which those shares of Common Stock would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time. Appropriate adjustments to reflect such Change in Control shall also be made to (i) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same, (ii) the base price per share in effect under each outstanding Standalone Right, provided the aggregate base price shall remain the same, (iii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan, (iv) the maximum number and/or class of securities for which any one person may be granted Awards under the Plan per calendar year, (v) the maximum number and/or class of securities by which the share reserve is to increase automatically each calendar year pursuant to the automatic share increase provisions of the Plan, (vi) the number and/or class of securities for which restricted stock unit awards are subsequently to be made under the Director Automatic Grant Program to new and continuing Eligible Directors and (vii) the number and/or class of securities subject to each outstanding Award under the Stock Issuance Program and the cash consideration (if any) payable per share thereunder. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding Awards under the Discretionary Grant Program, substitute, for the securities underlying those assumed Awards, one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction.

E. The Plan Administrator shall have the discretionary authority to structure one or more outstanding Awards under the Discretionary Grant Program so that those Awards shall, immediately prior to the effective date of a Change in Control or a Hostile Take-Over, vest and become exercisable as to all the shares at the time subject to those Awards and may be exercised as to any or all of those shares as fully vested shares of Common Stock, whether or not those Awards are to be assumed or otherwise continued in full force and effect pursuant to the express terms of such transaction. In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Discretionary Grant Program so that those rights shall immediately terminate at the time of such Change in Control or consummation of such Hostile Take-Over and shall not be assignable to successor corporation (or parent thereof), and the shares subject to those terminated rights shall accordingly vest in full at the time of such Change in Control or consummation of such Hostile Take-Over.

F. The Plan Administrator shall have full power and authority to structure one or more outstanding Awards under the Discretionary Grant Program so that those Awards shall immediately vest and become exercisable as to all of the shares at the time subject to those Awards in the event the Optionee’s Service is subsequently terminated by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Change in Control or a Hostile Take-Over in which those Awards do not otherwise vest on an accelerated basis. Any Awards so accelerated shall remain exercisable as to fully vested shares until the expiration or sooner termination of their term. In addition, the Plan Administrator may structure one or more of the Corporation’s repurchase rights under the Discretionary Grant Program so that those rights shall immediately terminate with respect to any shares held by the Optionee at the time of his or her Involuntary Termination, and the shares subject to those terminated repurchase rights shall accordingly vest in full at that time.

G. The portion of any Incentive Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Statutory Option under the Federal tax laws.

H. Awards outstanding under the Discretionary Grant Program shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

ARTICLE THREE

STOCK ISSUANCE PROGRAM

I.    STOCK ISSUANCE TERMS

A. Issuances. Shares of Common Stock may be issued under the Stock Issuance Program through direct and immediate issuances without any intervening option grants. Each such stock issuance shall be evidenced by a Stock Issuance Agreement that complies with the terms specified below. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to share right awards or restricted stock units, awarded by and at the discretion of the Plan Administrator, that entitle the recipients to receive the shares underlying those awards or units upon the attainment of designated performance goals and/or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those awards or units.

B. Issue Price.

1. The price per share at which shares of Common Stock may be issued under the Stock Issuance Program shall be fixed by the Plan Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the issuance date.

2. Shares of Common Stock may be issued under the Stock Issuance Program for any of the following items of consideration that the Plan Administrator may deem appropriate in each individual instance:

(i) cash or check made payable to the Corporation;

(ii) past services rendered to the Corporation (or any Parent or Subsidiary); or

(iii) any other valid form of consideration permissible under the California Corporations Code at the time such shares are issued.

C. Vesting Provisions.

1. Shares of Common Stock issued under the Stock Issuance Program may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance or may vest in one or more installments over the Participant’s period of Service and/or upon attainment of specified performance objectives. The elements of the vesting schedule applicable to any unvested shares of Common Stock issued under the Stock Issuance Program shall be determined by the Plan Administrator and incorporated into the Stock Issuance Agreement. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to share right awards or restricted stock units that entitle the recipients to receive the shares underlying those awards and/or units upon the attainment of designated performance goals or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those awards or units, including (without limitation) a deferred distribution date following the termination of the Participant’s Service.

2. The Plan Administrator shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more Awards under the Stock Issuance Program so that the shares of Common Stock subject to those Awards shall vest (or vest and become issuable) upon the achievement of certain pre-established corporate performance goals based on one or more of the following criteria: (i) return on total shareholder equity; (ii) net income per share of Common Stock; (iii) net income or operating income; (iv) earnings before interest, taxes, depreciation, amortization and stock-based compensation costs, or operating income before depreciation and amortization; (v) gross profit, sales or revenue targets; (vi) return on assets, capital or investment; (vii) cash flow; (viii) market share; (ix) cost reduction goals; (x) budget comparisons; (xi) implementation or completion of projects or processes strategic or critical to the Corporation’s business operations; (xii) measures of customer satisfaction; (xiii) any combination of, or a specified increase in, any of the foregoing; and (xiv) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Corporation’s revenue or profitability or expand its customer base; provided, however, that for purposes of items (ii), (iii), (iv) and (vii) above, the Plan Administrator may, at the time the Awards are made, specify certain adjustments to such items as reported in accordance with generally accepted accounting principles in the U.S. (“GAAP”), which will exclude from the calculation of those performance goals one or more of the following: certain charges related to acquisitions, stock-based compensation, employer payroll tax expense on certain stock option exercises, settlement costs, restructuring costs, gains or losses on strategic investments, non-operating gains or losses, certain other non-cash charges, valuation allowance on deferred tax assets, and the related income tax effects, purchases of property and equipment, and any extraordinary non- recurring items as described in FASB ASC Topic 225, provided that such adjustments are in conformity with those reported by the Corporation on a non-GAAP basis. In addition, such performance goals may be based upon the attainment of specified levels of the Corporation’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Corporation’s business groups or divisions thereof or any Parent or Subsidiary. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned, and a maximum level of performance at which an award will be fully earned. The Plan Administrator may provide that, if the actual level of attainment for any performance objective is between two specified levels, the amount of the award attributable to that performance objective shall be interpolated on a straight-line basis.

3. Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) that the Participant may have the right to receive with respect to the Participant’s unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration or a substantial reduction in the value of outstanding shares of Common Stock as a result of a spin-off transaction or an extraordinary dividend or distribution, shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

4. The Participant shall have full shareholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program, whether or not the Participant’s interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares. The Participant shall not have any shareholder rights with respect to the shares of Common Stock subject to a restricted stock unit or share right award until that award vests and the shares of Common Stock are actually issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of Common Stock, on outstanding restricted stock unit or share right awards, subject to such terms and conditions as the Plan Administrator may deem appropriate.

5. Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further shareholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash, cash equivalent or otherwise, the Corporation shall repay to the Participant the same amount and form of consideration as the Participant paid for the surrendered shares.

6. The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock that would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those shares. Any such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to shares that were intended at the time of issuance to qualify as performance-based compensation under Code Section 162(m), except in the event of the Participant’s Involuntary Termination or as otherwise provided in Section II.E of this Article Three.

7. Outstanding share right awards or restricted stock units under the Stock Issuance Program shall automatically terminate, and no shares of Common Stock shall actually be issued in satisfaction of those awards or units, if the performance goals or Service requirements established for such awards or units are not attained or satisfied. The Plan Administrator, however, shall have the discretionary authority to issue vested shares of Common Stock under one or more outstanding share right awards or restricted stock units as to which the designated performance goals or Service requirements have not been attained or satisfied. However, no vesting requirements tied to the attainment of performance goals may be waived with respect to awards or units which were at the time of grant intended to qualify as performance-based compensation under Code Section 162(m), except in the event of the Participant’s Involuntary Termination solely to the extent determined by the Plan Administrator with respect to a particular grant or as otherwise provided in Section II.E of this Article Three.

II.    CHANGE IN CONTROL/HOSTILE TAKE-OVER

A. All of the Corporation’s outstanding repurchase rights under the Stock Issuance Program shall terminate automatically, and all the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Change in Control, except to the extent (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the express terms of the Change in Control transaction or (ii) such accelerated vesting is precluded by other limitations imposed in the Stock Issuance Agreement.

B. Each outstanding Award under the Stock Issuance Program that is assumed in connection with a Change in Control or otherwise continued in effect shall be adjusted immediately after the consummation of that Change in Control to apply to the number and class of securities into which the shares of Common Stock subject to the Award immediately prior to the Change in Control would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time, and appropriate adjustments shall also be made to the cash consideration (if any) payable per share thereunder, provided the aggregate amount of such consideration shall remain the same. If any such Award is not so assumed or otherwise continued in effect or replaced with a cash retention program that preserves the Fair Market Value of the shares underlying the Award at the time of the Change in Control and provides for the subsequent vesting and payout of that value in accordance with the vesting schedule in effect for the Award at the time of such Change in Control, such Award shall vest, and the shares of Common Stock subject to that Award shall be issued as fully-vested shares, immediately prior to the consummation of the Change in Control.

C. The Plan Administrator shall have the discretionary authority to structure one or more unvested Awards under the Stock Issuance Program so that the shares of Common Stock subject to those Awards shall automatically vest (or vest and become issuable) in whole or in part immediately upon the occurrence of a Change in Control or upon the subsequent termination of the Participant’s Service by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of that Change in Control transaction.

D. The Plan Administrator shall also have the discretionary authority to structure one or more unvested Awards under the Stock Issuance Program so that the shares of Common Stock subject to those Awards shall automatically vest (or vest and become issuable) in whole or in part immediately upon the occurrence of a Hostile Take-Over or upon the subsequent termination of the Participant’s Service by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of that Hostile Take-Over.

E. The Plan Administrator’s authority under Paragraphs C and D of this Section II shall also extend to any Award intended to qualify as performance-based compensation under Code Section 162(m), even though the automatic vesting of those Awards pursuant to Paragraph C or D of this Section II may result in their loss of performance-based status under Code Section 162(m).

ARTICLE FOUR

DIRECTOR AUTOMATIC GRANT PROGRAM

I.    TERMS

A. Grant Dates. Grants under this Article Four shall be made on the dates specified below:

1. On the date of each annual meeting of shareholders, beginning with the 2013 Annual Meeting of Shareholders, each individual who is to continue to serve as an Eligible Director, whether or not that individual is standing for re-election to the Board at that particular annual meeting of shareholders, shall automatically be granted restricted stock units covering that number of shares of Common Stock (rounded up to the next whole share) determined by dividing the dollar sum of Three Hundred Thousand Dollars ($300,000) by the Fair Market Value per share of Common Stock on such date. There shall be no limit on the number of such annual restricted stock unit awards any one Eligible Director may receive over his or her period of Board service.

2. Each individual who commences service as an Eligible Director by reason of his or her election to the Board at an annual meeting of shareholders, beginning with the 2013 Annual Meeting of Shareholders, shall automatically be granted restricted stock units covering that number of shares of Common Stock (rounded up to the next whole share) determined by dividing the dollar sum of Three Hundred Thousand Dollars ($300,000) by the Fair Market Value per share of Common Stock on the date of such annual meeting.

3. Each individual who is first elected or appointed as an Eligible Director at any time after the Registration Date and other than as a result of his or her initial election to the Board at an annual meeting of shareholders beginning with the 2013 Annual Meeting of Shareholders, shall, on the date he or she commences Service as an Eligible Director, automatically be granted the following Award, provided such individual has not previously been in the employ of the Corporation (or any Parent or Subsidiary):

•

a restricted stock unit award covering that number of shares of Common Stock determined (i) first by multiplying the dollar sum of Three Hundred Thousand Dollars ($300,000) by a fraction the numerator of which is the number of months (including any partial month, expressed as a fraction) that will elapse between the date he or she commences Service as an Eligible Director and the first May 5th next succeeding such Service commencement date and the denominator of which is 12 months and (ii) then, by dividing the pro-rated dollar amount so calculated by the Fair Market Value per share on such commencement date.

B. Vesting of Restricted Stock Units and Issuance of Shares. Each restricted stock unit award shall vest in a series of one or more successive equal quarterly installments over the period measured from the date of such award and ending no later than the next succeeding 5th day of May. The quarterly vesting dates shall be the 5th day of February, May, August and November each year, with the first such quarterly vesting date to be at least thirty (30) days after the date of the award and the final vesting date to be the earlier of (i) the last quarterly vesting date determined for such award in accordance with the foregoing specified dates or (ii) the day immediately preceding the date of the first annual meeting of shareholders following the date of such award. The Board member shall not vest in any additional restricted stock units following his or her cessation of service as a Board member; provided, however, that each restricted stock unit award held by an Eligible Director under the Director Automatic Grant Program will immediately vest in full upon his or her cessation of Board service by reason of death or Permanent Disability. As the restricted stock units under the Director Automatic Grant Program vest in one or more installments, the shares of Common Stock underlying those vested units shall be promptly issued; provided, however, that the Compensation Committee may allow one or more Eligible Directors to defer, in accordance with the applicable deferral election requirements in effect under Code

Section 409A and the Treasury Regulations issued thereunder, the issuance of the shares beyond the applicable vesting date to a designated date or until cessation of Board service or an earlier change in control event (as determined in accordance with such Treasury Regulations).

II.    CHANGE IN CONTROL/HOSTILE TAKE-OVER

A. In the event of any Change in Control or Hostile Take-Over while the Eligible Director remains a Board member, the following provisions shall apply:

•

The shares of Common Stock that are at the time of such Change in Control or Hostile Take-Over subject to any outstanding restricted stock units awards made to such Director under the Director Automatic Grant Program shall, immediately prior to the effective date of the Change in Control or Hostile Take-Over, vest in full and be issued to such individual as soon as administratively practicable thereafter, but in no event later than fifteen (15) business days after the effective date of such transaction; provided, however, that should there be a deferral election in effect at that time for any Eligible Director, then the issuance of the vested shares (or any other securities or consideration in which those vested shares of Common Stock may have been converted in the Change in Control or Hostile Take-Over transaction) shall be issued or distributed solely in accordance with the permissible Code Section 409A payment date or event specified in that deferral election, including that, notwithstanding anything to the contrary in the Plan, to the extent required to avoid the imposition of any excise tax under Code Section 409A, no Change in Control or Hostile Take-Over shall be deemed to occur unless such event constitutes a change in control event (as determined in accordance with Code Section 409A and the Treasury Regulations issued thereunder).

B. The existence of outstanding Awards under the Director Automatic Grant Program shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

III.    REMAINING TERMS

The remaining terms of each restricted stock unit award under the Director Automatic Grant Program shall be as set forth in the form restricted stock unit award agreement approved by the Compensation Committee to evidence the Awards made under this Article Four.

ARTICLE FIVE

MISCELLANEOUS

I.    TAX WITHHOLDING

A. The Corporation’s obligation to deliver shares of Common Stock upon the issuance, exercise or vesting of Awards under the Plan shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

B. In addition to the automatic withholding provision set forth in Section I.A.2.iv of Article Two, the Plan Administrator may, in its discretion, provide any or all Optionees or Participants to whom Awards are made under the Plan (other than the Awards made under the Director Automatic Grant Program) with the right to utilize either or both of the following methods to satisfy all or part of the Withholding Taxes to which those holders may become subject in connection with the issuance, exercise or vesting of those Awards.

Stock Withholding:    The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the issuance, exercise or vesting of those Awards a portion of those shares with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the Optionee or Participant and make a cash payment equal to such Fair Market Value directly to the appropriate taxing authorities on such individual’s behalf. The shares of Common Stock so withheld shall not reduce the number of shares of Common Stock authorized for issuance under the Plan.

Stock Delivery:    The election to deliver to the Corporation, at the time the Award is issued, exercised or vests, one or more shares of Common Stock previously acquired by such Optionee or Participant (other than in connection with the issuance, exercise or vesting triggering the Withholding Taxes) with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by such holder. The shares of Common Stock so delivered shall not be added to the shares of Common Stock authorized for issuance under the Plan.

II.    SHARE ESCROW/LEGENDS

Unvested shares issued under the Plan may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

III.    EFFECTIVE DATE AND TERM OF THE PLAN

A. The Plan shall be effective immediately on the Effective Date, provided that, awards will not be granted under the Discretionary Grant Program, the Stock Issuance Program or the Director Automatic Grant Program until any time after the Registration Date.

B. The Plan shall serve as the successor to the 1998 Plan, and no further option grants or direct stock issuances shall be made under the 1998 Plan after the Registration Date. Each outstanding award granted under the 1998 Plan shall continue to be governed solely by the terms of the 1998 Plan and other documents evidencing such award.

C. The Plan shall terminate upon the earliest to occur of (i) May 15, 2022, (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully-vested shares or (iii) the termination of all outstanding Awards in connection with a Change in Control. Should the Plan terminate prior to [May 15], 2022, all Awards outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing such Awards.

IV.    AMENDMENT OF THE PLAN

A. The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to Awards at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification. In addition, shareholder approval will be required for any amendment to the Plan that (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to receive option grants or other awards under the Plan, (iii) materially increases the benefits accruing to the Optionees and Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (iv) materially extends the term of the Plan, (v) expands the types of awards available for issuance under the Plan, (vi) would require shareholder approval under any applicable law, rule or regulation.

B. Awards may be made under the Plan that involve shares of Common Stock in excess of the number of shares then available for issuance under the Plan, provided no shares shall actually be issued pursuant to those Awards until the number of shares of Common Stock available for issuance under the Plan is sufficiently increased either by (1) the automatic annual share increase provisions of Section V.B. of Article One or (2) shareholder approval of an amendment of the Plan sufficiently increasing the share reserve. If shareholder approval is required and is not obtained within twelve (12) months after the date of the first such excess Award, then all Awards made on the basis of such excess shares shall terminate and cease to be outstanding.

V.    USE OF PROCEEDS

Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

VI.    REGULATORY APPROVALS

A. The implementation of the Plan, the grant of any Award and the issuance of shares of Common Stock in connection with the issuance, exercise or vesting of any Award made under the Plan shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards made under the Plan and the shares of Common Stock issuable pursuant to those Awards.

B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any stock exchange on which Common Stock is then listed for trading.

VII.    NO EMPLOYMENT/SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

APPENDIX

The following definitions shall be in effect under the Plan:

A. Award shall mean any of the following stock or stock-based awards authorized for issuance or grant under the Plan: stock option, stock appreciation right, direct stock issuance, restricted stock or restricted stock unit award or other stock-based award.

B. Board shall mean the Corporation’s Board of Directors.

C. Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i) a shareholder-approved merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(ii) a shareholder-approved sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation, or

(iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s shareholders or pursuant to a private transaction or series of transactions with one or more of the Corporation’s shareholders.

D. Code shall mean the Internal Revenue Code of 1986, as amended.

E. Common Stock shall mean the Corporation’s Class A Common Stock.

F. Corporation shall mean Broadcom Corporation, a California corporation, and any corporate successor to all or substantially all of the assets or voting stock of Broadcom Corporation that shall by appropriate action adopt the Plan.

G. Director Automatic Grant Program shall mean the director automatic grant program in effect under Article Four of the Plan for the Eligible Directors.

H. Discretionary Grant Program shall mean the discretionary grant program in effect under Article Two of the Plan pursuant to which stock options and stock appreciation rights may be granted to one or more eligible individuals.

I. Effective Date shall mean the date the Plan is approved by the Corporation’s shareholders at the annual meeting of shareholders held on [May 15, 2012].

J. Eligible Director shall mean a Board member who is not, at the time of such determination, an employee of the Corporation (or any Parent or Subsidiary) and who is accordingly eligible to participate in the Director Automatic Grant Program in accordance with the eligibility provisions of Articles One and Four.

K. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

L. Exercise Date shall mean the date on which the Corporation shall have received written notice of the option exercise.

M. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on the Nasdaq Global Select Market (or the Nasdaq Global Market), then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular trading hours (i.e. before after-hours trading begins) on the Nasdaq Global Select Market (or the Nasdaq Global Market) on the date in question, as such price is reported by the Nasdaq Global Select Market (or the Nasdaq Global Market) either as reported on the Nasdaq website (www.nasdaq.com), or otherwise. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time listed on any other Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular trading hours (i.e. before after-hours trading begins) on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

N. Family Member means, with respect to a particular Optionee or Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, bother-in-law or sister-in-law.

O. Hostile Take-Over shall mean either of the following events effecting a change in control or ownership of the Corporation:

(i) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s shareholders that the Board does not recommend such shareholders to accept, or

(ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be composed of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

P. Incentive Option shall mean an option that satisfies the requirements of Code Section 422.

Q. Involuntary Termination shall mean unless otherwise determined by the Plan Administrator pursuant to a specific agreement evidencing an Award, the termination of the Service of any individual that occurs by reason of:

(i) such individual’s involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

(ii) such individual’s voluntary resignation following (A) a change in his or her position with the Corporation that materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the individual’s consent.

R. Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.

S. 1998 Plan shall mean the Corporation’s 1998 Stock Incentive Plan, as amended and restated on November 11, 2010, and as in effect immediately prior to the Registration Date hereunder.

T. 1934 Act shall mean the Securities Exchange Act of 1934, as amended.

U. Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

V. Optionee shall mean any person to whom an option is granted under the Discretionary Grant or Director Automatic Grant Program.

W. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

X. Participant shall mean any person who is issued shares of Common Stock or restricted stock units or other stock-based awards under the Stock Issuance Program, and any person who is issued restricted stock units under the Director Automatic Grant Program.

Y. Permanent Disability or Permanently Disabled shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is both (i) expected to result in death or determined to be total and permanent by two (2) physicians selected by the Corporation or its insurers and acceptable to the Optionee or the Participant (or the Optionee’s or Participant’s legal representative), and (ii) to the extent the Optionee is eligible to participate in the Corporation’s long-term disability plan, entitles the Optionee or the Participant to the payment of long-term disability benefits from the Corporation’s long-term disability plan. The process for determining a Permanent Disability in accordance with the foregoing shall be completed no later than the later of (i) the close of the calendar year in which the Optionee’s or the Participant’s Service terminates by reason of the physical or mental impairment triggering the determination process or (ii) the fifteenth day of the third calendar month following such termination of Service. However, solely for purposes of the Director Automatic Grant Program, Permanent Disability or Permanently Disabled shall mean the inability of the Eligible Director to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

Z. Plan shall mean the Corporation’s 2012 Stock Incentive Plan, as set forth in this document.

AA. Plan Administrator shall mean the Compensation Committee or other committee appointed by the Board, which is authorized to administer the Discretionary Grant and Stock Issuance Programs with respect to one or more classes of eligible persons.

BB. Registration Date shall mean the date upon which the Corporation’s filing of a Form S-8 registration statement for the shares of Common Stock issuable under the Plan becomes effective.

CC. Service shall mean the performance of services for the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, an Eligible Director or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the Award made to such person. For purposes of the Plan, an Optionee or Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) the Optionee or Participant no longer performs services in any of the foregoing capacities for the Corporation or any Parent or Subsidiary or (ii) the entity for which the Optionee or Participant is performing such services ceases to remain a Parent or Subsidiary of the Corporation, even though the Optionee or Participant may subsequently continue to perform services for that entity.

DD. Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange.

EE. Stock Issuance Agreement shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock under the Stock Issuance Program.

FF. Stock Issuance Program shall mean the stock issuance program in effect under Article Three of the Plan.

GG. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

HH. 10% Shareholder shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).

II. Withholding Taxes shall mean the federal, state and local income and employment taxes to which the Optionee or Participant may become subject in connection with the issuance, exercise or vesting of the Award made to him or her under the Plan.

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

BROADCOM CORPORATION

CLASS A COMMON STOCK

PROXY FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS

MAY 15, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF BROADCOM CORPORATION

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the 2012 Annual Meeting of Shareholders (the “Annual Meeting”) to be held May 15, 2012 and the proxy statement, and appoints Scott A. McGregor and Eric K. Brandt, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Class A common stock of Broadcom Corporation (the “Company”) that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting, to be held at Broadcom’s corporate headquarters, 5300 California Avenue, Irvine, California, May 15, 2012 at 10:00 a.m. local time, and at any adjournment(s) or postponement(s) thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side.

PLEASE COMPLETE, SIGN AND DATE ON REVERSE SIDE THANK YOU FOR VOTING

5300 CALIFORNIA AVENUE

IRVINE, CALIFORNIA 92617

VOTE OVER THE INTERNET: www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 14, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. If you vote over the Internet, you DO NOT need to return your proxy card.

VOTE BY TELEPHONE: +1.800.690.6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 14, 2012. Have your proxy card in hand when you call and follow the instructions. If you vote by telephone, you DO NOT need to return your proxy card.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please mail early to ensure that your proxy card is received prior to the Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BROADCOM CORPORATION

1. To elect the following persons to serve on the Company’s Board of Directors until the next annual meeting of shareholders and/or until their successors are duly elected and qualified:	For All ☐	Withhold For All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Nominees:
01) Robert J. Finocchio, Jr. 02) Nancy H. Handel 03) Eddy W. Hartenstein 04) Maria M. Klawe, Ph.D. 05) John E. Major	06) Scott A. McGregor 07) William T. Morrow 08) Henry Samueli, Ph.D. 09) Robert E. Switz

	For	Against	Abstain
2. To approve an amendment and restatement of the Broadcom Corporation 1998 Employee Stock Purchase Plan, as previously amended
and restated, that would extend the term of the plan through May 15, 2022, and effect various technical revisions and improvements.	☐	☐	☐
	For	Against	Abstain
3. To approve the adoption of the Broadcom Corporation 2012 Stock Incentive Plan.	☐	☐	☐

4. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.	For ☐	Against ☐	Abstain ☐

The Board of Directors recommends a vote FOR the nominees listed above and a vote FOR proposals 2, 3 and 4. This proxy, when properly executed, will be voted as specified above. If no specification is made, this proxy will be voted FOR the election of the nominees listed above, FOR proposals 2, 3 and 4 and, in accordance with the discretion of the proxy holders, on such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

BROADCOM CORPORATION

CLASS B COMMON STOCK

PROXY FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS

MAY 15, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF BROADCOM CORPORATION

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the 2012 Annual Meeting of Shareholders (the “Annual Meeting”) to be held May 15, 2012 and the proxy statement, and appoints Scott A. McGregor and Eric K. Brandt, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Class B common stock of Broadcom Corporation (the “Company”) that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting, to be held at Broadcom’s corporate headquarters, 5300 California Avenue, Irvine, California, May 15, 2012 at 10:00 a.m. local time, and at any adjournment(s) or postponement(s) thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side.

PLEASE COMPLETE, SIGN AND DATE ON REVERSE SIDE THANK YOU FOR VOTING

5300 CALIFORNIA AVENUE

IRVINE, CALIFORNIA 92617

VOTE OVER THE INTERNET: www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 14, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. If you vote over the Internet, you DO NOT need to return your proxy card.

VOTE BY TELEPHONE: +1.800.690.6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 14, 2012. Have your proxy card in hand when you call and follow the instructions. If you vote by telephone, you DO NOT need to return your proxy card.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please mail early to ensure that your proxy card is received prior to the Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BROADCOM CORPORATION

1. To elect the following persons to serve on the Company’s Board of Directors until the next annual meeting of shareholders and/or until their successors are duly elected and qualified:	For All ☐	Withhold For All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Nominees:
01) Robert J. Finocchio, Jr. 02) Nancy H. Handel 03) Eddy W. Hartenstein 04) Maria M. Klawe, Ph.D. 05) John E. Major	06) Scott A. McGregor 07) William T. Morrow . 08) Henry Samueli, Ph.D. 09) Robert E. Switz

		For	Against	Abstain
2.	To approve an amendment and restatement of the Broadcom Corporation 1998 Employee Stock Purchase Plan, as previously amended
	and restated, that would extend the term of the plan through May 15, 2022, and effect various technical revisions and improvements.	☐	☐	☐
		For	Against	Abstain
3.	To approve the adoption of the Broadcom Corporation 2012 Stock Incentive Plan.	☐	☐	☐

		For	Against	Abstain
4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.	☐	☐	☐

The Board of Directors recommends a vote FOR the nominees listed above and a vote FOR proposals 2, 3 and 4. This proxy, when properly executed, will be voted as specified above. If no specification is made, this proxy will be voted FOR the election of the nominees listed above, FOR proposals 2, 3 and 4 and, in accordance with the discretion of the proxy holders, on such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date